Exhibit 10.1

Execution Version

Published Deal CUSIP No. 29088UAD9

Published Revolving Facility CUSIP No. 29088UAE7

Published Term Facility CUSIP No. 29088UAF4

AMENDED AND RESTATED CREDIT AGREEMENT

among

Expo Event Midco, Inc.,

as Holdings,

Emerald Expositions Holding, Inc.,

as the Initial Borrower,

Certain Subsidiaries of the Initial Borrower from time to time designated hereunder as

Co-Borrowers,

The Several Lenders from Time to Time Parties Hereto,

and

Bank of America, N.A.,

as Administrative Agent

Dated as of May 22, 2017

Bank of America, N.A.,

Goldman Sachs Bank USA,

Barclays Bank PLC,

RBC Capital Markets1,

Deutsche Bank Securities, Inc.,

Citigroup Global Markets Inc. and

Credit Suisse Securities (USA) LLC

as Joint Lead Arrangers and Joint Bookrunners

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

3.8	Applications	105
3.9	Letter of Credit Amounts	105

SECTION 4. REPRESENTATIONS AND WARRANTIES		105

4.1	Financial Condition	105
4.2	No Change	106
4.3	Existence; Compliance with Law	106
4.4	Power; Authorization; Enforceable Obligations	106
4.5	No Legal Bar	107
4.6	Litigation	107
4.7	Ownership of Property; Liens	107
4.8	Intellectual Property	107
4.9	Taxes	107
4.10	Federal Regulations	107
4.11	Employee Benefit Plans	107
4.12	Investment Company Act; Other Regulations	108
4.13	Environmental Matters	108
4.14	Accuracy of Information, etc.	109
4.15	Security Documents	109
4.16	Solvency	109
4.17	PATRIOT Act; FCPA; OFAC	110
4.18	Status as Senior Indebtedness	110
4.19	EEA Financial Institutions	110

SECTION 5. CONDITIONS PRECEDENT		111

5.1	Conditions to Effective Date	111
5.2	Conditions to Each Borrowing Date	112

SECTION 6. AFFIRMATIVE COVENANTS		113

6.1	Financial Statements	113
6.2	Certificates; Other Information	114
6.3	Payment of Taxes	116
6.4	Maintenance of Existence; Compliance with Law	116
6.5	Maintenance of Property; Insurance	116
6.6	Inspection of Property; Books and Records; Discussions	116
6.7	Notices	117
6.8	Environmental Laws	117
6.9	Additional Collateral, etc.	117
6.10	Credit Ratings	119
6.11	Further Assurances	120
6.12	Designation of Unrestricted Subsidiaries	120
6.13	Employee Benefit Plans	120
6.14	Use of Proceeds.	120

SECTION 7. NEGATIVE COVENANTS		121

7.1	Total First Lien Net Leverage Ratio	121

7.2	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	121
7.3	Limitation on Restricted Payments	128
7.4	Dividend and Other Payment Restrictions Affecting Subsidiaries	136
7.5	Asset Sales	138
7.6	Transactions with Affiliates	139
7.7	Liens	142
7.8	Merger, Consolidation or Sale of All or Substantially All Assets	142
7.9	[Reserved]	144
7.10	Changes in Fiscal Periods	144
7.11	Negative Pledge Clauses	144
7.12	Lines of Business	145
7.13	Amendments to Organizational Documents	145

SECTION 8. GUARANTEE		145

8.1	The Guarantee	145
8.2	Obligations Unconditional	146
8.3	Reinstatement	147
8.4	No Subrogation	147
8.5	Remedies	147
8.6	[Reserved.]	147
8.7	Continuing Guarantee	147
8.8	General Limitation on Guarantor Obligations	147
8.9	Release of Subsidiary Guarantors	148
8.10	Right of Contribution	148
8.11	Keepwell	148

SECTION 9. EVENTS OF DEFAULT		149

9.1	Events of Default	149
9.2	[Reserved]	151
9.3	Action in Event of Default	151
9.4	Right to Cure	152
9.5	Application of Proceeds	153

SECTION 10. ADMINISTRATIVE AGENT		154

10.1	Appointment and Authority	154
10.2	Rights as a Lender	155
10.3	Exculpatory Provisions	155
10.4	Reliance by Administrative Agent	156
10.5	Delegation of Duties	157
10.6	Resignation and Removal of Administrative Agent	157
10.7	Non-Reliance on Administrative Agent and Other Lenders	158
10.8	No Other Duties, Etc.	158
10.9	Administrative Agent May File Proofs of Claim; Credit Bidding	158
10.10	Collateral and Guaranty Matters	160
10.11	Intercreditor Agreements	161
10.12	Withholding Tax Indemnity	162
10.13	Indemnification	162

SECTION 11. MISCELLANEOUS		163

11.1	Amendments and Waivers	163
11.2	Notices	166
11.3	No Waiver; Cumulative Remedies	169
11.4	Survival of Representations and Warranties	169
11.5	Payment of Expenses	169
11.6	Successors and Assigns; Participations and Assignments	171
11.7	[Reserved]	176
11.8	Adjustments; Set-off	176
11.9	[Reserved]	177
11.10	Counterparts; Electronic Execution	177
11.11	Severability	177
11.12	Integration	177
11.13	Governing Law	178
11.14	Submission To Jurisdiction; Waivers	178
11.15	Acknowledgements	178
11.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	179
11.17	Confidentiality	179
11.18	Waivers Of Jury Trial	180
11.19	USA PATRIOT Act Notification	180
11.20	Maximum Amount	181
11.21	Lender Action	181
11.22	No Fiduciary Duty	181
11.23	Electronic Execution of Assignment and Certain Other Documents	182
11.24	Amended and Restated Agreement	182

SECTION 12. CO-BORROWER ARRANGEMENTS AND BORROWER REPRESENTATIVE		182

12.1	Addition of Co-Borrowers	182
12.2	Status of Co-Borrowers	183
12.3	Resignation of Co-Borrowers	184
12.4	Appointment of Borrower Representative; Nature of Relationship	184
12.5	Powers	184
12.6	Employment of Agents	184
12.7	Execution of Loan Documents	184

SCHEDULES:

1.1	Commitments
1.1-2	Issuing Lenders
1.1-3	Existing Letters of Credit
4.15	UCC Filing Jurisdictions

EXHIBITS:

A	Form of Amended and Restated Pledge and Security Agreement
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
C-1	Form of U.S. Tax Compliance Certificate
C-2	Form of U.S. Tax Compliance Certificate
C-3	Form of U.S. Tax Compliance Certificate
C-4	Form of U.S. Tax Compliance Certificate
D	Intercreditor Terms
E-1	Form of Revolving Loan Note
E-2	Form of Swingline Loan Note
E-3	Form of Term Loan Note
F	Form of Guarantor Joinder Agreement
G	Form of Borrowing and Conversion/Continuation Request
H	Form of Solvency Certificate
I	Form of Global Intercompany Note
J	Form of Swingline Borrowing Request
K	Form of Co-Borrower Joinder
L	Form of Prepayment Notice

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of May 22, 2017, among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), certain Restricted Subsidiaries (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1) from time to time designated hereunder as Co-Borrowers (together with the Initial Borrower, each a “Borrower” and, collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party hereto, the several banks, financial institutions, institutional investors and other entities from time to time party hereto as lenders (the “Lenders”), the Issuing Lenders from time to time party hereto and Bank of America, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of May 4, 2013 (such agreement, together with all schedules and exhibits thereto, as amended, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), by and between Expo Event Transco, Inc., a Delaware corporation, as buyer (“Buyer”), and VNU International B.V., a company incorporated under the laws of the Netherlands, as seller (“Seller”), Buyer acquired (the “Acquisition”) from Seller all of the capital stock of Nielsen Business Media Holding Company, a Delaware corporation (“NBM Holding”);

WHEREAS, in connection with the Acquisition, Buyer merged with and into NBM Holding, with the Buyer as the surviving corporation, and changed its name to Emerald Expositions Holding, Inc.;

WHEREAS, to finance a portion of the Acquisition and for other purposes described therein, Holdings, the Borrower, certain subsidiaries of the Borrower, Bank of America, N.A., as administrative agent, and certain lenders entered into that certain $520,000,000 Credit Agreement, dated as of June 17, 2013 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Credit Facility”; and the term loans made thereunder from time to time prior to the date hereof, the “Original Term Loans” and the revolving credit extensions made thereunder from time to time prior to the date hereof, the “Original Revolving Loans”);

WHEREAS, the Lenders have agreed to amend and restate the Original Credit Facility pursuant to this Agreement, and in connection therewith, to extend certain credit facilities to the Borrowers in an initial aggregate amount of $715,000,000, consisting of $565,000,000 in aggregate principal amount of Term Loans (as defined below) and $150,000,000 in aggregate principal amount of Revolving Commitments (as defined below) (which Revolving Commitments shall include subfacilities as set forth herein with respect to L/C Commitments and Swingline Commitments);

WHEREAS, the proceeds of the Loans (as defined below), will be used (i) to repay all Indebtedness outstanding under the Original Credit Facility, (ii) to pay fees and expenses related to the foregoing and (iii) for general corporate purposes;

WHEREAS, each of Holdings, each Borrower and the Subsidiary Guarantors has agreed to secure all of its respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject to, in each case, certain limitations set forth in the Loan Documents); and

WHEREAS, each of Holdings and the Subsidiary Guarantors has agreed to guarantee the Obligations of each Borrower and to secure their respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject to certain limitations set forth in the Loan Documents).

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Price”: as defined in the definition of “Dutch Auction.”

“Accepting Lenders”: as defined in Section 2.27(a).

“Acquired Indebtedness”: with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.

“Acquisition”: as defined in the recitals hereto.

“Acquisition Agreement”: as defined in the recitals hereto.

“Additional Lender”: at any time, any bank or other financial institution that agrees to provide any portion of any (a) Additional/Replacement Revolving Commitments, Revolving Commitment Increase or Incremental Term Loans pursuant to an Incremental Amendment in accordance with Section 2.24 or (b) Permitted Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.25; provided that (i) the Administrative Agent, each Issuing Lender and the Swingline Lender shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Additional Lender if such consent would be required under Section 11.6(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Additional Lender, (ii) the Borrower Representative shall have consented to such Additional Lender and (iii) if such Additional Lender is an Affiliated Lender, such Additional Lender must comply with the limitations and restrictions set forth in Section 11.6(b)(iv).

“Additional/Replacement Revolving Commitments”: as defined in Section 2.25(a).

“Administrative Agent”: Bank of America, together with its affiliates, as the administrative agent for the Lenders and as the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacities.

“Affiliate”: with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Lender”: the Sponsor, any Debt Fund Affiliate or any Non-Debt Fund Affiliate.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Effective Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Discount”: as defined in the definition of “Dutch Auction.”

“Applicable Margin”: with respect to:

(a) any Revolving Loan, (i) initially, 3.00% per annum in the case of Eurodollar Loans and 2.00% per annum in the case of ABR Loans and (ii) from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 6.2(c)), commencing with the first full fiscal quarter of the Initial Borrower ending after the Effective Date, wherein the Total First Lien Net Leverage Ratio is (A) greater than 2.75 to 1.00, 3.00% per annum in the case of Eurodollar Loans and 2.00% per annum in the case of ABR Loans, (B) less than or equal to 2.75 to 1.00 and greater than 2.50 to 1.00, 2.75% per annum in the case of Eurodollar Loans and 1.75% per annum in the case of ABR Loans, and (C) less than or equal to 2.50 to 1.00, 2.50% per annum in the case of Eurodollar Loans and 1.50% per annum in the case of ABR Loans;

(b) any Initial Term Loan, (i) initially, 3.00% per annum in the case of Eurodollar Loans and 2.00% per annum in the case of ABR Loans and (ii) from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 6.2(c)), commencing with the first full fiscal quarter of the Initial Borrower ending after the Effective Date, wherein the Total First Lien Net Leverage Ratio is (A) greater than 2.75 to 1.00, 3.00% per annum in the case of Eurodollar Loans and 2.00% per annum in the case of ABR Loans and (B) less than or equal to 2.75 to 1.00, 2.75% per annum in the case of Eurodollar Loans and 1.75% per annum in the case of ABR Loans;

(c) any Incremental Term Loan, the Applicable Margin shall be as set forth in the Incremental Amendment relating to the Incremental Term Commitment in respect of such Incremental Term Loan;

(d) any Other Term Loan or any Other Revolving Loan, the Applicable Margin shall be as set forth in the Refinancing Amendment relating to such Loan; and

(e) any Extended Term Loan or any Extended Revolving Loan, the Applicable Margin shall be as set forth in the Loan Modification Agreement relating to such Loan.

Any increase or decrease in the Applicable Margin resulting from a change in the Total First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(c); provided that the pricing level as set forth above in clause (a)(ii)(A) and (b)(ii)(A), as applicable, shall apply as of (x) the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) the first Business Day after an Event of Default under Section 9.1(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that any financial statements delivered pursuant to Section 6.1 or a Compliance Certificate delivered pursuant to Section 6.2(c) are shown to be inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder when such inaccuracy is discovered and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower Representative shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period and (ii) from and after the date such corrected Compliance Certificate is delivered, the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall interest be calculated by reference to the higher Applicable Margin prior to the date such corrected Compliance Certificate is delivered). For the avoidance of doubt, the nonpayment of any interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the default rate set forth in Section 2.14(c)) as a result thereof.

“Applicable Requirements”: in respect of any Indebtedness, Indebtedness that satisfies the following requirements:

(a) other than Customary Bridge Financings and Permitted Early Maturity Indebtedness: (i) if such Indebtedness constitutes First Lien Obligations, such Indebtedness (x) does not mature prior to the then Latest Maturity Date and (y) does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Loans; and (ii) for any other Indebtedness, such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the then Latest Maturity Date at the time such Indebtedness is incurred (excluding, for the avoidance of doubt, any Indebtedness repaid or satisfied and discharged on the date of such incurrence);

(b) if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Intercreditor Agreement (or any Intercreditor Agreement has been amended or replaced in a manner reasonably acceptable to the Administrative Agent), which results in such Senior Representative having rights to share in the Collateral on a pari passu basis or a junior lien basis, as applicable;

(c) to the extent such Indebtedness is secured, it is not secured by any property or assets of Holdings, the Initial Borrower or any Restricted Subsidiary other than the Collateral (it being agreed that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be incurred by Non-Guarantor Subsidiaries pursuant to Section 7.2 may be secured by assets of Non-Guarantor Subsidiaries;

(d) if such Indebtedness is incurred by (i) any Non-Guarantor Subsidiary, such Indebtedness shall not be guaranteed by any Loan Party and (ii) any Borrower or any Guarantor, such Indebtedness shall not be guaranteed by any Person other than the Borrowers or the Guarantors and shall not have any obligors other than the Borrowers or the Guarantors; and

(e) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions and financial covenants) are (i) taken as a whole, not materially more favorable to the providers of such Indebtedness than those set forth in the Loan Documents, (ii) applicable only after the then Latest Maturity Date, (iii) reasonably acceptable to the Administrative Agent, (iv) terms that are conformed (or added) to the Loan Documents for the benefit of the applicable Lender pursuant to an amendment between the Administrative Agent and the applicable Borrowers or (v) on market terms for “high yield” notes of the type being incurred at the time of incurrence (it being agreed that such Indebtedness may be in the form of notes or a credit agreement);

provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days (or a shorter period acceptable to the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Initial Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition, unless the Administrative Agent notifies the Initial Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Electronic Communications”: as defined in Section 11.2.

“Approved Fund”: as defined in Section 11.6(b)(ii).

“Asset Sale”:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale Leaseback Transaction) of the Initial Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than (1) directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law or (2) Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued in compliance with Section 7.2), other than to the Initial Borrower or another Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case other than:

(a) a sale, exchange, transfer or other disposition of Cash Equivalents or Investment Grade Securities or uneconomical, obsolete, damaged, unnecessary, surplus, unsuitable or worn out equipment or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Initial Borrower (on a consolidated basis) in a manner pursuant to Section 7.8;

(c) any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under Section 7.3;

(d) any disposition of assets of the Initial Borrower or any Restricted Subsidiary or the issuance or sale of Equity Interests of any Restricted Subsidiary, with an aggregate Fair Market Value of less than the greater of $35,000,000 and 20% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period;

(e) any transfer or disposition of property or assets by a Restricted Subsidiary to the Initial Borrower or by the Initial Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(f) sales of assets received by the Initial Borrower or any Restricted Subsidiary upon the foreclosure on a Lien;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the unwinding of any Hedging Obligations;

(i) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable into a notes receivable;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business and dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(k) any financing transaction with respect to property built or acquired by the Initial Borrower or any Restricted Subsidiary, including Sale Leaseback Transactions permitted under this Agreement;

(l) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Initial Borrower and its Restricted Subsidiaries, as a whole, as determined in good faith by the Initial Borrower, which in the event of an exchange of assets with a Fair Market Value in excess of (i)

$10,000,000 shall be evidenced by an Officer’s Certificate and (ii) $15,000,000 shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Initial Borrower (or any direct or indirect parent thereof);

(m) the grant in the ordinary course of business of any license or sub-license of patents, trademarks, know-how and any other intellectual property;

(n) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement or the Loan Documents;

(o) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(p) foreclosures, condemnations or any similar action on assets;

(q) the sale (without recourse) of receivables (and related assets) pursuant to customary market factoring arrangements;

(r) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(s) transfer of property pursuant to a Recovery Event; and

(t) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Initial Borrower are no longer commercially reasonable to maintain or are not material to the conduct of the business of the Initial Borrower and its Restricted Subsidiaries taken as a whole.

“Asset Sale Percentage”: 100%; provided that the Asset Sale Percentage shall be reduced to (i) 50% if the Total First Lien Net Leverage Ratio, as of the most recently completed Test Period, is less than or equal to 3.50 to 1.00 and greater than 3.00 to 1.00 and (ii) 0% if the Total First Lien Net Leverage Ratio, as of the most recently completed Test Period, is less than or equal to 3.00 to 1.00.

“Assignee”: as defined in Section 11.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.

“Auction Purchase”: a purchase of Loans or Commitments pursuant to a Dutch Auction (x) in the case of a Permitted Auction Purchaser, in accordance with the provisions of Section 11.6(b)(iii) or (y) in the case of an Affiliated Lender, in accordance with the provisions of Section 11.6(b)(iv).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit at such time.

“Bank of America”: Bank of America, N.A., acting in its individual capacity, and its successors.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereinafter in effect, or any successor statute.

“Bail-in Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-in Legislation”: means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Basel III”: the Basel Committee on Banking Supervision’s (the “Committee”) revised rules relating to capital requirements set out in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Guidance for national authorities operating the countercyclical capital buffer” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” published by the Committee in December 2010, “Revisions to the Basel II market risk framework” published by the Committee in February 2011, the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Committee in November 2011, as amended, supplemented or restated, and any further guidance or standards published by the Committee in connection with these rules.

“Beneficially Own”: as defined within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; “Beneficial Ownership” shall have a correlative meaning.

“Benefited Lender”: as defined in Section 11.8(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: as to any Person, the board of directors or managers, sole member or managing member, or other governing body, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower” or “Borrowers”: as defined in the preamble hereto.

“Borrower Notice”: as defined in Section 6.9(b).

“Borrower Representative”: as defined in Section 12.4.

“Borrowing” a Revolving Borrowing, a Swingline Borrowing or a Term Borrowing, as the context may require.

“Borrowing Date”: any Business Day specified by any Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit G.

“Business”: as defined in Section 4.13(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Calculation Date”: (i) with respect to Section 7.1 and the definitions of “Applicable Margin”, “Asset Sale Percentage”, “Commitment Fee Rate” and “ECF Percentage”, the last day of the applicable period of four consecutive fiscal quarters and (ii) otherwise, the applicable date that the Fixed Charge Coverage Ratio, Total First Lien Net Leverage Ratio, Total Net Secured Leverage Ratio or Total Net Leverage Ratio is tested.

“Cancellation” or “Cancelled”: the cancellation, termination and forgiveness by Permitted Auction Purchaser of all Loans, Commitments and related Obligations acquired in connection with an Auction Purchase or other acquisition of Term Loans, which cancellation shall be consummated as described in Section 11.6(b)(iii)(C) and the definition of “Eligible Assignee.”

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person or any Restricted Subsidiary during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment”, “capital expenditures” or comparable items reflected in the consolidated statement of cash flows of the Initial Borrower and its Restricted Subsidiaries.

“Capital Stock”: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP. For the avoidance of doubt, “Capitalized Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Effective Date.

“Captive Insurance Subsidiary”: any direct or indirect Subsidiary of the Initial Borrower that bears financial risk or exposure relating to insurance or reinsurance activities and any segregated accounts associated with any such Person.

“Cash Collateral”: as defined in the definition of “Collateralize.”

“Cash Collateral Account” as defined in Section 3.2(b).

“Cash Collateralize”: as defined in Section 3.2(b).

“Cash Contribution Amount”: the aggregate amount of cash contributions made to the capital of any Borrower or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents”:

(1) U.S. dollars, Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union and local currencies held by the Initial Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business in connection with any business conducted by such Person in such jurisdiction;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, the United Kingdom or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000, in the case of U.S. banks, and $100,000,000 (or the foreign currency equivalent thereof), in the case of non-U.S. banks, and whose long-term debt is rated with an Investment Grade Rating by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of any Borrower) rated at least “P-1/A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state or commonwealth of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8) credit card receivables that are readily collectible into cash;

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10) instruments equivalent to those referred to in clauses (1) through (8) above denominated in Euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made.

“Cash Management Agreement”: any agreement to provide Cash Management Services.

“Cash Management Obligations”: all obligations, including guarantees thereof, of any Group Member to a Cash Management Provider that has appointed in writing the Administrative Agent as its collateral agent in a manner reasonably acceptable to the Administrative Agent and has agreed in writing with the Administrative Agent that it is providing Cash Management Services to one or more Group Members arising from transactions in the ordinary course of business of any Group Member, to the extent such obligations are primary obligations of a Loan Party or are guaranteed by a Loan Party.

“Cash Management Provider”: any Person that, as of the Effective Date or as of the date it enters into any Cash Management Agreement, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent, a Lender, in its capacity as a counterparty to such Cash Management Agreement.

“Cash Management Services”: any cash management facilities or services, including (i) treasury, depositary and overdraft services, automated clearinghouse transfer of funds (ii) foreign exchange, netting and currency management services and (iii) purchase cards, credit or debit cards, electronic funds transfer, automated clearinghouse arrangements or similar services.

“CFC”: any “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: at any time, (a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Initial Borrower and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders, (b) the Initial Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Initial Borrower, or any direct or indirect parent of the Initial Borrower that holds directly or indirectly an amount of Voting Stock of the Initial Borrower such that the Initial Borrower is a Subsidiary of such holding company, unless (i) the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Initial Borrower (or any direct or indirect parent of the Initial Borrower that holds directly or indirectly an amount of Voting Stock of the Initial Borrower such that the Initial Borrower is a Subsidiary of such holding company) or (ii) during any period of twelve (12) consecutive months immediately prior to such time, a majority of the seats (other than vacant seats) on the board of directors of the Initial Borrower (or any direct or indirect parent of the Initial Borrower that holds directly or indirectly an amount of Voting Stock of the Initial Borrower such that the Initial Borrower is a Subsidiary of such holding company) shall be occupied by persons who were (x) members of the board of directors of the Initial Borrower (or such parent company) on the Effective Date or nominated by one or more Permitted Holders or Persons nominated by one or more Permitted Holders or (y) appointed by directors so nominated, (c) Holdings shall fail to Beneficially Own Capital Stock of the Initial Borrower representing 100% of the total voting power represented by the issued and outstanding Capital Stock of the Initial Borrower or (d) a “change of control” or similar event shall occur under any other Indebtedness of any Group Member incurred pursuant to Section 7.2(a), 7.2(b)(iv), 7.2(b)(v), 7.2(b)(vi), 7.2(b)(xx) or 7.2(b)(xxiii) or any Refinancing Indebtedness in respect of the foregoing, in each case the outstanding principal amount of which exceeds $15,000,000.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Other Revolving Commitments, Extended Revolving Commitments, Term Commitments, Incremental Term Commitments, Other Term Commitments or Extended Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Other Revolving Loans, Extended Revolving Loans, Term Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans. Other Term Commitments, Extended Term Commitments, Other Term Loans, Extended Term Loans, Other Revolving Commitments, Extended Revolving Commitments (and the Other Revolving Loans and Extended Revolving Loans made pursuant thereto) and Incremental Term Loans made pursuant to any Incremental Amendment that have different terms and conditions shall be construed to be in different Classes.

“Co-Borrower Joinder”: a joinder agreement, in substantially the form of Exhibit K hereto or otherwise reasonably acceptable to the Administrative Agent, pursuant to which a Co-Borrower agrees to become an obligor in respect of Borrowings under this Agreement.

“Co-Borrowers”: Restricted Subsidiaries of the Initial Borrower from time to time designated by the Initial Borrower to the Administrative Agent as “borrowers” with respect to Borrowings in accordance with Section 12, and “Co-Borrower” means any one of them.

“Code”: the Internal Revenue Code of 1986, as amended from time to time (except as indicated otherwise with respect to the definition of FATCA).

“Collateral”: all of the assets and property of the Loan Parties and any other Person, now owned or hereafter acquired, whether real, personal or mixed, upon which a Lien is purported to be created by any Security Document; provided, however, that the Collateral shall not include any Excluded Assets.

“Collateralize”: to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent or (ii) issue back to back letters of credit for the benefit of the Issuing Lenders in a form and substance reasonably satisfactory to the Administrative Agent, in each case, in an amount not less than 100% of the outstanding L/C Obligations.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee”: as defined in Section 2.8(a).

“Commitment Fee Rate”: initially, 0.50% per annum, and from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 6.2(c)), commencing with the Compliance Certificate delivered in respect of the first full fiscal quarter of the Initial Borrower ending after the Effective Date, wherein the Total First Lien Net Leverage Ratio is (x) greater than 3.50 to 1.00, 0.50% per annum and (y) less than or equal to 3.50 to 1.00, 0.375% per annum.

“Committed Loan Notice”: means a notice of (a) a Term Borrowing, (b) a Revolving Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.2(a), shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Initial Borrower.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings or any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or any Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Consolidated Current Assets”: at any date, all amounts (other than Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Initial Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Initial Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Initial Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein.

“Consolidated EBITDA”: with respect to the Initial Borrower and its Restricted Subsidiaries for any period, the Consolidated Net Income of the Initial Borrower and its Restricted Subsidiaries for such period:

(1) increased (without duplication) by:

(a) provision for Taxes based on income or profits or capital (or Taxes based on revenue in lieu of Taxes based on income or profits or capital), including, without limitation, federal, foreign, state, local, franchise, unitary, property, excise, value added and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income and payroll taxes related to stock compensation costs, including (i) an amount equal to the amount of Tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 7.3(b)(xii) which shall be included as though such amounts had been paid as income Taxes directly by such Person and (ii) penalties and interest related to such taxes or arising from any tax examinations; plus

(b) consolidated Fixed Charges of the Initial Borrower and its Restricted Subsidiaries for such period (including (x) bank fees and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (1)(y) thereof, in each case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Non-Cash Charges of the Initial Borrower and its Restricted Subsidiaries for such period to the extent such non-cash charges were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses (including legal and professional expenses) or charges (other than depreciation or amortization expense) related to any Equity Offering, Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness, including a refinancing thereof, and any amendment or modification to the terms of any such transaction (in each case, (i) including any such transactions consummated prior to the Effective Date, (ii) whether or not such transaction is undertaken but not completed, (iii) whether or not such transaction is permitted by this Agreement and (iv) including any such transaction incurred by any direct or indirect parent company of the Initial Borrower to the extent deducted (and not added back) in computing Consolidated Net Income), including such fees, expenses or charges related to the Transactions, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charges, accruals or reserves and business optimization expense deducted (and not added back) in such period in computing Consolidated Net Income, including any such costs Incurred in connection with acquisitions before or after the Effective Date (including entry into new markets/channels and new tradeshows) and costs related to the closure, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing; plus

(f) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary of Holdings deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor and the Management Investors to the extent otherwise permitted under Section 7.6 to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(i) the “run rate” of cost savings, operating expense reductions, restructuring charges and expenses and synergies that are expected to be realized as a result of actions with respect to which substantial steps have been, will be, or are expected to be taken within 24 months after the date of any acquisition, disposition, divestiture, restructuring or the implementation of a cost savings or other similar initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions or substantial steps are expected to be taken within 24 months after the consummation of the acquisition, disposition, divestiture, restructuring or the implementation of an initiative, as applicable, which is expected to result in cost savings, operating expense reductions, restructuring charges and expenses or synergies and (B) no cost savings, operating expense reductions, restructuring charges and expenses or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided that the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses and synergies added pursuant to this clause (i) in any such period shall not exceed 25% of Consolidated EBITDA (after giving effect to this clause (i)) for such period; plus

(j) [reserved];

(k) [reserved];

(l) for purposes of determining compliance with the maximum Total First Lien Net Leverage Ratio required under Section 7.1, the Cure Amount, if any, received by the Initial Borrower for such period and permitted to be included in Consolidated EBITDA pursuant to Section 9.4; plus

(m) the Tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4), (7) and (8) of the definition thereof; plus

(n) earn-out obligations incurred in connection with any Permitted Acquisition or other Investment permitted hereunder and paid or accrued during such period, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of the Initial Borrower and its Restricted Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and

(3) increased (by losses) or decreased (by gains) by (without duplication) the application of FASB Interpretation No. 45 (Guarantees).

For purposes of this definition:

(1) if any periodic tradeshow, exhibition, conference or other event (a “Periodic Event”) that is typically produced by the Initial Borrower or any Restricted Subsidiary one time per quarterly period, semiannual period, fiscal year or Multi-Year Period (as defined below), as the case may be (each such period, an “Event Period”), shall have occurred more than once during such Event Period, the tradeshow gross margin related to the occurrences of such Periodic Event in such Event Period other than the most recently completed occurrence shall be excluded;

(2) the tradeshow gross margin related to any Periodic Event that will be typically produced by the Initial Borrower or any Restricted Subsidiary one time in a period of two or more fiscal years (a “Multi-Year Period”) shall be prorated across such Multi-Year Period by dividing the tradeshow gross margin of such Periodic Event at occurrence by the number of fiscal years in such Multi-Year Period, and the calculation of Consolidated EBITDA for each fiscal year in such Multi-Year Period shall only include such pro rata amount; and

(3) if any Periodic Event shall not have occurred during an Event Period (a “Lapsed Event Period”), but is scheduled to occur (i) within the immediately following fiscal year for purposes of a Periodic Event that is not a multi-year Periodic Event or (ii) within the immediately succeeding Event Period for purposes of a multi-year Periodic Event, then the calculation of Consolidated EBITDA relating to the Lapsed Event Period shall include the tradeshow gross margin of the most recently completed occurrence of the Periodic Event preceding the Lapsed Event Period, as if such Periodic Event had occurred during the Lapsed Event Period.

The adjustments and tradeshow gross margin described in clauses (1) through (3) of this paragraph (each, for purposes of this definition, a “scheduling adjustment”) shall be calculated by a responsible financial or accounting officer of the Initial Borrower in good faith and, for the avoidance of doubt, shall be made without duplication in all respects.

Notwithstanding the foregoing, Consolidated EBITDA (a) for the fiscal quarter ended March 31, 2017, shall be deemed to be $77,873,000, (b) for the fiscal quarter ended December 31, 2016, shall be deemed to be $1,133,000, (c) for the fiscal quarter ended September 30, 2016, shall be deemed to be $57,438,000 and (d) for the fiscal quarter ended June 30, 2016, shall be deemed to be $25,748,000, in each case subject to add-backs and adjustments (without duplication) pursuant to this definition and the definition of “Pro Forma Basis” for the applicable period.

“Consolidated Interest Expense”: with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (u) penalties and interest relating to Taxes, (v) any “additional interest” or “penalty interest” with respect to any securities, (w) any accretion or accrued interest of discounted liabilities, (x) amortization of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and (y) any expensing of bridge, commitment and other financing fees, cost of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Initial Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity— Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income”: with respect to the Initial Borrower and its Restricted Subsidiaries for any period, the aggregate of the Net Income of the Initial Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) any after-Tax effect of extraordinary, infrequent, non-recurring, non-operating or unusual gains, losses, income or expenses (including all fees and expenses relating thereto) (including costs and expenses relating to the Transactions and the IPO), tradeshow start up costs, severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses or payments and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP, shall be excluded,

(3) any net after-Tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-Tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any net after-Tax effect of gains or losses (including all fees and expenses relating thereto) attributable to business dispositions or asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Initial Borrower, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be excluded; provided that the Consolidated Net Income of the Initial Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of the definition of Excess Cash Flow and determining the amount available for Restricted Payments under Section 7.3(a)(3)(A), the Net Income for such period of any Restricted Subsidiary (other than any Co-Borrower or Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Initial Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Initial Borrower or any Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any net after-Tax effect of adjustments (including the effects of such adjustments pushed down to the Initial Borrower and its Restricted Subsidiaries) in component amounts or any line item in such Person’s consolidated financial statements (including, but not limited to any step-ups with respect to re-valuing assets and liabilities) pursuant to GAAP and related authoritative pronouncements resulting from the application in accordance with GAAP of purchase accounting in relation to any investment, acquisition, merger or consolidation (or reorganization or restructuring) that is consummated (whether prior to or after the Effective Date) or the depreciation, amortization or write-off of any amounts thereof, shall be excluded,

(8) any net after-Tax income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9) any impairment charge or expense, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulations, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) [reserved],

(11) any fees and expenses or other charges (including any make whole premium or penalties) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Indebtedness, Equity Offering, refinancing transaction or amendment or modification of any debt instrument (in each case, (i) including any such transactions consummated prior to the Effective Date, (ii) whether or not such transaction is undertaken but not completed, (iii) whether or not such transaction is permitted by this Agreement and (iv) including any such transaction incurred by any direct or indirect parent company of the Initial Borrower) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established and not reversed within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP shall be excluded,

(13) an amount equal to the amount of tax distributions actually made to holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with Section 7.3(b)(xii) shall be excluded as though such amounts had been paid as income taxes directly by such Person for such period,

(14) any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded,

(15) non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded,

(16) any non-cash rent, non-cash interest expense and non-cash interest income shall be excluded; provided that, if any such non-cash item represents an accrual or reserve for potential cash item in any future period, (i) the Initial Borrower may elect not to exclude such non-cash item in the current period and (ii) to the extent the Initial Borrower elects to exclude such non-cash item, the cash payment in respect thereof in such future period shall reduce or increase, as applicable, Consolidated Net Income in such future period to the extent paid;

(17) any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures or tax asset valuation allowances shall be excluded;

(18) earn-out and other contingent consideration obligations and adjustments thereto incurred in connection with any Permitted Acquisition or other Investment permitted hereunder and paid or accrued during such period (whether such Permitted Acquisition or Investment was consummated before or after the Effective Date) shall be excluded; and

(19) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging”; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from foreign exchange adjustments, including currency translation or transaction gains or losses, and gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

Solely for purposes of calculating Consolidated EBITDA, the Net Income of the Initial Borrower and its Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.

In addition, to the extent not already accounted for in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Initial Borrower has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, (x) for the purpose of Section 7.3 only (other than clauses (a)(3)(E) and (a)(3)(F) therein), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Initial Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Initial Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Initial Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (a)(3)(E) and (a)(3)(F) therein and (y) for the purpose of the definition of Excess Cash Flow only, there shall be excluded the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Initial Borrower or any Restricted Subsidiary thereof.

“Consolidated Non-Cash Charges”: with respect to the Initial Borrower and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Initial Borrower’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment, non-cash compensation, non-cash rent and other non-cash expenses of the Initial Borrower and its Restricted Subsidiaries reducing Consolidated Net Income of the Initial Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid.

“Consolidated Total Debt”: as of any date of determination, the aggregate principal amount of Indebtedness described in clauses (1)(a) and (1)(b) (and, solely with respect to the definition of “Total Net Leverage Ratio” and “Total Net Secured Leverage Ratio”, clause (1)(d)) of the definition of “Indebtedness” of the Initial Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Term Loans; provided, that the amount of revolving Indebtedness under this Agreement and any other revolving credit facility shall be computed based upon the period-ending value of such Indebtedness during the applicable period; provided, further, that Consolidated Total Debt shall not include obligations in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Consolidated Working Capital Adjustment”: for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than (in which case the Consolidated Working Capital Adjustment will be a negative number)) Consolidated Working Capital as of the end of such period.

“Contingent Obligations”: with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness”: Indebtedness of any Borrower or any Guarantor in an aggregate principal amount not greater than the aggregate amount of (i) cash contributions (other than Excluded Contributions, any contributions received in connection with the exercise of the Cure Right or any such cash contributions that have been used to make a Restricted Payment) made to the equity capital of any Borrower after the Effective Date and (ii) 100% of the aggregate net cash proceeds of sales to Holdings of additional Equity Interests of the Initial Borrower after the Effective Date, provided that:

(1) such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on or about the Incurrence date thereof; and

(2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on or about the Incurrence date thereof.

“Cure Amount”: as defined in Section 9.4(a).

“Cure Right”: as defined in Section 9.4(a).

“Customary Bridge Financings”: bridge financing having a final maturity date (including by giving effect to automatic rollovers and extensions) no later than one year following the date of issuance or incurrence thereof (without giving effect to any amendments, waivers or extensions) and otherwise on customary market terms for bridge financings in connection with the issuance of “high yield” securities at the relevant time.

“Debt Fund Affiliate”: an Affiliate of the Sponsor (other than Holdings, the Borrowers or any of their Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business with respect to which the Sponsor and its Affiliates (other than Debt Fund Affiliates) do not directly or indirectly possess the power to direct or cause the direction of the investment policies of such entity.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds”: as defined in Section 2.11(f).

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has refused (whether verbally or in writing) to fund (and has not retracted such refusal), or has failed to fund, any portion of the Term Loans, Revolving Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder (collectively, its “Funding Obligations”) within one (1) Business Day of the date required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), (b) has notified the Administrative Agent or a Loan Party in writing that it does not intend to (or will not be able to) satisfy such Funding Obligations or has made a public statement to that effect with respect to its Funding Obligations or under any other agreement in which it commits to extend credit (unless such writing or public statement states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (d) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its Funding Obligations; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s receipt of such confirmation, or (e) has, or has a direct or indirect parent company that has, (i) admitted in writing that it is insolvent or pay its debts as they become due, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a substantial part of its assets or a custodian appointed for it, (iv) is or becomes subject to a forced liquidation, (v) makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its assets to be insolvent or bankrupt, (vi) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or action or (vii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender under this clause (e) solely by virtue of the ownership or acquisition of any equity interest in that Lender or the existence of an Undisclosed Administration in respect of that Lender (or, in such any case, any direct or indirect parent company thereof) by a Governmental Authority so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Defaulting Lender Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to an Issuing Lender, such Defaulting Lender’s Pro Rata Share of the Outstanding Amount of

L/C Obligations of such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Designated Non-cash Consideration”: the Fair Market Value of non-cash consideration received by the Initial Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock”: Preferred Stock of the Initial Borrower or any direct or indirect parent of the Initial Borrower, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Initial Borrower or any of the Subsidiaries or an employee stock ownership plan or trust established by the Initial Borrower or any of the Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on or about the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.3(a)(3).

“Disposition”: with respect to any property (including Capital Stock of the Initial Borrower or any Restricted Subsidiary thereof), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of any Restricted Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender”: each competitor of the Initial Borrower or any of its Subsidiaries identified by name and designated in writing from time to time to the Administrative Agent and any of such competitor’s Affiliates clearly identifiable as such by name; provided that any Person that is a Lender and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Effective Date or at the time it became a Lender) shall be deemed to not be a Disqualified Lender hereunder. The list of Disqualified Lenders shall be made available to all Lenders by posting such list to SyndTrak or another similar electronic system. As of the Effective Date, no Disqualified Lenders have been identified to the Administrative Agent.

“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the Asset Sale and Change of Control provisions applicable to the Term Facility and any prepayment requirement triggered thereby may not become operative until compliance with the Asset Sale and Change of Control provisions applicable to the Term Facility),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the Term Facility (other than as a result of a change of control or asset sale to the extent permitted under clause (1) above); provided, however, that only the portion of

Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Initial Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Initial Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, however, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members), of the Initial Borrower, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Initial Borrower or a Restricted Subsidiary thereof has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Initial Borrower (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings, the Initial Borrower or their Subsidiaries; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of Holdings organized under the laws of the United States, any state within the United States or the District of Columbia.

“DRE Excluded Subsidiary”: any Domestic Subsidiary of Holdings that (i) is a non-operating subsidiary, (ii) is treated as a disregarded entity for U.S. federal income tax purposes and (iii) holds, directly or through one or more non-operating entities which are treated as disregarded entities for U.S. federal income tax purposes, Capital Stock or indebtedness of one or more CFCs or Excluded Domestic Subsidiaries.

“Dutch Auction”: one or more purchases (each, a “Purchase”) by a Permitted Auction Purchaser or an Affiliated Lender (either, a “Purchaser”) of Term Loans; provided that, each such Purchase is made on the following basis:

(a) (i) the Purchaser will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis Term Loans, in an aggregate principal amount as is specified by such Purchaser (the “Term Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Term Loans to be purchased (it being understood that different Offer Prices and/or Term Loan Purchase Amounts, as applicable, may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this definition); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice and (ii) the Term Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Administrative Agent shall not be less than $10,000,000 in the aggregate;

(b) such Purchaser will allow each Lender holding the Class of Term Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Term Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of Term Loans at which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);

(c) based on the Acceptable Prices and Reply Amounts of the Term Loans as are specified by the Lenders, such Purchaser will determine the applicable discount (the “Applicable Discount”), which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Term Loan Purchase Amount and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Term Loan Purchase Amount or the highest Acceptable Price that is less than or equal to the Offer Price;

(d) such Purchaser shall purchase Term Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount at the Applicable Discount (such Term Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;

(e) such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Term Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

(f) the Purchase shall be consummated pursuant to and in accordance with Section 11.6(b) and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Purchaser) reasonably acceptable to the Administrative Agent (provided that, subject to the proviso of clause (g) of this definition, such Purchase shall be required to be consummated no later than five (5) Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);

(g) upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 11.6(b) and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Administrative Agent; and

(h) purchases by a Permitted Auction Purchaser of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.

“ECF Percentage”: 50%; provided that the ECF Percentage shall be reduced to (i) 25% if the Total First Lien Net Leverage Ratio, as of the most recently completed Test Period, is less than or equal to 3.50 to 1.00 and greater than 3.00 to 1.00 and (ii) 0% if the Total First Lien Net Leverage Ratio, of the most recently completed Test Period, is less than or equal to 3.00 to 1.00.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having the authority to exercise Write-Down and Conversion Powers.

“Effective Date”: May 22, 2017.

“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys commercial loans in the ordinary course; provided that “Eligible Assignee” (x) shall include (i) Debt Fund Affiliates and Affiliated Lenders, subject to the provisions of Section 11.6(b)(iv) and (ii) Permitted Auction Purchasers, subject to the provisions of Section 11.6(b)(iii), and solely to the extent that such Permitted Auction Purchasers purchase or acquire Term Loans pursuant to a Dutch Auction and effect a Cancellation immediately upon such contribution, purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent and (y) shall not include any Disqualified Lender, any natural person or the Initial Borrower, Holdings or any of their Affiliates (other than as set forth in this definition).

“Engagement Letter”: the engagement letter, dated as of May 5, 2017, among the Joint Lead Arrangers, the Initial Borrower and the other parties thereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment, each as now or may at any time hereafter be in effect.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering”: any public or private sale after the Effective Date of common stock or Preferred Stock of the Initial Borrower or any direct or indirect parent of the Initial Borrower, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to such Person’s common stock registered on Form S-8; and

(2) an issuance to any Restricted Subsidiary.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loans”: Loans that bear interest at a rate based on the definition of Eurodollar Rate, other than any ABR Loan.

“Eurodollar Rate”:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c) if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be 0.00% for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Reserve Percentage”: for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurodollar liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if positive, of

(a) the sum, without duplication, of

(i) Consolidated Net Income for such Excess Cash Flow Period,

(ii) the amount of all Consolidated Non-Cash Charges deducted in arriving at such Consolidated Net Income, but excluding any such Consolidated Non-Cash Charges representing an accrual or reserve for a potential cash item in any future period,

(iii) the Consolidated Working Capital Adjustment for such Excess Cash Flow Period,

(iv) the aggregate net amount of non-cash loss on the Disposition of property by the Initial Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income,

(v) the amount of Tax expense in excess of the amount of Taxes paid in cash during such Excess Cash Flow Period to the extent such Tax expense was deducted in determining Consolidated Net Income for such period, and

(vi) cash receipts in respect of Swap Agreements during such Excess Cash Flow Period to the extent not otherwise included in Consolidated Net Income, over

(b) the sum, without duplication, of

(i) the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing a reversal of an accrual or reserve described in clause (a)(ii)),

(ii) the aggregate amount actually paid by the Initial Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures (other than Indebtedness under any revolving facility) and Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (iii) was previously delivered),

(iii) the aggregate amount of Capital Expenditures, Permitted Acquisitions and other Investments permitted hereunder that any Group Member shall, during such Excess Cash Flow Period, become obligated to make within the 100 day period following the end of such Excess Cash Flow Period but that are not made during such Excess Cash Flow Period; provided that the Initial Borrower shall deliver a certificate to the Administrative Agent not later than 100 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Initial Borrower and certifying that such Capital Expenditure, Permitted Acquisition or other Investment permitted hereunder, as applicable, will be made in the following Excess Cash Flow Period; provided, further, however, that if such Capital Expenditures, Permitted Acquisition or other Investment permitted hereunder, as applicable, are not actually made in cash within 100 days after the end of such Excess Cash Flow Period, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period,

(iv) to the extent not deducted in determining Consolidated Net Income, Permitted Tax Distributions and Taxes of any Group Member that were paid in cash during such Excess Cash Flow Period,

(v) all mandatory prepayments of the Term Loans pursuant to Section 2.11 made during such Excess Cash Flow Period as a result of any Asset Sale or Recovery Event, but only to the extent that such Asset Sale or Recovery Event resulted in a corresponding increase in Consolidated Net Income,

(vi) the aggregate amount actually paid by the Initial Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Permitted Acquisitions or other Investments permitted hereunder (including any earn out payments, but excluding (x) the principal amount of Indebtedness incurred in connection with such expenditures (other than Indebtedness incurred under any revolving credit facility) and (y) the proceeds of equity contributions to, or equity issuances by, Holdings which are contributed to the Initial Borrower to finance such expenditures),

(vii) to the extent not funded with the proceeds of Indebtedness (other than Indebtedness incurred under any revolving credit facility (other than the Revolving Facility)), (x) the aggregate amount of all regularly scheduled principal payments of Funded Debt made on their due date during such Excess Cash Flow Period and (y) payments in respect of Capitalized Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income,

(viii) to the extent not funded with the proceeds of Indebtedness (other than Indebtedness in respect of any revolving credit facility (other than the Revolving Facility)), the aggregate amount of all optional prepayments, repurchases and redemptions of Indebtedness (other than (x) the Loans and (y) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) made during such Excess Cash Flow Period,

(ix) the aggregate net amount of non-cash gains on the Disposition of property by the Initial Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(x) to the extent not funded with proceeds of Indebtedness (other than Indebtedness incurred under any revolving credit facility), the aggregate amount of all Restricted Payments made in cash pursuant to Section 7.3(a) during such Excess Cash Flow Period, any cash payments made in respect of long-term liabilities other than Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term liabilities,

(xi) any cash payments that are made during such Excess Cash Flow Period and have the effect of reducing an accrued liability that was not accrued during such period,

(xii) the amount of Taxes paid in cash during such Excess Cash Flow Period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period,

(xiii) to the extent not funded with the proceeds of Indebtedness (other than Indebtedness under any revolving credit facility) or deducted in determining Consolidated Net Income, Restricted Payments made under Section 7.3(b)(iv), (b)(v), (b)(vi), (b)(viii), (b)(xii), (b)(xiii) and (b)(xxiv),

(xiv) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Initial Borrower and any Restricted Subsidiary during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness,

(xv) cash expenditures in respect of Swap Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income,

(xvi) the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income,

(xvii) the amount of Cash Equivalents subject to cash collateral or other deposit arrangements made with respect to Letters of Credit or Swap Agreements; provided, that if such Cash Equivalents cease to be subject to those arrangements, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period when such arrangements cease,

(xviii) a reserve established by the Initial Borrower or any Restricted Subsidiary in good faith in respect of deferred revenue that any Group Member generated during such Excess Cash Flow Period; provided that, to the extent all or any portion of such deferred revenue is not returned to customers during the immediately succeeding Excess Cash Flow Period or otherwise included in the Consolidated Net Income in the immediately subsequent year, such deferred revenue shall be added back to Excess Cash Flow for such subsequent Excess Cash Flow Period,

(xix) cash payments by Initial Borrower and its Restricted Subsidiaries in respect of long term liabilities to the extent not deducted in arriving at such Consolidated Net Income; provided that no such payments are with respect to long term liabilities with an Affiliate of the Initial Borrower (or are guaranteed by an Affiliate of the Initial Borrower), and

(xx) amounts added to Consolidated Net Income pursuant to clauses (1), (3), (4), (11) and (13) of the definition of “Consolidated Net Income.”

“Excess Cash Flow Application Date”: as defined in Section 2.11(b).

“Excess Cash Flow Period”: each fiscal year of the Initial Borrower beginning with the fiscal year ending on or about December 31, 2018.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Assets”: shall mean (i)(A) all owned real property and (B) all leasehold property, (ii) any vehicles and other assets subject to certificates of title (other than to the extent perfection of the security interest in such assets is accomplished solely by the filing of UCC financing statement), (iii) letter of credit rights (other than to the extent perfection of the security interest therein is accomplished solely by the filing of UCC financing statement) and commercial tort claims where the applicable Grantor has a reasonable expectation of recovery of less than $20,000,000; (iv) any assets the granting of a security interest in which is prohibited by law (including restrictions in respect of margin stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), contract or requires third-party or government consents (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the granting or assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding any applicable prohibition) or results in material adverse Tax, accounting or regulatory consequences as reasonably determined by the Initial Borrower, (v)(A) any margin stock and (B) Capital Stock in an Excluded Subsidiary (but the Capital Stock of any Excluded Subsidiary referred to in clause (a)(i) of the definition thereof shall be an “Excluded Asset” only in the event and to the extent the pledge of such Capital Stock is prohibited by the terms of its Organizational Documents or joint venture documents), (vi)

any assets where the cost of obtaining a security interest in, or perfection of a security interest in, such assets exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Initial Borrower), (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby, (viii) any lease, license, agreement or similar arrangement permitted hereunder to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrowers or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (ix) any Cash Equivalents (other than proceeds of Collateral as to which perfection of the security interest in such proceeds is accomplished solely by the filing of UCC financing statement), deposit and securities accounts (including securities entitlements and related assets) and any other assets requiring perfection through control agreements or perfection by “control” (other than in respect of (a) certificated equity interests in the Borrowers and material wholly-owned Restricted Subsidiaries thereof otherwise required to be pledged and (b) the Global Intercompany Note), (x) any intent-to-use Trademark (as defined in the Security Agreement) application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark (as defined in the Security Agreement) application, or any registration issuing therefrom, under applicable federal law, (xi) any assets of or indebtedness owed to or owing by any Excluded Domestic Subsidiary, DRE Excluded Subsidiary, Foreign Subsidiary or Immaterial Subsidiary, (xii) any property subject to a capital lease, purchase money security interest or, in the case of property of a Loan Party acquired after the Effective Date, pre-existing secured indebtedness not incurred in anticipation of the acquisition by the applicable Loan Party, to the extent that the granting of a security interest in such property would be prohibited under the terms of such capital lease, purchase money financing or secured indebtedness, (xiii) any Capital Stock of Unrestricted Subsidiaries, Captive Insurance Subsidiaries, joint ventures and special purpose entities and (xiv) any Capital Stock of an Excluded Domestic Subsidiary, a DRE Excluded Subsidiary or a Foreign Subsidiary, other than 65% of the total outstanding Capital Stock of an Excluded Domestic Subsidiary, DRE Excluded Subsidiary or Foreign Subsidiary that, in each case, is directly owned by a Borrower or a Guarantor.

“Excluded Contributions”: the net cash proceeds and Cash Equivalents or Fair Market Value of assets or property received by or contributed to the Borrowers or the Guarantors after the Effective Date from:

(1) contributions to their common or preferred equity capital, and

(2) the sale (other than to the Initial Borrower or a Restricted Subsidiary thereof or management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) of the Initial Borrower or any direct or indirect parent, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Initial Borrower on or about the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, the proceeds of which are excluded from the calculation set forth in Section 7.3(a)(3).

“Excluded Domestic Subsidiary”: any Subsidiary of the Initial Borrower that is a (i) Domestic Subsidiary that directly or indirectly has no material assets other than Capital Stock or indebtedness of one or more direct or indirect Foreign Subsidiaries that are CFCs or (ii) a direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a CFC.

“Excluded ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that is not a Qualified ECP Guarantor at the time such Swap Obligation is incurred.

“Excluded Subsidiary”: (a) any Subsidiary of the Initial Borrower (i) that is not a Wholly Owned Subsidiary (provided that such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary), (ii) which is an Immaterial Subsidiary (provided that such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary is no longer an Immaterial Subsidiary), (iii) for which the granting of a pledge or security interest would be prohibited or restricted by applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), whether on the Effective Date or thereafter or by contract existing on the Effective Date, or, if such Subsidiary is acquired after the Effective Date, by contract existing when such Subsidiary is acquired (so long as such prohibition is not created in contemplation of such acquisition), including any requirement to obtain the consent of any Governmental Authority or third party (unless such consent has been obtained), (iv) for which the provision of a Guarantee would result in material adverse Tax consequences (as reasonably determined in good faith by the Initial Borrower), (v) for which the cost of providing a Guarantee is excessive in relation to the value afforded thereby (as reasonably determined by the Initial Borrower) and (b) any Captive Insurance Subsidiary, not-for-profit subsidiary or special purpose entity, or any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness as assumed Indebtedness (and not Incurred in contemplation of such Permitted Acquisition) (and any Restricted Subsidiary thereof that guarantees such Indebtedness), in each case to the extent such Indebtedness prohibits such Subsidiary from becoming a Guarantor; provided that, notwithstanding the foregoing clauses (a) and (b), the Initial Borrower may in its sole discretion designate any Excluded Subsidiary as a Subsidiary Guarantor and in connection therewith shall comply with the provisions of Section 6.9.

“Excluded Swap Obligation”: any obligation (a “Swap Obligation”) of any Excluded ECP Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Extended Revolving Commitments”: one or more Classes of extended Revolving Commitments that result from a Permitted Amendment.

“Extended Revolving Loans”: the Revolving Loans made pursuant to any Extended Revolving Commitment or otherwise extended pursuant to a Permitted Amendment.

“Extended Term Commitments”: one or more Classes of extended Term Commitments hereunder that result from a Permitted Amendment.

“Extended Term Loans”: one or more classes of extended Term Loans that result from a Permitted Amendment.

“Facility”: (a) any Term Facility and (b) any Revolving Facility, as the context may require.

“Fair Market Value”: with respect to any Investment, asset, property or transaction, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Initial Borrower).

“FATCA”: as defined in Section 2.19(a).

“Federal Funds Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Payment Date”: (a) the last Business Day of each March, June, September and December, (b) the Revolving Termination Date and (c) the date the Total Revolving Commitments are reduced to zero.

“Financial Compliance Date”: any date on which the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations (excluding (i) L/C Obligations in respect of Letters of Credit that have been Collateralized and (ii) other L/C Obligations in an amount not to exceed $10,000,000) of the Initial Borrower exceeds 35% of the Revolving Commitments as of such date.

“First Lien Obligations”: obligations that are secured by a Lien on the Collateral on a pari passu basis with the Revolving Commitments (without regard to control of remedies).

“First Priority Refinancing Revolving Facility”: as defined in the definition of “Permitted First Priority Refinancing Debt.”

“Fixed Charge Coverage Ratio”: with respect to the Initial Borrower and its Restricted Subsidiaries for any period, the ratio of Consolidated EBITDA of the Initial Borrower and its Restricted Subsidiaries for such period to the Fixed Charges of the Initial Borrower and its Restricted Subsidiaries for such period, calculated on a Pro Forma Basis.

“Fixed Charges”: with respect to any Person for any period, the sum of

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries;

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Subsidiary”: any Subsidiary of the Initial Borrower that is not a Domestic Subsidiary.

“Forms”: as defined in Section 2.19(d).

“FRB”: the Board of Governors of the Federal Reserve System of the United States.

“Funded Debt”: as to any Person, all Indebtedness described in clauses (1)(a), (1)(b) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) and (1)(d) of the definition of “Indebtedness” of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Funding Default”: as defined in Section 2.17(d).

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower Representative and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America that are in effect on the Effective Date. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then at the Initial Borrower’s request, the Administrative Agent shall enter into negotiations with the Initial Borrower in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Initial Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Initial Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred (other than for purposes of delivery of financial statements under Section 6.1(a) and (b)). “Accounting Changes” refers to changes in accounting principles (i) required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC or (ii) otherwise proposed by the Initial Borrower to, and approved by, the Administrative Agent.

“Global Intercompany Note”: a note substantially in the form of Exhibit I.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Initial Borrower and its Restricted Subsidiaries.

“guarantee”: as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person.

“Guarantee”: as defined in Section 8.2.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Initial Borrower in good faith.

“Guarantor Joinder Agreement”: an agreement substantially in the form of Exhibit F.

“Guarantor Obligations”: as defined in Section 8.1.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedging Obligations”: with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity Swap Agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to manage or protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdings”: as defined in the preamble hereto.

“Immaterial Subsidiary”: each Restricted Subsidiary (i) which, as of the most recent fiscal quarter of the Initial Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.1, contributed less than five percent (5%) of Consolidated EBITDA for such period and (ii) which had assets with a fair market value of less than five percent (5%) of the Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Total Assets attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA for any such period or ten percent (10%) of Total Assets as of the end of any such fiscal quarter, the Initial Borrower (or, in the event the Initial Borrower has failed to do so within twenty (20) days, the Administrative Agent) shall designate sufficient Restricted Subsidiaries as no longer being “Immaterial Subsidiaries” as to eliminate such excess, and such designated Restricted Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

“Incremental Amendment”: as defined in Section 2.24(c).

“Incremental Facility”: any Class of Incremental Term Commitments, Additional/Replacement Revolving Commitments or Revolving Commitment Increases and the extensions of credit made thereunder, as the context may require.

“Incremental Facility Closing Date”: as defined in Section 2.24(c).

“Incremental Loan”: any Class of Incremental Term Loans or Incremental Revolving Loans, as the context may require.

“Incremental Revolving Lender”: as defined in Section 2.24(a).

“Incremental Revolving Loans”: as defined in Section 2.24(a).

“Incremental Term Commitments”: as defined in Section 2.24(a).

“Incremental Term Lender”: as defined in Section 2.24(a).

“Incremental Term Loans”: as defined in Section 2.24(a).

“Incremental Term Loan Maturity Date”: the date on which an Incremental Term Loan matures as set forth in the Incremental Amendment relating to such Incremental Term Loan.

“Incremental Term Percentage”: as to any Incremental Term Lender at any time, the percentage which such Lender’s Incremental Term Commitments then constitutes of the aggregate Incremental Term Commitments then outstanding.

“Incremental Yield Differential”: as defined in Section 2.24(a)(viii).

“Incur”: with respect to any Indebtedness, issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness”: with respect to any Person:

(1) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, assets or business, except (x) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor and (y) any acquisition earn-out obligations, (d) in respect of Capitalized Lease Obligations or (e) representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, provided that Indebtedness of any direct or indirect parent of the Initial Borrower appearing upon the balance sheet of the Initial Borrower solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations described in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, obligations described in clause (1) of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations Incurred in the ordinary course of business, (b) Other Obligations associated with other post-employment benefits and pension plans, (c) any operating leases as such an instrument would be determined in accordance with GAAP on the date of this Agreement, (d) in connection with the purchase by the Initial Borrower or its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may be entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing until thirty (30) days after such obligation becomes contractually due and payable, (e) deferred or prepaid revenues, (f) any Capital Stock other than Disqualified Stock, (g) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (h) earn-out or similar obligations, (i) intercompany indebtedness made in the ordinary course of business and having a term not exceeding 364 days and (j) premiums payable to, and advance commissions or claims payments from, insurance companies shall in each case be deemed not to constitute Indebtedness.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnitee”: as defined in Section 11.5.

“Independent Financial Advisor”: an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Initial Borrower, its direct or indirect parent, qualified to perform the task for which it has been engaged.

“Initial Borrower”: as defined in the preamble hereto.

“Initial Term Loan”: a Loan made on the Effective Date pursuant to Section 2.1.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property Security Agreement”: any patent, trademark or copyright security agreement (in form and substance reasonably satisfactory to the Administrative Agent) that the Loan Parties enter into with the Administrative Agent for the benefit of the Secured Parties.

“Intercreditor Agreement”: any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Borrowers, the Guarantors and one or more Senior Representatives in respect of such Indebtedness or any other party, as the case may be, substantially on terms set forth on Exhibit D (except to the extent otherwise reasonably agreed by the Initial Borrower and the Required Lenders, which changes will be deemed approved by each Lender who has not objected within five (5) Business Days following the posting thereof by the Administrative Agent to the Lenders (or such other time as reasonably agreed by the Administrative Agent and the Initial Borrower)) and such other terms that are reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time with the consent of the Administrative Agent (such consent not be unreasonably withheld, conditioned or delayed).

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December (commencing on June 30, 2017) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Eurodollar Loan (except in the case of the repayment or prepayment of all Loans or, as to any Revolving Loan, the Revolving Termination Date or such earlier date on which the Revolving Commitments are terminated), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the last Business Day of each March, June, September and December (commencing on June 30, 2017), and the Revolving Termination Date.

“Interest Period”: as to any Eurodollar Loan, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (in each case, subject to availability), or (if available to all Lenders under the relevant Facility) such other period that is twelve months or less than one month thereafter, as selected by the applicable Borrower in its irrevocable notice of borrowing, continuation or conversion, substantially in the form of Exhibit G, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Borrower may select an Interest Period under any Revolving Facility that would extend beyond the Revolving Termination Date and no Borrower (with respect to the Term Loans and any Incremental Term Loans) may select an Interest Period under the Term Facility or any Incremental Term Loans, as applicable, beyond the date final payment is due on the Term Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) the applicable Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan during an Interest Period for such Loan; and

(v) if the applicable Borrower shall fail to specify the Interest Period in any notice of borrowing of, conversion to, or continuation of, Eurodollar Loans, the applicable Borrower shall be deemed to have selected an Interest Period of one month.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities”:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have an Investment Grade Rating;

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments”: with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances or extensions of credit to customers and, vendors, commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.3:

(1) “Investments” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Initial Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Initial Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Initial Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Initial Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Initial Borrower.

For the avoidance of doubt, a guarantee by the Initial Borrower or a Restricted Subsidiary of the obligations of another Person (the “primary obligor”) shall not be deemed to be an Investment by the Initial Borrower or such Restricted Subsidiary in the primary obligor to the extent that such obligations of the primary obligor are in favor of the Initial Borrower or any Restricted Subsidiary thereof, and in no event shall (x) a guarantee of an operating lease or other business contract of the Initial Borrower or any Restricted Subsidiary or (y) intercompany indebtedness among the Initial Borrower and the Restricted Subsidiaries made in the ordinary course of business and having a term not exceeding 364 days be deemed an Investment.

“IPO”: the initial public offering of common stock of Emerald Exposition Events, Inc., a Delaware corporation and the direct parent company of Holdings, which initial public offering closed on May 3, 2017.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: Bank of America or any of its affiliates, each in its capacity as issuer of any Letter of Credit, and each other Lender or Affiliate of a Lender that is reasonably acceptable to the Administrative Agent and the Initial Borrower that agrees, pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Initial Borrower, to be bound by the terms hereof applicable to such Issuing Lender.

“Joint Bookrunners”: collectively, the Joint Bookrunners listed on the cover page hereof.

“Joint Lead Arrangers”: collectively, the Joint Lead Arrangers listed on the cover page hereof.

“Junior Lien Obligations”: obligations that are secured on a junior Lien basis to the Revolving Commitments.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loans, Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment.

“Laws”: collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance”: with respect to each L/C Participant, such L/C Participant’s funding of its participation in any Letter of Credit in accordance with Section 3.4(a).

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or Refinanced as a Revolving Borrowing.

“L/C Commitment”: $30,000,000.

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.9 and, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: the collective reference to all the Revolving Lenders other than each Issuing Lender.

“L/C Sublimit”: with respect to any Issuing Lender, (i) the amount set forth opposite the name of such Issuing Lender on Schedule 1.1-2 or (ii) such other amount specified in the agreement by which such Issuing Lender becomes an Issuing Lender hereunder.

“Lender Presentation”: the Lender Presentation dated May 8, 2017 and furnished to certain Lenders.

“Lenders”: as defined in the preamble hereto; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lenders.

“Letter of Credit Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

“Letter of Credit Expiration Date”: the day that is five (5) Business Days prior to the scheduled Revolving Termination Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letters of Credit”: as defined in Section 3.1(a).

“LIBO Screen Rate”: as defined in the definition of Eurodollar Rate.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” shall mean any (a) Permitted Acquisition or other Investment permitted hereunder, including by way of merger, amalgamation or consolidation, by the Initial Borrower or one or more of the Restricted Subsidiaries or Investment whose consummation is not conditioned on the availability of, or on obtaining, third-party financing or (b) any redemption satisfaction and discharge or repayment of Indebtedness or preferred stock requiring irrevocable notice in advance of such redemption, satisfaction and discharge or repayment; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Transaction, shall not include any Consolidated Net Income of, or attributable to, the target company or assets associated with any such Limited Condition Transaction unless and until the closing of such Limited Condition Transaction shall actually have occurred.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, any Intercreditor Agreement, the Notes, the Security Documents, a Refinancing Amendment, if any, an Incremental Amendment, if any, a Co-Borrower Joinder, if any, and a Loan Modification Agreement, if any.

“Loan Modification Agent”: as defined in Section 2.27(a).

“Loan Modification Agreement”: as defined in Section 2.27(b).

“Loan Modification Offer”: as defined in Section 2.27(a).

“Loan Parties”: the collective reference to the Borrowers and the Guarantors.

“Majority Facility Lenders”: (a) with respect to any Revolving Facility, the Majority Revolving Lenders with respect to such Revolving Facility and (b) with respect to any Term Facility, the Majority Term Lenders with respect to such Term Facility.

“Majority Revolving Lenders”: at any time with respect to any Revolving Facility, (i) prior to the termination of all Revolving Commitments with respect to such Revolving Facility, non-Defaulting Lenders holding more than 50% of the Total Revolving Commitments and (ii) after the termination of all the Revolving Commitments with respect to any Revolving Facility, non-Defaulting Lenders holding more than 50% of the Total Revolving Extensions of Credit with respect to such Revolving Facility.

“Majority Term Lenders”: at any time with respect to any Term Facility, Term Lenders that are non-Defaulting Lenders having Term Loans and unused and outstanding Term Commitments with respect to such Term Facility representing more than 50% of the sum of all Term Loans outstanding and unused and outstanding Term Commitments with respect to such Term Facility at such time.

“Management Investor”: any Person who is a director, officer or otherwise a member of management of the Initial Borrower, any of its Restricted Subsidiaries or any of the Initial Borrower’s direct or indirect parent companies on the Effective Date.

“Mandatory Prepayment Date”: as defined in Section 2.11(f).

“Margin Stock”: as set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization”: an amount equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Initial Borrower, Holdings or any direct or indirect parent company thereof on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.3(b)(viii) multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such shares of common Capital Stock are traded for the thirty (30) consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, liabilities, operations, financial condition or operating results of the Initial Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party hereunder or thereunder.

“Materials of Environmental Concern”: any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, urea-formaldehyde insulation, molds, fungi, mycotoxins, and radioactivity, or radiofrequency radiation that are regulated pursuant to, or which could give rise to liability under, Environmental Law or the release of which or exposure to which could have an adverse effect on human health or to the environment.

“Maximum Amount”: as defined in Section 11.20(a).

“Minimum Extension Condition”: as defined in Section 2.27(c).

“Moody’s”: Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets the proceeds thereof actually received in the form of Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Recovery Event or other sale of assets (other than any Lien pursuant to a Security Document), (iii) Taxes paid and the Initial Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable Taxes required to be paid by any Group Member in connection with such Asset Sale, Recovery Event or other sale of assets, (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale, Recovery Event or other sale of assets owing by any Group Member in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to any Group Member from the sale price for such Asset Sale, Recovery Event or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (vii) other customary fees and expenses actually incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof (after taking into account the reduction in Tax liability resulting from any available operating losses and net operating loss carryovers, Tax credits, and Tax credit carry forwards, and similar Tax attributes or deductions and any Tax sharing arrangements), and (b) in connection with any issuance or sale of Capital Stock or any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.

“Net Income”: with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“New York UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“NFIP”: as defined in Section 6.9(b).

“Non-Debt Fund Affiliate”: any Affiliate of Holdings other than (i) Holdings or any Subsidiary of Holdings, (ii) any Debt Fund Affiliate and (iii) any natural person.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-Guarantor Subsidiary”: any Restricted Subsidiary that is not a Loan Party.

“Non-Opinion Subsidiary”: each Restricted Subsidiary (i) which, as of the most recent fiscal quarter of the Initial Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.1, contributed less than ten percent (10%) of Consolidated EBITDA for such period and (ii) which had assets with a fair market value of less than ten percent (10%) of the Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Total Assets attributable to all Restricted Subsidiaries that are Non-Opinion Subsidiaries exceeds fifteen percent (15%) of Consolidated EBITDA for any such period or fifteen percent (15%) of Total Assets as of the end of any such fiscal quarter, the Initial Borrower (or, in the event the Initial Borrower has failed to do so within twenty (20) days, the Administrative Agent) shall designate sufficient Restricted Subsidiaries as no longer being “Non-Opinion Subsidiaries” to eliminate such excess, and such designated Restricted Subsidiaries shall no longer constitute Non-Opinion Subsidiaries under this Agreement. For the purposes of this definition, Consolidated EBITDA and Total Assets shall be measured on the basis of the Consolidated EBITDA and Total Assets of the Loan Parties, and shall exclude the Consolidated EBITDA and Total Assets of any non-Guarantor Subsidiaries.

“Non-U.S. Lender”: as defined in Section 2.19(d).

“Note”: a Term Loan Note, a Revolving Loan Note or a Swingline Loan Note.

“Notice of Intent to Cure”: a certificate of a Responsible Officer of the Initial Borrower delivered to the Administrative Agent, with respect to each period of four consecutive fiscal quarters for which a Cure Right will be exercised, on the earlier of the date the financial statements required under Section 6.1(a) or (b) have been or were required to have been delivered with respect to the most recent end of such period of four fiscal quarters, which certificate shall contain a computation of the applicable Event of Default and notice of intent to cure such Event of Default through the issuance of Permitted Cure Securities as contemplated under Section 9.4.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans or the maturity of Cash Management Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Group Member, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, and all other obligations and liabilities of any Group Member

(including with respect to guarantees) to the Administrative Agent, any Lender or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Specified Swap Agreement (other than, in the case of any Excluded ECP Guarantor, any Excluded Swap Obligations arising thereunder) or any Specified Cash Management Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Group Member pursuant to any Loan Document), guarantee obligations or otherwise.

“OFAC”: as defined in Section 4.17(c)(v).

“Offer Price”: as defined in the definition of “Dutch Auction.”

“Officer”: the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, any Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Controller, the Treasurer, the Assistant Treasurer or the Secretary of any Borrower.

“Officer’s Certificate”: a certificate signed on behalf of the Initial Borrower or any other Group Member by any Responsible Officer thereof.

“OID”: with respect to any Term Loan or Revolving Facility (or repricing thereof), or any Incremental Term Loan, Additional/Replacement Revolving Commitments or Revolving Commitment Increase, as the case may be, the amount of any original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid or payable by the Borrowers, but excluding any arrangement, structuring, commitment or other fees payable in connection therewith that are not shared with all Lenders in the primary syndication thereof, which excluded fees shall not be included and equated to the interest rate.

“Onex”: Onex Corporation.

“Organizational Document”: (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Applicable Indebtedness”: as defined in Section 2.11(c).

“Other Obligations”: any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Other Obligations with respect to the Loans shall not include fees or indemnification in favor of third parties other than the Secured Parties.

“Other Revolving Commitments”: one or more Classes of revolving credit commitments hereunder or extended Revolving Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans”: the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes”: any and all present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies (including any penalties, interest and additional amounts with respect thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Commitments”: one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans”: one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount”: (a) with respect to the Term Loans, Revolving Loans and Swingline Loans on any date, the amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant”: as defined in Section 11.6(c)(i).

“Participant Register”: as defined in Section 11.6(c)(i).

“PATRIOT Act”: USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009), as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: as defined in clause (23) of the definition of “Permitted Investments.”

“Permitted Amendment”: an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.27, providing for an extension of the maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change to the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change to the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Asset Swap”: the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Initial Borrower or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 2.11(c).

“Permitted Auction Purchaser”: the Initial Borrower or Holdings.

“Permitted Credit Agreement Refinancing Debt”: (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred or Other Revolving Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or Refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Commitments hereunder (including any successive Permitted Credit Agreement Refinancing Debt) (any such extended, renewed, replaced or Refinanced Term Loans, Revolving Loans or Revolving Commitments, “Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes or relates to any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Credit Agreement Debt (and, in the case of Refinanced Credit Agreement Debt consisting, in whole or in part, of unused Revolving Commitments or Other Revolving Commitments, the amount thereof) plus an amount equal to unpaid and accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees, original issue discount and underwriting discounts), (ii) in the case of Other Revolving Commitments and Other Revolving Loans, there shall be no required repayment thereof (other than in connection with a voluntary reduction of commitments or availability thereunder) prior to the maturity thereof and (iii) such Refinanced Credit Agreement Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is issued, incurred or obtained; provided that to the extent that such Refinanced Credit Agreement Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments (or Revolving Loans or Other Revolving Loans incurred pursuant to any Revolving Commitments or Other Revolving Commitments), such Revolving Commitments or Other Revolving Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is issued, incurred or obtained.

“Permitted Cure Securities”: any Qualified Equity Interest in Holdings.

“Permitted Early Maturing Indebtedness”: Indebtedness in an aggregate amount not to exceed $75,000,000.

“Permitted First Priority Refinancing Debt”: any secured Indebtedness incurred by any Borrower in the form of one or more series of senior secured notes or senior secured term loans (each, a “First Priority Refinancing Term Facility”) or one or more senior secured revolving credit facilities (each, a “First Priority Refinancing Revolving Facility”); provided that (i) such Indebtedness constitutes First Lien Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Initial Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Initial Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders”: (i) the Sponsor, (ii) the Management Investors, (iii) any Person that has no material assets other than the Capital Stock of the Initial Borrower and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Initial Borrower, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clauses (i) or (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Initial Borrower or of a Permitted Holder specified in clause (iii) above (a “Permitted Holder Group”), so long as no Person or other “group” (other than a Permitted Holder specified in clauses (i) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group.

“Permitted Investments”:

(1) Investments by the Initial Borrower or any Restricted Subsidiary in the Initial Borrower or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) (x) any Investment by the Initial Borrower or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Initial Borrower or a Restricted Subsidiary and (y) any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets, including earnouts, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 7.5 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (x) existing on the Effective Date, (y) made pursuant to binding commitments in effect on the Effective Date and (z) that replaces, Refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, Refinanced, refunded, renewed or extended except to the extent required by the terms of such Investment on the Effective Date;

(6) loans and advances to, and guarantees of Indebtedness of, employees of the Initial Borrower (or any of its direct or indirect parent companies) or a Restricted Subsidiary thereof not in excess of the greater of $10,000,000 and 6.5% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Investment is made) outstanding at any one time, in the aggregate;

(7) any Investment acquired by the Initial Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Initial Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Initial Borrower of such other Investment or accounts receivable, (b) in good faith settlement of delinquent obligations of, and other disputes with Persons who are not Affiliates or (c) as a result of a foreclosure by the Initial Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 7.2(b)(xii);

(9) Investments by the Initial Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (9), not to exceed the greater of $75,000,000 and 50% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Investment is made) in the aggregate;

(10) loans and advances to (or guarantees of Indebtedness of) future, present or former officers, directors, employees and consultants for business related travel expenses (including entertainment expense), moving and relocation expenses, Tax advances, payroll advances and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase or other acquisition for value of Equity Interests of the Initial Borrower or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Initial Borrower (or any direct or indirect parent company thereof) in good faith;

(11) Investments the payment for which consists of Equity Interests of the Initial Borrower (other than Disqualified Stock) or any direct or indirect parent of the Initial Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.3(a)(3);

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.6 (except transactions described in clauses (b)(ii), (b)(v), (b)(ix)(B) and (b)(xxiv) therein);

(13) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) guarantees issued in accordance with Section 7.2 and Section 6.9;

(15) [reserved];

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment (including without limitation prepayments to suppliers in the ordinary course of business) or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 7.5;

(18) Investments in (i) joint ventures of the Initial Borrower or any of its Restricted Subsidiaries, (ii) any Similar Business or (iii) any Unrestricted Subsidiary, having an aggregate Fair Market Value (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (18), not to exceed the greater of $40,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Investment is made) in the aggregate;

(19) Investments of a Restricted Subsidiary acquired after the Effective Date or of an entity merged into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 7.8 after the Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(20) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(21) the acquisition of assets or Capital Stock solely in exchange for the issuance of common equity securities of the Initial Borrower (or any direct or indirect parent thereof);

(22) unlimited Investments; provided that both before and after giving effect to such Investment (i) no Default or Event of Default has occurred or is continuing and (ii) the Total Net Leverage Ratio, on a Pro Forma Basis as of the most recently completed Test Period, does not exceed 3.75 to 1.00; and

(23) acquisitions by the Initial Borrower or any Restricted Subsidiary of the majority of the Capital Stock of Persons or of assets constituting a division or business unit of, or all or substantially all of the assets of a Person (each a “Permitted Acquisition”); provided that (i) no Event of Default under Section 9.1(a) or 9.1(g) has occurred or is continuing both before and after giving effect to such Permitted Acquisition, (ii) the line of business of the acquired entity shall be similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by the Initial Borrower and its Restricted Subsidiaries, (iii) any Person acquired shall become, and any Person acquiring assets shall be, a Restricted Subsidiary (unless designated as an Unrestricted Subsidiary) and (iv) Holdings, the Initial Borrower or such Restricted Subsidiary, as applicable, shall take, and shall cause such Person to take, any actions required under Section 6.9 in connection therewith (it being understood that no such action shall be required to be taken under Section 6.9 solely as a result of the application of this clause (23)).

“Permitted Liens”: with respect to any Group Member:

(1) pledges or deposits by such Person in connection with workmen’s compensation, employment or unemployment insurance and other types of social security legislation, employee source deductions, goods and services Taxes, sales Taxes, municipal Taxes and pension fund obligations, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses, sublicenses or similar agreements to which such Person is a party, performance and return of money bonds and other similar obligations incurred in the ordinary course of business, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds or statutory bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction contractors’ and mechanics’ and other like Liens, in each case for sums not overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are being maintained in accordance with GAAP;

(3) Liens for Taxes, assessments or other governmental charges (i) not overdue for more than thirty (30) days or (ii) which are being contested in good faith by appropriate proceedings if (a) adequate reserves with respect thereto are being maintained on the books of such Person in accordance with GAAP (or in the case of any Foreign Subsidiary, the accounting principles applicable in the relevant jurisdiction) or (b) they are immaterial to the Initial Borrower and its Restricted Subsidiaries taken as a whole;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements, or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, leases, subleases, encroachments, protrusions, easements or reservations of, or rights of others for, licenses, sublicenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which, in each case, do not in the aggregate materially impair their use in the operation of the business of such Person taken as a whole;

(6) Liens Incurred to secure Other Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.2(b)(i), (b)(iv), (b)(vi), (b)(vii), (b)(xiv), (b)(xv), (b)(xvi), (b)(xxiii)(1)(a)(II), (b)(xxiii)(1)(c), (b)(xxiii)(2) or (b)(xxix); provided that, (A) in the case of Section 7.2(b)(vii), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its Affiliates, (B) in the case of Section 7.2(b)(vi) such Indebtedness complies with the Applicable Requirements, (C) in the case of Section 7.2(b)(xv), such guarantee may only be subject to Liens to the extent the underlying Indebtedness may be subject to any Liens and (D) in the case of Section 7.2(b)(xxix)(A), such Lien extends only to the assets of such Non-Guarantor Subsidiaries;

(7) (i) Liens securing the Obligations and (ii) Liens existing on the Effective Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Initial Borrower or any Restricted Subsidiary (other than the proceeds or products of such assets, property or shares of stock or improvements thereon);

(9) Liens on assets or on property at the time the Initial Borrower or a Restricted Subsidiary acquired such assets or property, including any acquisition by means of a merger or consolidation with or into the Initial Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Initial Borrower or any Restricted Subsidiary (other than the proceeds or products of such assets or property or shares of stock or improvements thereon);

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Initial Borrower or another Restricted Subsidiary permitted to be Incurred pursuant to Section 7.2;

(11) Liens securing Hedging Obligations in an amount not to exceed the greater of $20,000,000 and 12.5% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Lien is created or Incurred);

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Initial Borrower or any Restricted Subsidiaries;

(14) Liens arising from UCC financing statement filings regarding operating leases or consignments entered into by the Initial Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Borrower or any Guarantor;

(16) pledges and deposits made in the ordinary course of business to secure liability to insurance carriers, insurance companies and brokers;

(17) Liens on the Equity Interests and Indebtedness of Unrestricted Subsidiaries and joint ventures that are not Restricted Subsidiaries;

(18) grants of software and other technology licenses in the ordinary course of business;

(19) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(21) Liens Incurred to secure Cash Management Obligations in the ordinary course of business;

(22) Liens on equipment of the Initial Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Initial Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11) (15), (24) and (44) and this clause (23) of this definition of “Permitted Liens;” provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) (15), (24) and (44) and this clause (23) of this definition of “Permitted Liens” at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including any premium and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement;

(24) Liens securing obligations which obligations, taken together with all obligations permitted to be secured pursuant to this clause (24), in the aggregate do not exceed the greater of $50,000,000 and 30% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Lien is created or Incurred) at any one time outstanding;

(25) Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Initial Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Initial Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Initial Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(28) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.2; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(29) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(30) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and similar investment vehicles;

(31) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Initial Borrower or any Restricted Subsidiary thereof;

(32) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(33) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; (ii) attaching to a commodity trading account in the ordinary course of business;

and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(34) (i) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder and (ii) Liens on advances of Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment;

(35) customary Liens on deposits required in connection with the purchase of property, equipment and inventory, in each case incurred in the ordinary course of business;

(36) Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness; provided such defeasance, discharge or redemption is permitted hereunder;

(37) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(38) Liens given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of the Initial Borrower or a Restricted Subsidiary in the ordinary course of business; provided that such Liens do not materially interfere with the operations of the Initial Borrower and its Restricted Subsidiaries, taken as a whole;

(39) Liens on assets of Non-Guarantor Subsidiaries, provided such Liens secure obligations of Non-Guarantor Subsidiaries that are otherwise permitted hereunder and such Liens only encumber assets of such Non-Guarantor Subsidiaries;

(40) Liens arising out of or deemed to exist in connection with any financing transaction of the type described in clause (k) of the definition of “Asset Sale”;

(41) (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation schemes, payroll Taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Initial Borrower or any Restricted Subsidiary;

(42) Ground leases in respect of real property on which facilities owned or leased by any Borrower or any Subsidiaries thereof are located; and

(44) Liens securing or arising pursuant to Sale Leaseback Transactions.

The Initial Borrower may, in its sole discretion, divide, classify or reclassify any Lien (or any portion thereof) in one or more of the above categories (including in part in one category and in part in another category) set forth in this definition.

“Permitted Priority Liens”: with respect to Collateral other than Capital Stock, Permitted Liens.

“Permitted Refinancing Requirements”: with respect to any Indebtedness incurred by any Borrower to Refinance, in whole or part, any other Indebtedness (such other Indebtedness, “Refinanced Debt”):

(a) with respect to all such Indebtedness:

(i) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to, the providers of such Indebtedness than those applicable to the Refinanced Debt (except for (x) financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Refinancing, as may be agreed by the Borrower and the providers of such Indebtedness or (y) terms that are conformed (or added) to the Loan Documents for the benefit of the applicable Lender pursuant to an amendment between the Administrative Agent and the applicable Borrowers);

(ii) if such Indebtedness is guaranteed, it is not guaranteed by any Restricted Subsidiary other than the Subsidiary Guarantors; and

(iii) the proceeds of such Indebtedness are applied, substantially concurrently with the incurrence thereof, to the prepayment (or satisfaction and discharge) of the outstanding amount (and, if such Indebtedness constitutes Refinancing Revolving Debt, reductions of the Revolving Commitments) of the Refinanced Debt;

(b) if such Indebtedness constitutes Refinancing Revolving Debt:

(i) such Indebtedness does not mature (or require commitment reductions or amortization) prior to the final stated maturity date of the Refinanced Debt; and

(ii) such Indebtedness includes provisions providing for the pro rata treatment of payment, repayment, borrowings, participations and commitment reductions of the Revolving Facility and such Indebtedness;

(c) if such Indebtedness constitutes Refinancing Term Debt (other than Customary Bridge Financing):

(i) (x) in the case of Refinancing Term Debt incurred under any First Priority Refinancing Term Facility or any Second Priority Refinancing Term Facility, such Indebtedness (A) does not mature prior to the maturity date of the Refinanced Debt and (B) does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Refinanced Debt and (y) in the case of Refinancing Term Debt incurred under an Unsecured Refinancing Term Facility, such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the then Latest Maturity Date at the time such Indebtedness is incurred;

(ii) such Indebtedness shares not greater than ratably in (or, if such Indebtedness constitutes an Unsecured Refinancing Term Facility or a Second Priority Refinancing Term Facility, on a junior basis with respect to) any voluntary or mandatory prepayments of any Term Loans then outstanding; and

(d) if such Indebtedness is secured:

(i) such Indebtedness is not secured by any assets other than the Collateral (it being understood that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be incurred by Non-Guarantor Subsidiaries pursuant to Section 7.2 may be secured by assets of Non-Guarantor Subsidiaries; and

(ii) a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent), which results in such Senior Representative having rights to share in the Collateral as provided in the definition of Permitted First Priority Refinancing Debt, in the case of a First Priority Refinancing Revolving Facility or a First Priority Refinancing Term Facility, or in the definition of Permitted Second Priority Refinancing Debt, in the case of a Second Priority Refinancing Revolving Facility or a Second Priority Refinancing Term Facility.

“Permitted Second Priority Refinancing Debt”: any secured Indebtedness incurred by any Borrower in the form of one or more series of second lien secured notes or second lien secured term loans (each, a “Second Priority Refinancing Term Facility”) or one or more revolving credit facilities (each, a “Second Priority Refinancing Revolving Facility”); provided that (i) such Indebtedness is secured by the Collateral on a second lien, subordinated basis (with respect to liens only) to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Initial Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Initial Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees). Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Tax Distributions”: payments made pursuant to Section 7.3(b)(xii).

“Permitted Unsecured Refinancing Debt”: any unsecured Indebtedness incurred by any Borrower in the form of one or more series of senior unsecured notes or term loans (each, an “Unsecured Refinancing Term Facility”) or one or more revolving credit facilities (each, an “Unsecured Refinancing Revolving Facility”); provided that (i) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans and (ii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Initial Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Initial Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.

“Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which Holdings or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 6.2(a).

“Preferred Stock”: any Equity Interest with preferential right of payment of dividends or redemptions upon liquidation, dissolution, or winding up.

“Private Lender Information”: any information and documentation that is not Public Lender Information.

“Pro Forma Basis”: if, during such Reference Period, the Initial Borrower or any Restricted Subsidiary shall have made any Disposition (or discontinued any operations) of at least a division of a business unit, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition or discontinuation for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of Consolidated EBITDA);

(A) if, during such Reference Period, the Initial Borrower or any Restricted Subsidiary shall have made an Investment or acquisition of assets, in each case constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person (whether by way of merger, asset acquisition, acquisition of Capital Stock or otherwise), Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such Reference Period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of Consolidated EBITDA);

(B) if, during such Reference Period, the Initial Borrower shall have designated any Restricted Subsidiary as an Unrestricted Subsidiary, or designated any Unrestricted Subsidiary as a Restricted Subsidiary, Consolidated EBITDA and the Fixed Charge Coverage Ratio for such Reference Period shall be calculated after giving pro forma effect thereto as if such designation occurred on the first day of such Reference Period;

(C) if, during such Reference Period, the Initial Borrower or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness (other than Indebtedness under any revolving credit facility unless such Indebtedness has been permanently repaid, retired or extinguished (and the commitments thereunder terminated) and not replaced), or issued or redeemed any Disqualified Stock or Preferred Stock, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption, as if the same had occurred on the first day of the applicable Reference Period; and

(D) if, following the last day of the most recently completed Test Period and prior to the end of the Reference Period, Initial Borrower or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness (other than Indebtedness under any revolving credit facility unless such Indebtedness has been permanently repaid, retired or extinguished (and the commitments thereunder terminated) and not replaced), or issued or redeemed any Disqualified Stock or Preferred Stock, then the Total First Lien Net Leverage Ratio and Total Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption, as if the same had occurred on such last day of such most recently completed Test Period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Initial Borrower to the extent identifiable and supportable. Any such pro forma calculation shall include, without duplication, adjustments appropriate to reflect cost savings, operating expense reductions, restructuring charges and expenses and synergies reasonably expected to result from the applicable event to the extent set forth in the definition of “Consolidated EBITDA”.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

Interest on (x) a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Initial Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Initial Borrower may designate.

The term “Disposition” in this definition shall not include dispositions of inventory and other ordinary course dispositions of property.

“Projections”: as defined in Section 6.2(d).

“Properties”: as defined in Section 4.13(a).

“Pro Rata Share”: with respect to (i) any Revolving Facility, and each Revolving Lender’s share of such Revolving Facility, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitments of such Revolving Lender under such Revolving Facility at such time and the denominator of which is the amount of the aggregate Revolving Commitments under such Revolving Facility at such time; provided that if such Revolving Commitments have been terminated, then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Revolving Lender under such Revolving Facility immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof, (ii) any Term Facility, and each Term Lender and such Term Lender’s share of all Term Commitments or Term Loans under such Term Facility, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term

Commitments of such Term Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Commitments under such Term Facility at such time; provided that if any Term Loans are outstanding under such Term Facility, then the Pro Rata Share of each Term Lender shall be a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Loans of such Term Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Loans at such time; provided, further, that if all Term Loans under such Term Facility have been repaid, then the Pro Rata Share of each Term Lender under such Term Facility shall be determined based on the Pro Rata Share of such Term Lender under such Term Facility immediately prior to such repayment, and (iii) with respect to each Lender and all Loans and Outstanding Amounts at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Outstanding Amount with respect to Loans and Commitments of such Lender at such time (plus such Lender’s obligation to purchase participations in undrawn Letters of Credit) and the denominator of which is the Outstanding Amount (in aggregate) plus the amount of all Lenders’ obligations to purchase participations in undrawn Letters of Credit at such time; provided that if all Outstanding Amounts have been repaid or terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender Information”: information and documentation that is either exclusively (i) publicly available (or could be derived from publicly available information) or (ii) not material with respect to the Initial Borrower, Holdings and their respective Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Public Offering”: an underwritten public offering of common Capital Stock of Holdings or Holdings’ direct or indirect parent pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form).

“Purchase”: as defined in the definition of “Dutch Auction.”

“Purchase Notice”: as defined in the definition of “Dutch Auction.”

“Purchaser”: as defined in the definition of “Dutch Auction.”

“Qualified Counterparty”: any Person that, as of the Effective Date or as of the date it enters into any Specified Swap Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a counterparty to such Specified Swap Agreement.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that has total assets exceeding $10,000,000 (or total assets exceeding such other amount so that such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time such Swap Obligation is incurred.

“Qualified Equity Interests”: any Capital Stock that is not a Disqualified Stock.

“Ratio Debt”: as defined in Section 7.2(a).

“Reaffirmation”: Reaffirmation, dated as of the Effective Date, in form and substance satisfactory to the Administrative Agent.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of any Group Member.

“Reference Period”: the period beginning on the first day of the fiscal quarter of the most recently completed Test Period and ending on the Calculation Date.

“Refinance”: in respect of any Indebtedness, to refinance, discharge, redeem, replace, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Credit Agreement Debt”: as defined in the definition of “Permitted Credit Agreement Refinancing Debt.”

“Refinanced Debt”: as defined in the definition of “Permitted Refinancing Requirements.”

“Refinancing Amendment”: an amendment to this Agreement executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Permitted Credit Agreement Refinancing Debt being incurred pursuant thereto, in accordance with Section 2.25.

“Refinancing Indebtedness”: as defined in Section 7.2(b)(xvii).

“Refinancing Revolving Debt”: any First Priority Refinancing Revolving Facility, Second Priority Refinancing Revolving Facility or Unsecured Refinancing Revolving Facility.

“Refinancing Term Debt”: Indebtedness under any First Priority Refinancing Term Facility, Second Priority Refinancing Term Facility or Unsecured Refinancing Term Facility.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Refunding Capital Stock”: as defined in Section 7.3(b)(ii).

“Register”: as defined in Section 11.6(b)(vi).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933 (or pursuant to similar rules in any jurisdiction outside of the United States), substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC (or any securities regulator outside of the United States).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Initial Borrower (on behalf of any Borrower) to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to repay Indebtedness pursuant to Section 2.11(c).

“Reinvestment Event”: as defined in Section 2.11(c).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, replace, reconstruct or repair assets useful in the business of the Initial Borrower and its Restricted Subsidiaries or in connection with a Permitted Acquisition.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event (or, if later, 180 days after the date the Initial Borrower or a Restricted Subsidiary thereof has entered into a binding commitment to reinvest the Net Cash Proceeds of such Reinvestment Event prior to the expiration of such one year period) and (b) the date on which the Initial Borrower shall have notified the Administrative Agent in writing that it intends to prepay Indebtedness pursuant to Section 2.11(c).

“Related Business Assets”: assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Initial Borrower or a Restricted Subsidiary in exchange for assets transferred by the Initial Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reply Amount”: as defined in the definition of “Dutch Auction.”

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Repricing Indebtedness”: as defined in the definition of “Repricing Transaction.”

“Repricing Transaction”: other than in the context of a transaction involving a Change of Control, a Public Offering or the financing of any Significant Acquisition (including, for the avoidance of doubt, within forty-five (45) days following each such transaction), (i) the repayment, prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans with the incurrence of any Indebtedness in the form of a syndicated term loan B facility (“Repricing Indebtedness”) having an effective interest cost or weighted average yield (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount paid or payable by the Initial Borrower (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four years), but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) that is less than the effective interest cost or weighted average yield of the Initial Term Loans and (ii) any amendment, waiver, consent or modification to this Agreement relating to the interest rate for, or weighted average yield (to be determined on the same basis as that described in clause (i) above) of, the Initial Term Loans directed at, or the result of which would be, the lowering of the effective interest cost or weighted average yield applicable to the Initial Term Loans.

“Required Lenders”: at any time, non-Defaulting Lenders holding more than 50% of (a) until the Effective Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate Outstanding Amount of the Term Loans at such time, (ii) the Total Incremental Term Commitments then in effect, and (iii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit at such time.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary, an authorized signatory, controller, comptroller, secretary or vice president of any Group Member, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of the Initial Borrower, and solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.

“Restricted”: when referring to Cash Equivalents of the Initial Borrower and its Restricted Subsidiaries, means that such Cash Equivalents (i) unless addressed in clause (ii) below, appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Initial Borrower, (ii) are subject to any Lien in favor of any Person other than (x) the Administrative Agent for the benefit of the Secured Parties and (y) other Liens permitted under clauses (3), (10), (13), (15), (21), (23), (28), (31), (32), (33), (36) and (38) of the definition of “Permitted Liens” above, other than consensual Liens on assets which constitute Collateral and rank prior to the Liens in favor of the Secured Parties on the Collateral or (iii) are not otherwise generally available for use by such Person; provided that, in addition to the foregoing, for any date of determination, an amount equal to the aggregate amount, as of such date of determination, of any Cash Equivalents on the consolidated balance sheet of the Initial Borrower in respect of the reserves described in clause (b)(xviii) of the definition of Excess Cash Flow shall be deemed to be “Restricted” for all purposes under this Agreement.

“Restricted Investment”: an Investment other than a Permitted Investment.

“Restricted Payments”: as defined in Section 7.3(a).

“Restricted Subsidiary”: collectively, any Subsidiary of the Initial Borrower other than any Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retained Asset Sale Proceeds”: an amount equal to the product of (x) the amount of Net Cash Proceeds times (y) 100% minus the applicable Asset Sale Percentage.

“Retained Declined Proceeds”: as defined in Section 2.11(f).

“Retired Capital Stock”: as defined in Section 7.3(b)(ii).

“Return Bid”: as defined in the definition of “Dutch Auction.”

“Revolving Borrowing”: a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Revolving Lenders.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption, Refinancing Amendment or Incremental Amendment pursuant to which such Lender became a party hereto, as applicable, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $150,000,000.

“Revolving Commitment Increase”: as defined in Section 2.24(a).

“Revolving Commitment Increase Lender”: as defined in Section 2.24(d).

“Revolving Commitment Period”: the period from and including the Effective Date but excluding the Revolving Termination Date.

“Revolving Excess”: as defined in Section 2.11(e).

“Revolving Extensions of Credit”: as to any Revolving Lender at any time to an amount equal to the sum of (a) the aggregate Outstanding Amount of all Revolving Loans held by such Lender at such time, (b) such Lender’s Revolving Percentage of the aggregate Outstanding Amount of L/C Obligations at such time and (c) such Lender’s Revolving Percentage of the aggregate Outstanding Amount of Swingline Loans at such time.

“Revolving Facility”: any Class of Revolving Commitments and the extensions of credit made thereunder, as the context may require.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Note”: a promissory note substantially in the form of Exhibit E-1.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate Outstanding Amount of such Lender’s Revolving Loans at such time constitutes of the aggregate Outstanding Amount of the Revolving Loans at such time; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: May 23, 2022.

“S&P”: S&P Global Ratings or any successor thereto.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions the Initial Borrower or any Restricted Subsidiary sells substantially all of its right, title and interest in any property and, in connection therewith, the Initial Borrower or a Restricted Subsidiary acquires, leases or licenses back the right to use all or a material portion of such property.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Priority Refinancing Revolving Facility”: as defined in the definition of “Permitted Second Priority Refinancing Debt.”

“Second Priority Refinancing Term Facility”: as defined in the definition of “Permitted Second Priority Refinancing Debt.”

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including the Issuing Lender and the Swingline Lender in their respective capacities as such), any Qualified Counterparties and any Cash Management Providers.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement”: the Amended and Restated Pledge and Security Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Security Documents”: the collective reference to the Security Agreement, the Intellectual Property Security Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Representative”: with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt or any series of Indebtedness permitted under Section 7.2(b)(vi), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Acquisition”: an acquisition, or a series of acquisitions all of which are consummated within a single 90 calendar-day period, the result of which is that Consolidated EBITDA, determined on a Pro Forma Basis after giving effect thereto, is equal to or greater than 125.0% of Consolidated EBITDA immediately prior to the consummation of such acquisition or series of acquisitions.

“Significant Subsidiary”: at any date of determination, each Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under the Securities Act as such rule is in effect on the Effective Date.

“Similar Business”: any business, service or other activity engaged in by the Initial Borrower, any Restricted Subsidiaries, or any direct or indirect parent on the Effective Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Initial Borrower and its Restricted Subsidiaries are engaged on the Effective Date.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvency Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit H.

“Solvent”: with respect to any Person and its Subsidiaries on a consolidated basis, means that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and (d) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by any Group Member, on the one hand, and any Cash Management Provider, on the other hand.

“Specified Class”: as defined in Section 2.27(a).

“Specified Co-Borrower”: any Co-Borrower (x) to which proceeds of Loans have been directly disbursed by the Administrative Agent, which Loans remain outstanding, (y) which is the account party in respect of any outstanding Letter of Credit (unless such Letter of Credit has not been cash collateralized in accordance with the terms hereof) or (z) which is the guaranteed party under any outstanding bank guarantee issued hereunder.

“Specified Swap Agreement”: any Swap Agreement entered into by any Group Member, on the one hand, and any Qualified Counterparty, on the other hand, in respect of interest rates, currencies and commodities to the extent permitted under Section 7.2.

“Sponsor”: Onex, Onex Partners III GP, Onex Partners Manager LP and/or one or more other investment funds advised, managed or controlled by Onex and, in each case (whether individually or as a group) their Affiliates and any investment funds that have granted to the foregoing control in respect of their investment in the Initial Borrower or any of its Restricted Subsidiaries, but, in any event, excluding any of their respective portfolio companies.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), (a) the numerator of which is the number one and (b) the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject with respect to the Eurodollar Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of, or credit for, proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Co-Borrower”: any Co-Borrower that is not a Specified Co-Borrower.

“Subordinated Indebtedness”: (a) with respect to any Borrower, any Indebtedness of such Borrower which is by its terms contractually subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms contractually subordinated in right of payment to its Guarantee.

“Subsidiary”: with respect to any Person (1) any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Initial Borrower.

“Subsidiary Guarantor”: each Restricted Subsidiary that executes this Agreement as a “Guarantor”.

“Successor Company”: as defined in Section 7.8(a).

“Successor Entity”: as defined in Section 7.8.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Initial Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation”: as defined in the definition of “Excluded Swap Obligation.”

“Swingline Borrowing”: a borrowing consisting of simultaneous Swingline Loans of the same Type.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Lender”: (i) Bank of America, in its capacity as the lender of Swingline Loans or (ii) another Revolving Lender approved by the Administrative Agent and the Borrower and that agrees to act in such capacity (in such capacity).

“Swingline Loan Note”: a promissory note substantially in the form of Exhibit E-2 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Initial Borrower.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Taxes”: as defined in Section 2.19(a).

“Term Borrowing”: a borrowing consisting of simultaneous Term Loans of the same Type.

“Term Commitment”: as to any Lender, (i) the obligation of such Lender, if any, to make a Term Loan to any Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1, (ii) the Incremental Term Commitments, if any, issued after the Effective Date pursuant to Section 2.24 or (iii) Other Term Commitments, if any, issued after the Effective Date pursuant to a Refinancing Amendment entered into pursuant to Section 2.25. The original aggregate amount of the Term Commitments is $565,000,000.

“Term Facility”: any Class of Term Loans, as the context may require.

“Term Lenders”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: an Initial Term Loan, an Other Term Loan or an Incremental Term Loan, as the context requires.

“Term Loan Maturity Date”: the seventh anniversary of the Effective Date.

“Term Loan Note”: a promissory note substantially in the form of Exhibit E-3, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Purchase Amount”: as defined in the definition of “Dutch Auction.”

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Effective Date, the percentage which the aggregate Outstanding Amount of such Lender’s Term Loans at such time constitutes of the aggregate Outstanding Amount of the Term Loans at such time).

“Test Period” means a period of four consecutive fiscal quarters for which financial statements and certificates required by Section 6.1(a) or (b), as the case may be, were required to have been delivered.

“Total Assets”: the total consolidated assets of the Initial Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated or combined, as applicable, balance sheet of the Initial Borrower and its Restricted Subsidiaries (giving effect to any acquisitions or dispositions of assets or properties that have been made by the Initial Borrower or any of its Restricted Subsidiaries subsequent to the date of such balance sheet, including through mergers and acquisitions).

“Total First Lien Net Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day consisting of Indebtedness constituting the Obligations or First Lien Obligations over (ii) an amount equal to the sum of (x) the Unrestricted Cash Equivalents and (y) Cash Equivalents restricted in favor of the Administrative Agent (which may also include Cash Equivalents securing other Indebtedness that are either (A) First Lien Obligations or (B) Junior Lien Obligations subject to the terms of an Intercreditor Agreement in accordance with the Applicable Requirements or Permitted Refinancing Requirements, as applicable, in any such case, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent methods of perfection (unless the Administrative Agent also has the benefit of a control agreement or other equivalent methods of perfection)), in each case of the Initial Borrower and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis for such period.

“Total Incremental Term Commitments”: at any time, the aggregate amount of the Incremental Term Commitments then in effect.

“Total Net Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) the amount of Consolidated Total Debt on such day over (ii) an amount equal to the sum of (x) the Unrestricted Cash Equivalents and (y) Cash Equivalents restricted in favor of the Administrative Agent (which may also include Cash Equivalents securing other Indebtedness that are either (A) First Lien Obligations or (B) Junior Lien Obligations subject to the terms of an Intercreditor Agreement in accordance with the Applicable Requirements or Permitted Refinancing Requirements, as applicable, in any such case, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent methods of perfection (unless the Administrative Agent also has the benefit of a control agreement or other equivalent methods of perfection)), in each case of the Initial Borrower and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA of the Initial Borrower and its Restricted Subsidiaries, calculated on a Pro Forma Basis for such period.

“Total Net Secured Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) the amount of Consolidated Total Debt secured by a Lien on the property of the Initial Borrower or its Restricted Subsidiaries on such day over (ii) an amount equal to the sum of (x) the Unrestricted Cash Equivalents and (y) Cash Equivalents restricted in favor of the Administrative Agent (which may also include Cash Equivalents securing other Indebtedness that are either (A) First Lien Obligations or (B) Junior Lien Obligations subject to the terms of an Intercreditor Agreement in accordance with the Applicable Requirements or Permitted Refinancing Requirements, as applicable, in any such case, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent methods of perfection (unless the Administrative Agent also has the benefit of a control agreement or other equivalent methods of perfection), to (b) Consolidated EBITDA of the Initial Borrower and its Restricted Subsidiaries, calculated on a Pro Forma Basis for such period.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transactions”: (a) the execution and delivery of the Loan Documents to be entered into on the Effective Date and the funding of the Loans on the Effective Date, (b) the repayment of the full loans and commitments outstanding under the Original Credit Facility and (c) the payment of fees and expenses incurred in connection therewith.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Undisclosed Administration”: in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States”: the United States of America.

“Unrestricted”: when referring to Cash Equivalents, that such Cash Equivalents are not Restricted.

“Unrestricted Subsidiary”: (i) any Subsidiary (other than a Subsidiary in existence as of the Effective Date) of the Initial Borrower (other than a Borrower) designated by the board of directors of the Initial Borrower as an Unrestricted Subsidiary pursuant to Section 6.12 subsequent to the Effective Date and (ii) any Subsidiary of an Unrestricted Subsidiary. For the avoidance of doubt, no Subsidiary of the Initial Borrower that is a Co-Borrower may be designated as an Unrestricted Subsidiary unless it shall have ceased to be a Co-Borrower pursuant to Section 12.3 prior to the effectiveness of such designation as an Unrestricted Subsidiary.

“Unsecured Refinancing Revolving Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”

“Unsecured Refinancing Term Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”

“Voting Stock”: with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary”: any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary”: of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers”: means, with respect to any EEA Resolution Authority, the write down and conversion powers of such EEA Resolution Authority from time to time under the Bail-in Legislation for the applicable EEA Member Country, which write down and conversion powers are described in the EU Bail-in Legislation Schedule.

1.2 Other Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, real property, leasehold interests and contract rights, (v) the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person and (vi) references to agreements or other Contractual Obligations (including any of the Loan Documents) shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate of exchange between the applicable currency and Dollars (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) in effect on the Business Day immediately preceding the date of such transaction (except for such other time periods as provided for in Section 7.2) or determination and shall not be affected by subsequent fluctuations in exchange rates.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, paragraph, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Prior to the first delivery of financial statements under Section 6.1, any ratio or other financial metric that is measured based on the most recent financial statements delivered or required to be delivered pursuant to Section 6.1 shall instead be based on (i) until the Quarterly Report on Form 10-Q referred to in Section 6.15 is filed with the SEC, the most recent financial statements of the Initial Borrower delivered under the Original Credit Facility and (ii) after such filing, the financial statements included in the Quarterly Report on Form 10-Q referred to in Section 6.15.

1.3 Accounting. For purposes of all financial definitions and calculations in this Agreement, including the determination of Excess Cash Flow, there shall be excluded for any period the effects of purchase accounting (including the effects of such adjustments pushed down to the Initial Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Initial Borrower and its Restricted Subsidiaries) as a result of any acquisition consummated prior to the Effective Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

1.4 Limited Condition Transactions. Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(a) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Total First Lien Net Leverage Ratio, Total Net Secured Leverage Ratio, Total Net Leverage Ratio and Fixed Charge Coverage Ratio, or requires the absence of any Default or Event of Default; or

(b) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of the Initial Borrower (the Initial Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under the Loan Documents shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recently completed Test Period ending prior to the LCT Test Date, the Initial Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Initial Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations.

1.5 Financial Ratio Calculations. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any Loan Document that does not require compliance with a financial ratio or test (including the Total Net Leverage Ratio, Total Net Secured Leverage Ratio, Total First Lien Net Leverage Ratio, Fixed Charge Coverage Ratio, Total Assets and/or Consolidated EBITDA) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of such Loan Document that requires compliance with a financial ratio or test (including the Total Net Leverage Ratio, Total Net Secured Leverage Ratio, Total First Lien Net Leverage Ratio, Fixed Charge Coverage

Ratio, Total Assets and/or Consolidated EBITDA) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amounts.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a single Term Loan to the Borrowers on the Effective Date in Dollars and in an amount not to exceed the amount of the Term Commitment of such Lender on the Effective Date. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower Representative and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The Term Commitments (excluding any Incremental Term Commitments or Other Term Commitments) shall automatically terminate at 5:00 P.M., New York City time, on the Effective Date. Once borrowed and repaid, no Term Commitment may be re-borrowed.

2.2 Procedure for Borrowing of Term Loans. The Borrower Representative shall give the Administrative Agent irrevocable notice, substantially (A) in the form of Exhibit G or (B) by telephone, provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a notice in the form of Exhibit G. Each such notice must be received by the Administrative Agent prior to (A) 12:00 P.M., New York City time, one (1) Business Day prior to the Effective Date, in the case of ABR Loans, and (B) 2:00 P.M., New York City time, three (3) Business Days prior to the Effective Date, in the case of Eurodollar Loans (in each case or such shorter period as the Administrative Agent reasonably shall agree) requesting that the Term Lenders make the Term Loans on the Effective Date and specifying (i) the amount to be borrowed, (ii) the Type of Loan, (iii) the applicable Interest Period, and (iv) instructions for remittance of the Term Loans to be borrowed. Notwithstanding the foregoing, such notices may be conditioned on the occurrence of the Effective Date or, with respect to Incremental Term Loans, may be conditioned on the occurrence of any transaction utilizing such Incremental Term Loans. Upon receipt of such notice, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 1:00 P.M., New York City time, on the Effective Date, each such Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting such account or by wire transfer as is designated in writing to the Administrative Agent by the Borrower Representative (or as otherwise directed by the Borrower Representative), with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders and in like funds as received by the Administrative Agent.

2.3 Repayment of Term Loans.

(a) The principal amount of the Term Loans (excluding Other Term Loans, Incremental Term Loans and, solely in the case of clause (ii), Extended Term Loans) of each Term Lender shall be repaid (i) on the last Business Day of each March, June, September and December, commencing the last Business Day of September 2017, in an amount equal to 0.25% of the sum of the aggregate Outstanding Amount of the Term Loans on the Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.17(b)) and (ii) on the Term Loan Maturity Date, in an amount equal to the aggregate Outstanding Amount on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, (i) each Incremental Term Loan shall be due and payable on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan, (ii)

each Other Term Loan shall be due and payable on the maturity date thereof as set forth in the Refinancing Amendment applicable thereto together and (iii) each Extended Term Loan shall be due and payable on the maturity date thereof as set forth in the Permitted Amendment applicable thereto together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) The Obligations of each of the Borrowers in respect of the Term Loans, whether on account of principal, interest, fees or otherwise, are joint and several.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrowers in Dollars from time to time during the Revolving Commitment Period in an aggregate principal amount which, when added to such Lender’s Revolving Percentage of the sum of (i) the aggregate Outstanding Amount of L/C Obligations at such time and (ii) the aggregate Outstanding Amount of the Swingline Loans at such time, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, repaying or prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower Representative and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date, together with accrued and unpaid interest on the Revolving Loans, to but excluding the date of payment.

2.5 Procedure for Borrowing of Revolving Loans. The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that (x) any such borrowings on the Effective Date shall not in the aggregate exceed $20,000,000 (exclusive of any Letters of Credit issued on the Effective Date) and (y) the Borrower Representative shall give the Administrative Agent irrevocable notice by (A) telephone or (B) a Swingline Note; provided that any telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a Swingline Note. Each such Swingline Note must be received by the Administrative Agent prior to (a) 2:00 P.M., New York City time, three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 12:00 Noon, New York City time, on the requested Borrowing Date, in the case of ABR Loans (in each case or such shorter period as the Administrative Agent reasonably shall agree), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) instructions for remittance of the applicable Loans to be borrowed; provided, however, that if the Borrower Representative wishes to request Eurodollar Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 A.M. New York City time four (4) Business Days prior to the requested date of such Borrowing (or such shorter period as the Administrative Agent reasonably shall agree), whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Notwithstanding the foregoing, such notices may be conditioned on the occurrence of the Effective Date or, with respect to the closing of Additional/Replacement Revolving Commitments or Revolving Commitment Increase, may be conditioned on the occurrence of any transaction utilizing the applicable Incremental Revolving Loans. Not later than 11:00 A.M. New York City time, three (3)

Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower Representative (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments of the Lenders are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrowers, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower Representative, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower Representative in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting such account or by wire transfer as is designated in writing to the Administrative Agent by the Borrower Representative, with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrowers; provided that (i) the aggregate Outstanding Amount of Swingline Loans at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the aggregate Outstanding Amount of Swingline Loans at any time, when aggregated with the Outstanding Amount of the Swingline Lender’s other Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower Representative shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments of the Lenders would be less than zero. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrowers shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever a Borrower desires that the Swingline Lender make Swingline Loans, the Borrower Representative shall give the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date) confirmed promptly in writing substantially in the form of Exhibit J or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative, specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Promptly thereafter, on the Borrowing Date specified in the notice in respect of Swingline Loans, the Swingline Lender shall make available to the applicable Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender by crediting such account or by wire transfer as is designated in writing to the Swingline Lender by the Borrower Representative.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion, may, and on the date that is five (5) Business Days after a Swingline Loan is made (unless the Borrower Representative directs otherwise) shall, on behalf of the Borrowers (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate Outstanding Amount of the Swingline Loans (the “Refunded Swingline Loans”) on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one (1) Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 9.1(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or upon the request of the Swingline Lender, purchase for cash an undivided participating interest in the aggregate Outstanding Amount of Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate Outstanding Amount of Swingline Loans at such time that were to have been repaid with such Revolving Loans or that the Swingline Lender otherwise requests Revolving Lenders to purchase participation interests in.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) Notwithstanding anything to the contrary contained in Sections 2.6 and 2.7 or elsewhere in this Agreement, (i) the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Revolving Lender is a Defaulting Lender unless the Swingline Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the aggregate Outstanding Amount of Swingline Loans at such time and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from a Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default in accordance with Section 11.1.

2.8 Commitment Fees, etc.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender, in accordance with its Revolving Percentage, a commitment fee (the “Commitment Fee”) equal to the Commitment Fee Rate times the actual daily amount by which the Total Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.24. For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Commitments of all Lenders for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not satisfied, and shall be due and payable in arrears on each applicable Fee Payment Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any fiscal quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such fiscal quarter that such Commitment Fee Rate was in effect.

(b) The Borrowers agree to pay to the Administrative Agent and the Joint Lead Arrangers (and their respective affiliates) the fees in the amounts and on the dates as set forth in any fee agreements with such Persons and to perform any other obligations contained therein.

2.9 Termination or Reduction of Revolving Commitments. The Borrower Representative shall have the right, upon not less than one (1) Business Day’s notice (to the extent there are no Revolving Loans outstanding at such time) or not less than three (3) Business Days’ notice (in any other case) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that if any such notice of termination of the Revolving Commitments indicates that such termination is conditioned upon one or more conditions precedent, such notice of termination may be conditioned on and/or revoked if such conditions precedent are not satisfied and any Eurodollar Loan that was the subject of such notice shall be continued as an ABR Loan. Any termination or reduction of Revolving Commitments pursuant to this Section 2.9 shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced; provided that if the aggregate Outstanding Amount of Revolving Loans and Swingline Loans at such time is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Initial Borrower shall, to the extent of the balance of such excess, Collateralize outstanding Letters of Credit, in each case, in a manner reasonably satisfactory to the Administrative Agent. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof or, if less than $1,000,000, the amount of the Revolving Commitments, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Each prepayment of the Loans under this Section 2.9 (except in the case of Revolving Loans that are ABR Loans (to the extent all Revolving Loans are not being prepaid) and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10 Optional Prepayments.

(a) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty, upon notice in a form acceptable to the Administrative Agent and received by the Administrative Agent no later than 2:00 P.M., New York City time, three (3) Business Days prior to the prepayment date, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, on the prepayment date, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.20; provided, further, that if such notice of prepayment indicates that such prepayment is conditioned upon one or more conditions precedent, such notice of prepayment may be revoked if such conditions precedent are not satisfied and any Eurodollar Loan that was the subject of such notice shall be continued as an ABR Loan. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans, other than in connection with a repayment of all Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $10,000 in excess thereof.

(b) Notwithstanding anything herein to the contrary, in the event that, on or prior to the date that is six months after the Effective Date, any Borrower (x) makes any prepayment of the Initial Term Loans with the proceeds of any Repricing Transaction described under clause (i) of the definition of Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction under clause (ii) of the definition of Repricing Transaction, the Borrowers shall on the date of such prepayment or amendment, as applicable, pay to each Lender (I) in the case of such clause (x), 1.00% of the principal amount of the Initial Term Loans so prepaid and (II) in the case of such clause (y), 1.00% of the aggregate amount of the Initial Term Loans affected by such Repricing Transaction and outstanding on the effective date of such amendment.

2.11 Mandatory Prepayments and Commitment Reductions.

(a) If any Indebtedness shall be incurred by any Group Member (other than any Indebtedness permitted to be incurred by any such Person in accordance with Section 7.2), concurrently with, and as a condition to closing of such transaction, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in clause (g) of this Section 2.11.

(b) Subject to clause (d) of this Section 2.11, if, for any Excess Cash Flow Period, there shall be Excess Cash Flow, an amount equal to the excess of (i) the ECF Percentage for such period of such Excess Cash Flow over (ii) to the extent not funded with (x) the proceeds of Indebtedness constituting “long term indebtedness” (or a comparable caption) under GAAP (other than Indebtedness in respect of any revolving credit facility) or (y) the proceeds of Permitted Cure Securities applied pursuant to Section 9.4, the aggregate amount of (1) all Purchases by any Permitted Auction Purchaser (determined by the actual cash purchase price paid by such Permitted Auction Purchaser for such Purchase and not the par value of the Loans purchased by such Permitted Auction Purchaser) pursuant to a Dutch Auction permitted hereunder, (2) voluntary prepayments of Term Loans and Revolving Loans made by the Borrower (but, in the case of Revolving Loans, only to the extent of a concurrent and permanent reduction in the Revolving Commitments ) and (3) voluntary prepayments and repurchases (to the extent of the actual cash purchase price paid for such loan buyback and not the par value) of Indebtedness (other than the Obligations) that are First Lien Obligations, in each case during such Excess Cash Flow Period or following such Excess Cash Flow Period and prior to such Excess Cash Flow Application Date shall, on the relevant Excess Cash Flow Application Date, be applied toward the prepayment of the Loans as set forth in clause (g) of this Section 2.11; provided that no such prepayment shall be required to be made if the payment would be an amount less than $10,000,000. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than (i) ten (10) Business Days after the date on which the financial statements of the Initial Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders or (ii) if such financial statements are actually delivered prior to the date on which they are required to be delivered pursuant to Section 6.1(a), the last Business Day of the calendar month in which such financial statements are actually delivered (but in no event later than the date set forth in clause (i) of this sentence). Any prepayment amounts credited pursuant to clause (ii) against such amount in clause (i) above shall be without duplication of any such credit in any prior period or subsequent period.

(c) Subject to clause (d) of this Section 2.11, if, on any date, the Initial Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event in excess of $20,000,000 in any fiscal year, then, unless the Initial Borrower has determined in good faith that such Net Cash Proceeds shall be reinvested in its business (a “Reinvestment Event”), an aggregate amount equal to the Asset Sale Percentage of such Net Cash Proceeds shall be applied within five (5) Business Days of such date to prepay (A) outstanding Term Loans in accordance with this Section 2.11 and (B) at the Initial Borrower’s option, outstanding Indebtedness that constitutes First Lien Obligations (collectively, “Other Applicable Indebtedness”); provided that, notwithstanding the foregoing, within five (5) Business Days following each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to any Asset Sale or Recovery Event, shall be applied to prepay the outstanding Loans as set forth in Section 2.11(g). Any such Net Cash Proceeds may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Asset Sale or Recovery Event is required under the terms of such Other Applicable Indebtedness (with any remaining Net Cash Proceeds applied to prepay outstanding Term Loans in accordance with the terms hereof), unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate Outstanding Amount of Term Loans and Other Applicable Indebtedness at such time) of such Net Cash Proceeds relative to Term Lenders, in which case such Net Cash Proceeds may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Cash Proceeds, the declined amount of such Net Cash Proceeds shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Term Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding).

(d) Notwithstanding anything to the contrary in this Agreement (including clauses (b) and (c) above), to the extent that the Initial Borrower has determined in good faith that (i) any of or all the Net Cash Proceeds of any Asset Sale or Recovery Event by a Subsidiary or Excess Cash Flow attributable to Subsidiaries (or branches of Subsidiaries) are prohibited or delayed by applicable local law from being repatriated to the relevant Borrower(s) (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), (ii) such repatriation would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officers) or (iii) in the case of Foreign Subsidiaries, such repatriation or any distribution of the relevant amounts would result in material adverse Tax consequences, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times set forth in this Section 2.11 but may be retained by the applicable Subsidiary or branch (the Initial Borrower hereby agreeing to cause the applicable Subsidiary or branch to promptly take commercially reasonable actions to permit such repatriation without violating applicable local law, presenting a material risk as described in clause (ii) above, or incurring material adverse Tax consequences; provided, however, that no such commercially reasonable actions shall be required to be taken later than 12 months after the date on which the proceeds of Term Loans were or would have been required to be prepaid hereunder using the proceeds of the applicable Asset Sale, Recovery Event or Excess Cash Flow), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under such applicable local law or material adverse Tax consequences would no longer result from such repatriation, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten (10) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.11.

(e) In the event the aggregate Outstanding Amount of Revolving Loans, L/C Obligations and Swingline Loans at any time exceeds (the “Revolving Excess”) the Total Revolving Commitments then in effect, the Borrowers shall immediately repay Swingline Loans and Revolving Loans and Collateralize Letters of Credit to the extent necessary to remove such Revolving Excess.

(f) The Borrower Representative shall deliver to the Administrative Agent notice substantially in the form of Exhibit L or such other form as approved by the Administrative Agent of each prepayment required under this Section 2.11 not less than three (3) Business Days (or such shorter time as the Administrative Agent shall reasonably agree) prior to the date such prepayment shall be made (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date and (ii) the principal amount of each Loan (or portion thereof) to be prepaid. The Administrative Agent will promptly notify each applicable Lender of such notice and of each such Lender’s Pro Rata Share of the prepayment. Each such Lender may reject all of its Pro Rata Share of the prepayment (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower Representative no later than 5:00 P.M., New York City time, one (1) Business Day after the date of such Lender’s receipt of such notice from the Administrative Agent. Each Rejection Notice from a given Lender shall specify the principal amount of the prepayment to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the prepayment to be rejected, any such failure will be deemed an acceptance of the total amount of such prepayment. Subject to any requirements of any other Indebtedness, any Declined Proceeds may be retained by the Borrowers (such retained amount, the “Retained Declined Proceeds”). The Borrower Representative shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.11, a certificate signed by a Responsible Officer of the Borrower Representative setting forth in reasonable detail the calculation of the amount of such prepayment.

(g) Amounts to be applied in connection with prepayments made pursuant to this Section 2.11 shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b); provided that at any time after the Term Loans have been repaid or prepaid in full, the provisions of this sentence notwithstanding, any prepayments required by this Section 2.11 shall be applied first, to prepay any outstanding Revolving Loans, and second, to Collateralize any outstanding Letters of Credit, in each case, without any reduction of the Revolving Commitments. The application of any prepayment of Loans pursuant to this Section 2.11 shall be made on a pro rata basis regardless of Type. Each prepayment of the Loans under this Section 2.11 (except in the case of Revolving Loans that are ABR Loans (to the extent all Revolving Loans are not being prepaid) and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(h) Notwithstanding any of the other provisions of this Section 2.11, so long as no Default shall have occurred and be continuing, if any prepayment of Eurodollar Loans is required to be made under this Section 2.11 other than on the last day of the Interest Period applicable thereto, the applicable Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder with the Administrative Agent, to be held as security for the obligations of the applicable Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of such Eurodollar Loans in accordance with this Section 2.11 (determined as of the date such prepayment was required to be originally made); provided that such unpaid Eurodollar Loans shall continue to bear interest in accordance with Section 2.15 until such unpaid Eurodollar Loans have been prepaid. Upon the occurrence and during the continuance of any Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of the applicable Eurodollar Loans in accordance with this Section 2.11 (determined as of the date such prepayment was required to be originally made). Notwithstanding anything to the contrary contained in this Agreement, any amounts held by the Administrative Agent pursuant to this subsection (h) pending application to any Eurodollar Loans shall be held and applied to the satisfaction of such Eurodollar Loans prior to any other application of such property as may be provided for herein.

2.12 Conversion and Continuation Options.

(a) The Borrowers may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of Exhibit G or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative, no later than 2:00 P.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower Representative may elect from time to time to convert ABR Loans to Eurodollar Loans of any Borrower by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of Exhibit G or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative, no later than 2:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, however, that if the Borrower Representative wishes to request Eurodollar Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 A.M. New York City time four (4) Business Days prior to the requested date of such Borrowing conversion, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 A.M. New York City time, three (3) Business Days before the requested date of such Borrowing conversion, the Administrative Agent shall notify the Borrower Representative (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders; provided, further that, no ABR Loan may be converted into a Eurodollar Loan when any

Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If the Borrower Representative fails to give a timely notice requesting any conversion from one Type of Loan to another, then the applicable Loans shall be continued as, or converted to, ABR Loans. If the Borrower Representative fails to give a timely notice requesting a conversion, then the applicable Loans shall be converted to ABR Loans. Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving irrevocable notice to the Administrative Agent substantially in the form of Exhibit G or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative, no later than 2:00 P.M., New York City time, on the third Business Day preceding the proposed continuation date; provided, however, that if the Borrower Representative wishes to request Eurodollar Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 A.M. New York City time four (4) Business Days prior to the requested date of such Borrowing continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 A.M. New York City time, three (3) Business Days before the requested date of such Borrowing continuation, the Administrative Agent shall notify the Borrower Representative (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders; provided, further that, to the extent the Required Lenders provide written notice thereof to the Borrower Representative, no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and (b) no more than 10 Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2% and (ii) if all or a portion of (x)

any interest payable on any Loan or Reimbursement Obligation, (y) any Commitment Fee or (z) any other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.14(c) shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the relevant Lenders of the effective date and the amount of each such change in interest rate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a Eurodollar Loan, the date of conversion of such Eurodollar Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a Eurodollar Loan, the date of conversion of such ABR Loan to such Eurodollar Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative, deliver to the Borrower Representative a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate; Illegality.

(a) If prior to the first day of any Interest Period (i) the Administrative Agent or the Majority Facility Lenders in respect of the relevant Facility shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower Representative and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent agrees to do promptly once such condition no longer exists), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower Representative have the right to convert Loans under the relevant Facility to Eurodollar Loans.

(b) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower Representative and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans (the interest rate on which shall, if necessary to avoid illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR), in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in clause (a) above.

In the event any Lender shall exercise its rights under paragraphs (i) or (ii) of this clause (b), all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

For purposes of this clause (b), a notice to the Borrower Representative by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases, such notice shall be effective on the date of receipt by the Borrower Representative.

(c) If any Secured Party determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Secured Party to hold or benefit from a Lien over real property of the Loan Parties pursuant to any law of the United States or any State thereof, such Secured Party may notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality; provided that such determination or disclaimer shall not invalidate, render unenforceable or otherwise affect in any manner such Lien for the benefit of any other Secured Party.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by any Borrower on account of any Commitment Fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages, Incremental Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) on account of principal of and interest on the Term Loans shall be made pro rata to the Term Lenders according to the respective Outstanding Amount of the Term Loans then held by the Term Lenders. The amount of each optional prepayment of the Term Loans made pursuant to Section 2.10 shall be applied as directed by the Borrower Representative in the notice described in Section 2.10 and, if no direction is given by the Borrower Representative, in the direct order of maturity. The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.11 shall be applied as directed by the Borrower Representative in the notice described in Section 2.11 and, if no direction is given by the Borrower Representative, in the direct order of maturity. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata to the Revolving Lenders according to the respective Outstanding Amount of the Revolving Loans then held by the Revolving Lenders.

(c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. Any payments received after such time shall be deemed to be received on the next Business Day at the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Except as otherwise provided hereunder, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be required on the next Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the time of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor (a “Funding Default”), such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrowers. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower Representative prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the

Borrowers within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.18 Requirements of Law.

(a) Subject to clause (c) of this Section 2.18, if any Change in Law shall (i) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application, any Eurodollar Loan made by it, or change the basis of Taxation of payments to such Lender in respect thereof, (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or (iii) impose on such Lender any other condition, and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower Representative (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) Subject to clause (c) of this Section 2.18, if any Lender shall have determined that compliance by such Lender (or any corporation controlling such Lender) with any Change in Law regarding capital adequacy or liquidity shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Loans or Letters of Credit to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower Representative (with a copy to the Administrative Agent) of a written request therefor (setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(b)), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything to the contrary in this Agreement (including clauses (a) and (b) above), reimbursement pursuant to this Section 2.18 for (A) increased costs arising from any market disruption (i) shall be limited to circumstances generally affecting the banking market and (ii) may only be requested by Lenders representing the Majority Facility Lenders with respect to the applicable Facility and (B) increased costs because of any Change in Law resulting from clause (x) or (y) of the proviso to the definition of “Change in Law” may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrowers under syndicated credit facilities comparable to those provided hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower Representative (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrowers shall pay such Lender the additional amount shown as due on any such certificate promptly after, and in any event within, ten (10) Business Days of, receipt thereof. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) This Section 2.18 shall not apply to any Non-Excluded Taxes or Other Taxes (each of which is provided for in Section 2.19) or any Taxes described in clauses (i) through (iv) of the first sentence of Section 2.19(a).

2.19 Taxes.

(a) All payments made by the Loan Parties under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, including any penalties, interest and additional amounts with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively, “Taxes”), excluding (i) net income Taxes, franchise Taxes (which franchise Taxes are imposed in lieu of net income taxes), and branch profits Taxes, in each case, imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) U.S. federal withholding Taxes on amounts payable to any Lender to the extent imposed pursuant to a Requirement of Law (or official interpretation or administration thereof) in effect at the time the relevant Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment, if any) to receive additional amounts from the Borrowers with respect to such Taxes pursuant to this paragraph (a), (iii) Taxes that are attributable to a Lender’s failure to comply with the requirements of paragraph (d), (e) or (g) of this Section 2.19 and (iv) Taxes imposed by sections 1471 through 1474 of the Code as in existence on the date of this Agreement (and any amended or successor versions of such provisions that are substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder and official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any U.S. or non-U.S. fiscal, tax or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing (“FATCA”) (such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, including any penalties, interest, and additional amounts with respect thereto, the “Non-Excluded Taxes”). If any Non-Excluded Taxes or Other Taxes are required to be deducted or withheld from any amounts payable by the Loan Parties to the Administrative Agent or any Lender hereunder, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and the applicable Loan Party shall pay such additional amounts as may be necessary so that, after any required withholdings or deductions have been made (including any withholdings or deductions attributable to any payments required to be made under this Section 2.19) each Lender (or in the case of a payment made to the Administrative Agent for its own account, such Administrative Agent) receives on the due date a net sum equal to what it would have received had such Non-Excluded Taxes or Other Taxes not been levied or imposed. The Borrowers shall indemnify the Administrative Agent and each Lender within 10 Business Days after written demand therefor (which written demand shall be made no later than 180 days after the earlier of (1) the date on which the Administrative Agent or the applicable Lender, as the case may be, received written demand for payment of the applicable Non-Excluded Taxes or Other Taxes from the relevant Governmental Authority or (2) the date on which the Administrative Agent or the applicable Lender, as the case may be, paid the applicable Non-Excluded Taxes or Other Taxes; provided, that failure or delay on the part of the Administrative Agent or the applicable Lender, as the case may be, to make such written demand shall not constitute a waiver of the right of the Administrative Agent or the applicable Lender, as the case may be, to demand indemnity and reimbursement for such Non-Excluded Taxes or Other Taxes, except to the extent that such failure or delay results in prejudice to the Borrowers) for the full amount of any Non-Excluded Taxes or Other Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document (including Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid by such Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Statements payable by the Borrowers pursuant to this Section 2.19 shall be submitted to the Borrower Representative at the address specified under Section 11.2.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrower Representative shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower Representative showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Each Lender (or Assignee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower Representative and the Administrative Agent two copies of either IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit C-1 and a Form W-8BEN, Form W-8BEN-E (in each case, or any subsequent versions thereof or successors thereto), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents; provided that, in the case of a Non-U.S. Lender that is not the beneficial owner, such Non-U.S. Lender shall deliver to the Borrower Representative and the Administrative Agent two executed copies of IRS Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a statement substantially in the form of Exhibit C-2 or Exhibit C-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable (in each case, or any subsequent versions thereof or successors thereto); provided further that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, such Non-U.S. Lender may provide a statement substantially in the form of Exhibit C-4 on behalf of each such direct or indirect partner. Any Lender (or Assignee) that is not a Non-U.S. Lender shall deliver to the Borrower Representative and the Administrative Agent two copies of IRS Form W-9, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Person claiming complete exemption from backup withholding on all payments by the Borrowers under this Agreement and the other Loan Documents. The Administrative Agent shall deliver to the Borrower Representative two copies of (i) if the Administrative

Agent is a “United States person” as defined in Section 7701(a)(30) of the Code, IRS Form W-9, or (ii) if the Administrative Agent is not a “United States person” as defined in Section 7701(a)(30) of the Code, a duly executed U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrowers to be treated as a United States person with respect to payments under the Loan Documents. The forms and certification referenced in the previous three sentences (the “Forms”) shall be delivered by the Administrative Agent and each Lender, as applicable, on or before the date it becomes a party to this Agreement. In addition, the Administrative Agent and each Lender shall deliver the Forms promptly upon the obsolescence or invalidity of any Forms previously delivered by the Administrative Agent and such Lender and upon the written request of the Borrower Representative or the Administrative Agent. The Administrative Agent and each Lender shall promptly notify the Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered Form to the Borrower Representative (or any other form or certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph (d), the Administrative Agent and each Lender shall not be required to deliver any Form pursuant to this paragraph (d) that the Administrative Agent and such Lender is not legally able to deliver.

(e) The Administrative Agent and each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that the Administrative Agent or such Lender, as applicable, is legally entitled to complete, execute and deliver such documentation and in the Administrative Agent’s or such Lender’s reasonable judgment, as applicable, such completion, execution or submission would not materially prejudice the legal position of the Administrative Agent and such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the relevant Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the relevant Loan Party under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Loan Parties pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(g) If a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent and such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Administrative Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(i) For purposes of this Section 2.19, the term Lender shall include any Issuing Lender or Swingline Lender.

2.20 Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of or conversion from Eurodollar Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower Representative by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.18 or 2.19 with respect to such Lender, it will, if requested by the Borrower Representative, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Sections 2.18 or 2.19. Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrower(s) to repay such Loan in accordance with the terms of this Agreement.

2.22 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender (a) in the event that a Loan Party’s obligation to pay additional amounts or indemnity payments under Section 2.19 is triggered with respect to such Lender, (b) that requests reimbursement for amounts owing pursuant to Sections 2.16 or 2.18, (c) that becomes a Defaulting Lender or otherwise defaults in its obligation to make Loans hereunder or (d) that has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.1 that requires the consent of all Lenders or all Lenders under a particular Facility or each Lender affected thereby and which has been approved by the Required Lenders as provided in Section 11.1, with a Lender or Eligible Assignee; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of clause (a) or (b), prior to any such replacement, such Lender shall have taken no action under Section 2.21 sufficient to eliminate the continued need for payment of amounts owing pursuant to Sections 2.16, 2.18 or 2.19, (iii) the replacement financial institution or other Eligible Assignee shall purchase, at par, all Loans and other amounts (or, in the case of clause (d) as it relates to provisions affecting a particular Facility, Loans or other amounts owing under such Facility) owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrowers shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution or other Eligible Assignee, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be deemed to have made such replacement in accordance with the provisions of Section 11.6, (vii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Sections 2.16, 2.18, 2.19(a) or 2.19(b), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. Upon any such assignment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof (or, in the case of clause (d) as it relates to provisions affecting a particular Facility, a Lender under such Facility); provided that any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender. Each Lender, the Administrative Agent and each Borrower agrees that in connection with the replacement of a Lender and upon payment to such replaced Lender of all amounts required to be paid under this Section 2.22, the Administrative Agent and the Borrowers shall be authorized, without the need for additional consent from such replaced Lender, to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent or the Borrower Representative and, to the extent required under Section 11.6, the Borrower Representative and the Swingline Lender and each Issuing Lender, shall be effective for purposes of this Section 2.22 and Section 11.6. Notwithstanding anything to the contrary in this Section 2.22, in the event that a Lender which holds Loans or Commitments under more than one Facility does not agree to a proposed amendment, supplement, modification, consent or waiver which requires the consent of all Lenders under a particular Facility, the Borrowers shall be permitted to replace the non-consenting Lender with respect to the affected Facility and may, but shall not be required to, replace such Lender with respect to any unaffected Facilities.

2.23 Notes. If so requested by any Lender by written notice to the Borrower Representative (with a copy to the Administrative Agent), the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) (promptly after the Borrower Representative’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.24 Incremental Credit Extensions.

(a) The Borrowers may, at any time or from time to time after the Effective Date, by notice from the Borrower Representative to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans and/or one or more increases in the amount of any Class of Term Loans then outstanding (the commitments thereof, the “Incremental Term Commitments”, the loans thereunder, the “Incremental Term Loans”, and a Lender making such loans, an “Incremental Term Lender”) and/or one or more additional tranches of revolving loans (the “Additional/Replacement Revolving Commitments”) and/or one or more increases in the amount of the Revolving Commitments of any Class (each such increase, a “Revolving Commitment Increase”, the loans thereunder and under any Additional/Replacement Revolving Commitments, the “Incremental Revolving Loans”, and a Lender making such a commitment, an “Incremental Revolving Lender”); provided that:

(i) [reserved];

(ii) after giving effect to any such Additional/Replacement Revolving Commitments, any such Revolving Commitment Increase and any such Incremental Term Loans, the aggregate amount of such Additional/Replacement Revolving Commitments, Revolving Commitment Increases and Incremental Term Loans shall not exceed an amount equal to the sum of

(x) an unlimited amount so long as:

(1) with respect to any such Incremental Term Loans, Additional/Replacement Revolving Commitments or Revolving Commitment Increase that constitutes First Lien Obligations, the Total First Lien Net Leverage Ratio does not exceed 4.00 to 1.00, or, if incurred in connection with a Permitted Acquisition, the Total First Lien Net Leverage Ratio does not exceed the Total First Lien Net Leverage Ratio immediately prior to such Permitted Acquisition,

(2) with respect to any such Incremental Term Loans that constitutes Junior Lien Obligations, the Total Net Secured Leverage Ratio does not exceed 4.00 to 1.00, or, if incurred in connection with a Permitted Acquisition, the Total Net Secured Leverage Ratio does not exceed the Total Net Secured Leverage Ratio immediately prior to such Permitted Acquisition, or

(3) with respect to any such Incremental Term Loans that is unsecured, either (I) the Total Net Leverage Ratio does not exceed 5.00 to 1.00, (II) the Fixed Charge Coverage Ratio is greater than or equal to 2.00 to 1.00 or (III) if incurred in connection with a Permitted Acquisition, the Total Net Leverage Ratio does not exceed the Total Net Leverage Ratio immediately prior to such Permitted Acquisition;

in each case where such Total First Lien Net Leverage Ratio, Total Net Secured Leverage Ratio, Total Net Leverage Ratio and/or Fixed Charge Coverage Ratio, as applicable, is calculated on a Pro Forma Basis (but without giving effect to the cash proceeds remaining on the balance sheet of such Incremental Term Loans or of any Incremental Revolving Loans incurred pursuant to such Revolving Commitment Increase or such Additional/Replacement Revolving Commitments), as of the most recently completed Test Period (calculated assuming that such Revolving Commitment Increase or Additional/Replacement

Revolving Commitments is fully drawn throughout such period) (without giving effect to any contemporaneous borrowing under clause (y) or clause (z) below), plus

(y) the amount of all prior voluntary prepayments, loan buybacks (to the extent offered to all similarly situated Lenders and to the extent of the actual cash purchase price paid for such loan buyback and not the par value of the Loans) and commitment reductions (to the extent not funded with the proceeds of Indebtedness constituting “long term indebtedness” (or comparable caption) under GAAP (other than Indebtedness in respect of any revolving credit facility)) of Term Loans, Revolving Loans, Incremental Term Loans, Incremental Revolving Loans and Indebtedness incurred pursuant to Section 7.2(b)(vi) that constitutes First Lien Obligations (in each case, with respect to any revolving loans, to the extent accompanied by a permanent reduction in such revolving commitments), plus

(z) an amount equal to the greater of (1) $160,000,000 and (2) 100% of Consolidated EBITDA as of the most recently completed Test Period, less the aggregate principal amount of Indebtedness incurred under Section 7.2(b)(vi)(z);

provided that, for the avoidance of doubt, the amount available to the Borrowers pursuant to clause (y) and clause (z) shall be available at all times and shall not be subject to the ratio tests described in clause (x);

provided further that, for the avoidance of doubt, if the Borrowers incur Incremental Term Loans, Additional/Replacement Revolving Commitments or a Revolving Commitment Increase under clause (x) above on the same date that they incur indebtedness under clauses (y) or (z) above, then the Total First Lien Net Leverage Ratio, Total Net Secured Leverage Ratio, Total Net Leverage Ratio and/or Fixed Charge Coverage Ratio will be calculated with respect to such incurrence under clause (x) without regard to any incurrence of indebtedness under clauses (y) or (z) above;

provided, further, unless the Borrowers elect otherwise, any Incremental Term Loans, Additional/Replacement Revolving Commitments or Revolving Commitment Increase shall be deemed incurred first under clause (x) above, with the balance incurred under clauses (y) and (z) above; and

provided, further, that Indebtedness Incurred under clauses (y) or (z) above shall automatically be reclassified as being Incurred under clause (x)(1) above upon achievement of a Total First Lien Net Leverage Ratio less than or equal to 4.00 to 1.00 (if such Indebtedness constitutes First Lien Obligations), clause (x)(2) above upon achievement of a Total Net Secured Leverage Ratio less than or equal to 4.00 to 1.00 (if such Indebtedness constitutes Junior Lien Obligations), clause (x)(3)(I) above upon achievement of a Total Leverage Ratio less than or equal to 5.00 to 1.00 (if such Indebtedness is unsecured) or clause (x)(3)(II) above upon achievement of a Fixed Charge Coverage Ratio greater than or equal to 2.00 to 1.00 (if unsecured);

(iii) with respect to any such Incremental Term Loans that constitutes Junior Lien Obligations, an Intercreditor Agreement (or any Intercreditor Agreement has been amended or replaced in a manner reasonably acceptable to the Administrative Agent) has been entered into;

(iv) other than Customary Bridge Financings and Permitted Early Maturity Indebtedness, the Incremental Term Loans shall not mature earlier than the Term Loan Maturity Date and the Incremental Revolving Loans shall not mature earlier than the Revolving Termination Date;

(v) other than Customary Bridge Financings and Permitted Early Maturity Indebtedness, the Incremental Term Loans shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Term Loans;

(vi) subject to clauses (iv) and (v) above, (x) the interest rates (and, in the case of any Incremental Term Loan subject to clauses (iv) and (v) above, the amortization schedule) applicable to any such Incremental Term Loans or Additional/Replacement Revolving Commitments shall be determined by the Borrowers and the applicable Incremental Term Lenders or Incremental Revolving Lenders, as the case may be, and (y) any such Additional/Replacement Revolving Commitments shall not have amortization or scheduled mandatory commitment reductions (other than at the maturity thereof);

(vii) no Default or Event of Default (or, in connection with a Limited Condition Transaction, no Default or Event of Default under Section 9.1(a) or 9.1(g)) shall exist on the Incremental Facility Closing Date with respect to any Incremental Amendment entered into in connection therewith (and after giving effect to any Incremental Term Loans and/or Incremental Revolving Loans made thereunder);

(viii) with respect to any Incremental Term Loans (other than in respect of Customary Bridge Financings) Incurred on or prior to the date that is twelve months following the Effective Date, if the all-in-yield (whether in the form of interest rate margins, including interest rate floors (subject to the first proviso in this clause (vii) and the exclusion in the definition of OID) or OID (with any OID being equated to interest margin based on an assumed four-year life to maturity (or, if shorter, the remaining life to maturity thereof) for purposes of determining any increase to the Applicable Margin under the Term Facility)), in each case paid or payable by a Borrower to Lenders or other institutions providing such Indebtedness, with respect to the Incremental Term Loans made thereunder (as determined by the Borrowers and the applicable Incremental Term Lenders) exceeds the all-in yield (after giving effect to interest rate margins (including the interest rate floors, subject to the first proviso in this clause (viii) and the exclusion in the definition of OID) and OID (equated to interest based on an assumed four-year life to maturity or, if shorter, the remaining life to maturity thereof)), in each case paid or payable by a Borrower to Lenders or other institutions providing such Indebtedness, with respect to the Initial Term Loans, after giving effect to any increase or repricing thereof that has theretofore become effective (it being understood that if any such repricing was effected as a refinancing tranche, the OID applicable to the refinanced loans shall be taken into account), by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Incremental Yield Differential”), then, upon the effectiveness of such Incremental Amendment, the Applicable Margin then in effect for such Initial Term Loans shall automatically be increased by the Incremental Yield Differential; provided, that if the Incremental Term Loans include an interest-rate floor greater than the interest rate floor applicable to such Initial Term Loans, the differential between such interest rate floors shall be equated to the interest rate margins for purposes of determining whether an increase to the Applicable Margin shall be required, but only to the extent an increase in the interest rate floor applicable to such Initial Term Loans would cause an increase in the Applicable Margin, and in such case the interest rate floor (but not the Applicable Margin) applicable to such Initial Term Loans shall be increased to the extent of such differential between interest rate floors; provided, further, that any Incremental Term Loans that constitute fixed-rate Indebtedness shall be swapped to a floating rate on a customary matched-maturity basis; provided, further that this clause (vii) shall not apply to (x) up to $75,000,000 of Additional/Replacement Revolving Commitments, Revolving Commitment Increase and Incremental Term Loans (as selected by the Borrower), or (y) any Incremental Term Loan that matures later than 24 months after the Term Loan Maturity Date; and

(ix) the Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases may be denominated in Dollars or in any currency acceptable to the Administrative Agent and the applicable Incremental Term Lenders or Incremental Revolving Lenders, as the case may be.

(b) Incremental Term Loans may provide for the ability to participate on a pro rata, greater than pro rata or less than pro rata basis in any voluntary prepayments of Terms Loans or any mandatory prepayments of Term Loans with the proceeds of Other Term Loans and on a pro rata or less than pro rata basis with any other prepayment of Term Loans. Incremental Revolving Lenders may agree to a less than pro rata share of any prepayment. Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases shall benefit from the same Guarantees applicable to then outstanding Term Loans and Revolving Commitments. The Revolving Commitment Increases shall be treated substantially the same as the Revolving Commitments being increased, and shall be considered to be part of the Class of Revolving Facility being increased (it being understood that, if required to consummate the provision of Revolving Commitment Increases, the pricing, interest rate margins, rate floors and facility fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)). Each notice from the Borrower Representative to the Administrative Agent pursuant to Section 2.24(a) shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Additional/Replacement Revolving Commitments or Revolving Commitment Increase.

(c) Incremental Term Loans may be made, and Additional/Replacement Revolving Commitments and Revolving Commitment Increases may be provided, by any existing Lender or any Additional Lender, in each case on terms permitted in this Section 2.24, and, to the extent not permitted in this Section 2.24, all terms and documentation with respect to any Incremental Term Loan, Additional/Replacement Revolving Commitments or Revolving Commitment Increase which (i) are materially more restrictive on the Group Members, taken as a whole, than those with respect to the then-outstanding Term Loans and Revolving Commitments (but excluding (1) any terms applicable after the Latest Maturity Date and (2) terms that are more favorable to the existing Lenders than the comparable terms in the existing Loan Documents, in which case such terms may be incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment or consent requirements) or (ii) relate to provisions of a mechanical (including with respect to the Collateral and currency mechanics) or administrative nature, shall in each case be reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent, Issuing Lenders and Swingline Lender shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Lender’s making such Incremental Term Loans or Additional/Replacement Revolving Commitments or providing such Revolving Commitment Increases if such consent would be required under Section 11.6(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Lender or Additional Lender; provided, further, that the Issuing Lenders and Swingline Lender shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to any Additional/Replacement Revolving Commitments or Revolving Commitment Increase provided by any Additional Lender. Commitments in respect of Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing

Revolving Lender, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrowers, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section (including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Term Loans that are intended to be fungible with an existing Class of Term Loans to be fungible with such Term Loans, which shall include any amendments to Section 2.3 that do not reduce the ratable amortization received by each Lender thereunder). The effectiveness of any Incremental Amendment shall be (unless otherwise agreed by the relevant Incremental Term Lenders and/or Incremental Revolving Lenders in connection with a Limited Condition Transaction) subject to the satisfaction of the condition set forth in Section 5.2(a) (it being understood that all references to the date of such extension of credit or similar language in Section 5.2 shall be deemed to refer to the Incremental Facility Closing Date) and such other conditions as the parties thereto shall agree (the effective date of any such Incremental Amendment, an “Incremental Facility Closing Date”). The Borrowers will use the proceeds of the Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans, Additional/Replacement Revolving Commitments or Revolving Commitment Increases, unless it so agrees.

(d) Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase either be prepaid from the proceeds of additional Revolving Loans made hereunder or assigned to a Revolving Commitment Increase Lender (in each case, reflecting such increase in Revolving Commitments, such that Revolving Loans are held ratably in accordance with each Revolving Lender’s Pro Rata Share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.20 (it being understood that the foregoing provisions shall apply only to an increase in the amount of the Revolving Commitment Increase and not to any Additional/Replacement Revolving Commitments). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. For the avoidance of doubt, this Section 2.24(d) shall apply only to such Class of Revolving Commitments that are the same Class as the Incremental Revolving Loans and shall not apply to any other Class of Revolving Loans.

(e) Notwithstanding anything to the contrary herein, this Section 2.24 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and Section 2.17 shall be deemed to be amended to implement any Incremental Amendment.

2.25 Refinancing Amendments.

(a) At any time after the Effective Date, the Borrowers may obtain, from any Lender or any Additional Lender, Permitted Credit Agreement Refinancing Debt in respect of (1) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (1) will be deemed to include any then outstanding Other Term Loans) or (2) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (2) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Permitted Credit Agreement Refinancing Debt:

(i) shall not be permitted to rank senior in right of payment or security to the Loans and Commitments being refinanced (assuming that such Loans or Commitments would have remained outstanding);

(ii) will have such pricing, premiums, optional prepayment terms and financial covenants as may be agreed by the Borrowers and the Lenders thereof;

(iii) (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of Revolving Loans (or unused Revolving Commitments) being Refinanced and (y) other than Customary Bridge Financings, with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being Refinanced;

(iv) subject to clause (ii) above, will have terms and conditions that are either substantially identical to, or, taken as a whole, less favorable to the Lenders or Additional Lenders providing such Permitted Credit Agreement Refinancing Debt than the Refinanced Debt; and

(v) the proceeds of such Permitted Credit Agreement Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so Refinanced (and repayment of Revolving Loans outstanding thereunder);

provided, further, that the terms and conditions applicable to such Permitted Credit Agreement Refinancing Debt may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrowers and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Permitted Credit Agreement Refinancing Debt is issued, incurred or obtained or added to the Loan Documents for the benefit of the applicable Lenders pursuant to a Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.2 (unless waived by the Lenders providing such Permitted Credit Agreement Refinancing Debt) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 5.1 (other than changes to such legal opinions resulting from a change in law, change in facts or changes to counsel’s form of opinion). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Initial Borrower or any Restricted Subsidiary, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments subject to the approval of the Issuing Lenders.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Credit Agreement Refinancing Debt incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments).

(c) Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement, any Intercreditor Agreement (or to effect a replacement of any Intercreditor Agreement) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Termination Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding revolving commitments, be deemed to be participation interests in respect of such revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 2.25 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and the Borrowers and the Administrative Agent may amend Section 2.17 to implement any Refinancing Amendment.

2.26 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted in the definitions of “Required Lenders”, “Majority Revolving Lenders” and “Majority Term Lenders” and otherwise as set forth in Section 11.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders and the Swingline Lender hereunder; third, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the

Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or L/C Advances and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and L/C Advances owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 3.2(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.2(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Such Defaulting Lender shall not be entitled to receive or accrue Letter of Credit fees or any commitment fee pursuant to Section 2.8(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, Refinance or fund participations in Swingline Loans and Letters of Credit pursuant to Sections 2.7 and 3.4, respectively, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, Refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of such Lender. In the event non-Defaulting Lenders’ obligations to acquire, Refinance or fund participations in Letters of Credit are increased as a result of a Defaulting Lender, then all Letter of Credit fees that would have been paid to such Defaulting Lender shall be paid to such non-Defaulting Lenders ratably in accordance with such increase of such non-Defaulting Lender’s obligations to acquire, Refinance or fund participations in Letters of Credit.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Lender and each Issuing Lender agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.26(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a

Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 11.16, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) No Release. Subject to Section 11.16, the provisions hereof attributable to Defaulting Lenders shall not release or excuse any Defaulting Lender from failure to perform its obligations hereunder.

2.27 Loan Modification Offers.

(a) The Borrowers may, on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by any Person that is not an Affiliate of any Borrower appointed by the Borrower Representative, after consultation (and, with respect to any documentation requiring execution of the Administrative Agent in its capacity as such, with the consent of the Administrative Agent) with the Administrative Agent, as agent under such Loan Modification Agreement (as defined below) (such Person (who may be the Administrative Agent, if it so agrees), the “Loan Modification Agent”) and reasonably acceptable to the Borrower Representative; provided that (i) any such offer shall be made by the Borrowers to all Lenders with Loans with a like maturity date (whether under one or more tranches) on a pro rata basis (based on the aggregate Outstanding Amount of the applicable Loans), (ii) no Default or Event of Default shall have occurred and be continuing at the time of any such offer, (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower Representative and (iv) in the case of any Permitted Amendment relating to the Revolving Commitments, each Issuing Lender and the Swingline Lender shall have approved such Permitted Amendment. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than five (5) Business Days nor more than forty-five (45) Business Days after the date of such notice, unless otherwise agreed to by the Loan Modification Agent); provided that, notwithstanding anything to the contrary, (x) assignments and participations of Specified Classes shall be governed by the same or, at the Borrower Representative’s discretion, more restrictive assignment and participation provisions than those set forth in Section 11.6, and (y) no repayment of Specified Classes shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Loan Modification Offer.

(b) A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the applicable Borrowers, each applicable Accepting Lender and the Loan Modification Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. No Loan Modification Agreement shall provide for any extension of any Specified Class in an aggregate principal amount that is less than 25% of such Specified Class then outstanding or committed, as the case may be. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Loan Modification Agent and the Borrower Representative, to give effect to the provisions of this Section 2.27, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that (x) no Loan Modification Agreement may provide for (i) any Specified Class to be secured by any Collateral or other assets of any Group Member that does not also secure the Loans and (ii) so long as any Loans are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Loans on a pro rata basis or greater than pro rata basis (or, with respect to prepayments made with proceeds of Permitted Credit Agreement Refinancing Debt and voluntary prepayments, on a pro rata basis, less than pro rata basis or greater than pro rata basis), (y) in the case of any Loan Modification Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Termination Date may not be extended without the prior written consent of each Issuing Lender; and (z) the terms and conditions of the applicable Loans and/or Commitments of the Accepting Lenders (excluding pricing, fees, rate floors and optional prepayment or redemption terms) shall be substantially identical to, or (taken as a whole) shall be no more favorable to, the Accepting Lenders than those applicable to the Specified Class (except for (1) financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer, as may be agreed by the Borrower Representative and the Accepting Lenders or (2) any terms that are confirmed (or added) to the Loan Documents for the benefit of the lenders of the Specified Class pursuant to such Loan Modification Agreement).

(c) Subject to Section 2.27(b), the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrowers’ sole discretion and may be waived by the Borrower Representative) of Loans of any or all applicable Classes be extended.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 2.27 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and the Borrowers and the Administrative Agent may amend Section 2.17 to implement any Loan Modification Agreement.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit and to the extent agreed to by an Issuing Lender, bank guarantees and commercial letters of credit providing for the payment of cash upon the honoring of a presentation thereunder (collectively, with the letters of credit existing under the Original Credit Facility on the date hereof and described on Schedule 1.1-3, “Letters of Credit”) for the account of the Initial Borrower or the account of any of its Restricted Subsidiaries (provided that the Initial Borrower shall be an applicant, and be fully and unconditionally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary) on any Business Day prior to the date that is thirty (30) days prior to the Revolving Termination Date in such form as may be approved from time to time by the Issuing Lenders; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) the L/C Obligation of such Issuing

Lender would exceed its L/C Sublimit. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a stated amount acceptable to the relevant Issuing Lender, (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance, or such longer period as is reasonably acceptable to the Issuing Lender, and (y) the date that is three (3) Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with the consent of the applicable Issuing Lender may provide for the renewal or extension thereof for additional one-year periods or such longer period of time as may be agreed by the Issuing Lender (which shall in no event extend beyond the date referred to in clause (y) above, except to the extent the L/C Obligations under such Letter of Credit have been Cash Collateralized); provided, further, that the Issuing Lenders shall not renew or extend any such Letter of Credit if it has received written notice (or otherwise has knowledge) that an Event of Default has occurred and is continuing or any of the conditions set forth in Section 5.2 are not satisfied prior to the date of the decision to renew or extend such Letter of Credit and (iv) be otherwise reasonably acceptable in all respects to the Issuing Lenders. Unless otherwise directed by the Issuing Lenders, the Borrower Representative shall not be required to make a specific request to an Issuing Lender for any such extension. Once any Letter of Credit has been issued that may be extended automatically pursuant to the foregoing, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lenders to permit the extension of such Letter of Credit, including to the date that is five (5) Business Days prior to the Revolving Termination Date. For the avoidance of doubt, the letters of credit identified on Schedule 1.1-3 shall be deemed Letters of Credit for all purposes under this Agreement.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if (i) such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it.

3.2 Procedure for Issuance of Letter of Credit.

(a) The Borrower Representative may from time to time on any Business Day occurring from (or, in the case of any Letter of Credit permitted to be issued on the Effective Date, prior to) the Effective Date until the Revolving Termination Date request that an Issuing Lender issue a Letter of Credit by delivering to the relevant Issuing Lender, with a copy to the Administrative Agent, at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Promptly upon receipt of any Application, such Issuing Lender will confirm with the Administrative Agent that the Administrative Agent has received a copy of the Application, and if not, will furnish the Administrative Agent with a copy thereof. Unless such Issuing Lender has received written notice from the Administrative Agent or the Borrower Representative at least two (2) Business Days prior to the requested date of issuance, or one (1) Business Day prior to the requested date of amendment, as appropriate, of the applicable Letter of Credit, that one or more of the conditions contained in Section 5 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit (a) earlier than (i) three (3) Business Days, in the case of standby Letters of Credit or similar agreements or (ii) to the extent an Issuing Lender agrees to issue bank guarantees or commercial Letters of Credit, or similar agreements, such period of time as is acceptable to such Issuing Lender, or (b) later than ten (10) Business Days, (or in each case such shorter period as may be agreed to by the applicable Issuing Lender in any particular instance) after, its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the applicable Issuing Lender and the Borrower Representative. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower Representative and the Administrative Agent promptly following the issuance thereof. The Administrative Agent shall promptly furnish to the Revolving Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(b) Cash Collateral. (i) If an Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 5.2 to a Revolving Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 9.3 or (iv) an Event of Default set forth under Section 9.1(g) occurs and is continuing, then the Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 P.M., New York City time, on (x) in the case of the immediately preceding clauses (i) through (iii), (1) if the Borrower Representative receives notice thereof prior to 11:00 A.M., New York City time, on any Business Day, on the Business Day immediately following receipt of such notice or (2) if the Borrower Representative receives notice thereof after 11:00 A.M., New York City time, on any Business Day, on the second Business Day immediately following receipt of such notice (y) in the case of the immediately preceding clause (iv), the Business Day on which an Event of Default set forth under Section 9.1(g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.26(a)(iv)), then promptly upon the request of the Administrative Agent, the applicable Issuing Lender or the Swingline Lender, the Borrowers shall Cash Collateralize the Borrowers’ Defaulting Lender Fronting Exposure and deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Issuing Lender and the Lenders, as collateral for the L/C Obligations, Cash Collateral pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a cash collateral account (the “Cash Collateral Account”) and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations (or in the case of Cash Collateral provided with regard to Defaulting Lender Fronting Exposure, such amount of Defaulting Lender Fronting Exposure), the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in a Cash Collateral Account as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding

Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Lender. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers.

3.3 Fees and Other Charges.

(a) The Borrowers will pay a fee on the Letter of Credit amounts as described in Section 3.9 hereof at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, less the amount of fronting fee referred to in the next sentence, shared ratably among the Revolving Lenders and payable quarterly in arrears on each applicable Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to the applicable Issuing Lender for its own account a fronting fee which shall be the greater of $500 per annum and 0.125% per annum (or such lower fee as the applicable Issuing Lender may agree) on the Letter of Credit amounts as described in Section 3.9 hereof during the applicable period, payable quarterly in arrears on each applicable Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrowers shall pay or reimburse such Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit. Such costs and expenses shall be due and payable on demand and nonrefundable.

3.4 L/C Participations.

(a) The Issuing Lenders irrevocably agree to grant and hereby grant to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lenders, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by an Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lenders that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against such Issuing Lender, the Borrowers, any other Group Member or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to such Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrowers. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower Representative and the Administrative Agent thereof. If any drawing is paid under any Letter of Credit, the Borrowers shall reimburse such Issuing Lender for the amount of (a) the drawing so paid and (b) any fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than by 3:00 P.M., New York City time, on (i) the Business Day following the Business Day on which notice of such drawing was received, if such notice is received on such day prior to 11:00 A.M., New York City time, or (ii) if clause (i) above does not apply, two Business Days following the day that the Borrower receive such notice. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant drawing is paid until payment in full at the rate set forth in (x) until the second Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6 Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person (it being understood that this provision shall not preclude the ability of the Borrowers to bring any claim for damages against any such Person who has acted with gross negligence or willful misconduct, as determined in a final and nonappealable decision of a court of competent jurisdiction). The Borrowers also agree with the Issuing Lenders that the Issuing Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the applicable Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lenders under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct (as determined in a final and nonappealable decision of a court of competent jurisdiction), shall be binding on the Borrowers and shall not result in any liability of the applicable Issuing Lender to the Borrowers.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower Representative of the date and amount thereof. The responsibility of the applicable Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit, or any other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Lenders or any other Person relating to any Letter of Credit, is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall control.

3.9 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms (or the terms of any applicable Letter of Credit Application or other document, agreement or instrument entered into by the applicable Issuing Lender and the Initial Borrower (or Restricted Subsidiary, if applicable) or in favor of the applicable Issuing Lender and relating to such Letter of Credit) provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Loan Party (in the case of Holdings, only in respect of itself to the extent set forth in this Section 4) hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. The audited consolidated balance sheets at December 31, 2016 and December 31, 2015 and related consolidated statements of operations and consolidated statements of cash flows related to the Initial Borrower, for the years then ended, in each case reported on by and accompanied by an unqualified report as to going concern or scope of audit from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Initial Borrower, as at such applicable date, and the consolidated results of its operations and cash flows for the respective periods referred to therein. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has, as of the Effective Date after giving effect to the Transactions and excluding obligations under the Loan Documents, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are required in conformity with GAAP to be disclosed therein and which are not reflected in the most recent financial statements referred to in this paragraph.

4.2 No Change. Since December 31, 2016, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and (where applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is in compliance with all Requirements of Law, except in the case of clauses (a) (as it relates to good standing) and (c) above, to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations.

(a) Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions.

(b) No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.15.

(c) Each Loan Document has been duly executed and delivered on behalf of each applicable Loan Party. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each applicable Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings and guarantees hereunder and the use of the proceeds thereof will not (i) violate any material Requirement of Law or the Organizational Documents of any Loan Party, (ii) except as could not reasonably be expected to have a Material Adverse Effect, violate any Contractual Obligation of any Group Member and (iii) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6 Litigation. No litigation, suit or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing by or against any Group Member or against any of their respective properties, assets or revenues (a) with respect to any of the Loan Documents or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 Ownership of Property; Liens. Except where the failure to have such title or other interest could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.7.

4.8 Intellectual Property. Except as could not, individually or in an aggregate, reasonably be expected to have a Material Adverse Effect, the Group Members own, or are licensed to use, all intellectual property necessary for the conduct in all material respects of the business of the Initial Borrower and its Restricted Subsidiaries, taken as a whole, as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any intellectual property or the validity or effectiveness of any Group Member’s intellectual property or alleging that the conduct of any Group Member’s business infringes or otherwise violates the rights of any Person, nor does Holdings or the Initial Borrower know of any valid basis for any such claim except, in each case, for such claims that could not reasonably be expected to impair or interfere in any material respect with the operations of the business conducted by the Initial Borrower and its Restricted Subsidiaries, taken as a whole, or result in a Material Adverse Effect.

4.9 Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Group Member has filed or caused to be filed all Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); and (ii) no tax Lien (other than any Liens for Taxes not yet due and payable) has been filed, and, to the knowledge of any of the Group Members, no claim is being asserted, with respect to any such Tax.

4.10 Federal Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for the purpose of buying or carrying Margin Stock or for any purpose that violates the provisions of the Regulations of the Board.

4.11 Employee Benefit Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, (b) each Plan has been operated and maintained in compliance in all respects with applicable Law, including the applicable provisions of ERISA and the Code, and the governing documents for such Plan, (c) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, (d) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount, (e) neither the Initial Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA which remains unsatisfied and (f) no such Multiemployer Plan is Insolvent.

4.12 Investment Company Act; Other Regulations. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.13 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of the Group Members, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, any Environmental Law;

(b) no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Loan Party have knowledge that any such notice is being threatened;

(c) Materials of Environmental Concern have not been released, transported, generated, treated, stored or disposed of from the Properties by any Group Member in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of the Group Member, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) each Group Member is in compliance and, (to the knowledge of the Group Members) for the past five (5) years, has been in compliance, with all applicable Environmental Laws; and

(f) to the knowledge of the Group Members, there are no past or present conditions, events, circumstances, facts, or activities that would reasonably be expected to give rise to any liability or other obligation for any Group Member under any Environmental Laws.

4.14 Accuracy of Information, etc. No statement or information concerning any Group Member or the Business contained in this Agreement, any other Loan Document, the Lender Presentation or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them (except for projections, pro forma financial information and information of a general economic or industry nature), for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained, as of the date such statement, information, document or certificate was so furnished (or, in the case of the Lender Presentation, as of the Effective Date) and after giving effect to all supplements and updates thereto, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which the statements were made. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Initial Borrower to be reasonable at the time made and as of the Effective Date (with respect to such projections and pro forma financial information delivered prior to the Effective Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

4.15 Security Documents. Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). In the case of (i) the Capital Stock described in the Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction, when certificates representing such Capital Stock are delivered to the Administrative Agent, and (ii) in the case of the other Collateral not described in clause (i) constituting personal property described in the Security Agreement, when financing statements and other filings, agreements and actions specified on Schedule 4.15 in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 4.15, as the case may be, the Administrative Agent, for the benefit of the Secured Parties, shall, except as otherwise contemplated in the Loan Documents, have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Permitted Priority Liens) (provided that the Administrative Agent and/or Lenders, but not such Loan Party, shall be responsible for filing UCC continuation statements as required to maintain the perfected security interests of the Administrative Agent and the other Secured Parties). Other than as set forth on Schedule 4.15, as of the Effective Date, none of the Capital Stock of any Borrower or any Subsidiary Guarantor that is a limited liability company or partnership is a Certificated Security (as defined in the Security Agreement).

4.16 Solvency. As of the Effective Date, each of Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be and will continue to be, Solvent.

4.17 PATRIOT Act; FCPA; OFAC.

(a) To the extent applicable, each Loan Party and each Group Member is in compliance, in all material respects, with (i) the PATRIOT Act and (ii) each of the foreign assets control regulations administered by the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended).

(b) Each Loan Party and each Group Member is in compliance, in all material respects, with the U.S. Foreign Corrupt Practices Act, as amended from time to time and any other applicable anti-bribery or anti-corruption law. No part of the proceeds of the Loans will knowingly be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) No Loan Party or Group Member, nor to the knowledge of the Initial Borrower, any director, officer, agent, employee or Affiliate thereof, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or is currently subject to any U.S. economic sanctions administered by OFAC.

(d) The Borrowers will not knowingly, directly or indirectly, use the proceeds of the Loans or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. economic sanctions administered by OFAC.

4.18 Status as Senior Indebtedness. The Obligations under the Facilities constitute “senior debt”, “senior indebtedness”, “guarantor senior debt”, “senior secured financing” and “designated senior indebtedness” (or any comparable term) for all Indebtedness (if any) that is subordinated in right of payment to the Obligations.

4.19 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

Notwithstanding anything herein or in any other Loan Document to the contrary, no officer of any Group Member shall have any personal liability in connection with the representations and warranties and other certifications in this Agreement or any other Loan Document.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Effective Date. The agreement of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the Effective Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Effective Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by the Initial Borrower, each Guarantor and each Person listed on Schedule 1.1;

(ii) the Reaffirmation, executed and delivered by the Initial Borrower and the Guarantor;

(iii) each Note, executed by the Initial Borrower in favor of each Lender requesting the same at least three (3) Business Days prior to the Effective Date;

(iv) the Security Agreement, executed and delivered by the Initial Borrower and the Guarantors; and

(v) a Borrowing Request, executed and delivered by the Initial Borrower.

(b) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Effective Date, and all reasonable and documented out-of-pocket expenses related to the negotiation and execution of this Agreement required to be paid on the Effective Date for which reasonably detailed invoices have been presented (including the reasonable and documented out-of-pocket, fees and expenses of legal counsel to the Administrative Agent) to the Initial Borrower at least three (3) Business Days prior to the Effective Date.

(c) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, including certified organizational authorizations, incumbency certifications, the certificate of incorporation or other similar Organizational Documents of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and bylaws or other similar Organizational Documents of each Loan Party certified by a Responsible Officer as being in full force and effect on the Effective Date and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(d) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Fried, Frank, Harris, Shriver & Jacobson, LLP, special counsel to the Loan Parties, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(e) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock (to the extent certificated) pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) the Global Intercompany Note.

(f) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Priority Liens), shall have been executed and delivered to the Administrative Agent in proper form for filing, registration or recordation.

(g) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, which demonstrates that Holdings and its Subsidiaries on a consolidated basis are and, after giving effect to the Transactions and the other transactions contemplated hereby, will be and will continue to be, Solvent.

(h) PATRIOT Act. The Administrative Agent and the Lenders (to the extent reasonably requested in writing at least ten (10) days prior to the Effective Date) shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information that the Administrative Agent reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

(i) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) on and as of the Effective Date.

5.2 Conditions to Each Borrowing Date. The agreement of each Lender to make any extension of credit (other than as otherwise agreed in connection with a Limited Condition Transaction and except as otherwise provided herein in the case of Incremental Term Loans and Incremental Revolving Loans) requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. The Administrative Agent and, if applicable, the Issuing Lender or the applicable Swingline Lender, shall have received notice from the Borrower Representative, which, if in writing, may be in the form of a Borrowing Request.

Each Borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied; provided, however, that for the avoidance of doubt, the conversion or continuation of an existing Borrowing pursuant to Section 2.12 does not constitute the Borrowing of a Loan under this Section 5.2 and shall not result in a representation and warranty by the Borrowers on the date thereof as to the conditions contained in this Section 5.2.

SECTION 6. AFFIRMATIVE COVENANTS

Holdings and the Initial Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made and (iii) obligations under Specified Swap Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, each of Holdings and the Initial Borrower shall, and shall cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) as soon as available, but in any event within ninety (90) days after the last day of each fiscal year of the Initial Borrower, a copy of the audited consolidated balance sheet of the Initial Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and comprehensive income for such year, setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing, which opinion shall not be subject to qualification as to scope or contain any “going concern” qualification or exception other than with respect to or resulting from (i) the maturity of any Loans under this Agreement or Indebtedness incurred pursuant to Sections 7.2(a), 7.2(b)(vi) or 7.2(b)(xxiii) or any Refinancing Indebtedness in respect of the foregoing, (ii) any potential inability to satisfy any financial covenant on a future date or for a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries (provided that delivery within the time periods specified above of copies of the Annual Report on Form 10-K of the Initial Borrower (or any direct or indirect parent company thereof) filed with the SEC shall be deemed to satisfy the requirements of this Section 6.1(a)); and

(b) as soon as available, but in any event within forty-five (45) days after the last day of the first three fiscal quarters of each fiscal year of the Initial Borrower, the unaudited consolidated balance sheet of the Initial Borrower and its consolidated Subsidiaries as at the end of such quarter, and the related unaudited consolidated statements of income and of cash flows for such quarter, and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly stating in all material respects the financial position of the Initial Borrower and its consolidated Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year-end audit adjustments and the absence of footnotes) (provided that delivery within the time periods specified above of copies of the Quarterly Report on Form 10-Q of the Initial Borrower (or any direct or indirect parent company thereof) filed with the SEC shall be deemed to satisfy the requirements of this Section 6.1(b)); provided further that, with respect to the first fiscal quarter of 2017, delivery of the financial information required pursuant to the foregoing will be due on May 31, 2017 (or such later date as the Administrative Agent shall reasonably agree).

Notwithstanding the foregoing and the requirements set forth in Section 6.2 below, the obligations in Sections 6.1 and 6.2 may be satisfied with respect to financial information of the Initial Borrower and its consolidated Subsidiaries by furnishing the applicable financial statements of Holdings (or any direct or indirect parent of Holdings); provided that, to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by either (i) unaudited consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such direct or indirect parent thereof), on the one hand, and the information relating to the Initial Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand or (ii) an affirmative statement from the Initial Borrower that the reporting entity has no independent operations or material assets other than the direct or indirect ownership of the equity of the Initial Borrower and its consolidated Subsidiaries, and the financial information of Holdings (or such direct or indirect parent thereof) substantially reflects the results of operations of the Initial Borrower and its consolidated Subsidiaries.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clause (a) above) or officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, (subject, in the case of quarterly financial statements, to normal year end audit adjustments and the absence of footnotes).

6.2 Certificates; Other Information. Furnish to the Administrative Agent (who shall promptly furnish to each Lender) or, in the case of clause (g), to the relevant Lender:

(a) promptly upon the request of the Administrative Agent, in connection with the delivery of any financial statements or other information pursuant to Section 6.1 or this Section 6.2, confirmation of whether such statements or information contains any Private Lender Information. The Initial Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Initial Borrower, Holdings, their respective Subsidiaries or their securities) (the “Public Lenders”) and, if documents or notices required to be delivered pursuant to Section 6.1 or this Section 6.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Initial Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders, provided that if the Initial Borrower has not indicated whether a document or notice delivered pursuant to Section 6.1 or this Section 6.2 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Initial Borrower, Holdings, their respective Subsidiaries or their respective securities;

(b) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of the Initial Borrower and its consolidated Subsidiaries (or of Holdings or any direct or indirect parent company thereof, as the case may be), which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to the covenant set forth in Section 7.1 has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(c) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Initial Borrower with the provisions of Section 7.1 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Initial Borrower (or of Holdings or any direct or indirect parent company thereof, as the case may be) (and, with respect to each annual financial statement commencing with the fiscal year of the Initial Borrower ending on or about December 31, 2018, the amount, if any, of Excess Cash Flow for such fiscal year, together with the calculation thereof in reasonable detail), and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material U.S. registered patents, copyrights or trademarks acquired or developed (and not sold, transferred or otherwise disposed of) by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Effective Date), (iii) certifying a list of names of all Immaterial Subsidiaries (or certifying as to any changes to such list since the delivery of the last such certificate), that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary”, (iv) certifying a list of names of all Unrestricted Subsidiaries (or certifying as to any changes to such list since the delivery of the last such certificate) and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary and (v) a presentation of Consolidated EBITDA and any scheduling adjustments;

(d) [Reserved];

(e) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and (b) above, a narrative discussion and analysis of the financial condition and results of operations of the Initial Borrower and its Restricted Subsidiaries for such fiscal quarter or fiscal year, and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter (or for the entire such fiscal year most recently ended in the case of such discussion and analysis given after the end of such fiscal year), as compared to the comparable periods of the previous fiscal year (provided that delivery within the time periods specified above of copies of the Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as applicable, of the Initial Borrower (or any direct or indirect parent company thereof) filed with the SEC shall be deemed to satisfy the requirements of this Section 6.2(e));

(f) promptly, copies of all financial statements and reports that the Initial Borrower sends generally to the holders of any class of its debt securities or public equity securities, acting in such capacity, and, within five days after the same are filed, copies of all financial statements and reports that the Initial Borrower may make to, or file with, the SEC (provided that any filings with the SEC shall be deemed to satisfy the requirements of this Section 6.2(f));

(g) promptly following any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the PATRIOT Act; and

(h) as promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of any Group Member, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

Nothing in this Agreement or in any other Loan Document shall require any Loan Party to provide information (i) that constitutes nonfinancial trade secrets or nonfinancial proprietary information, (ii) in respect of which disclosure is prohibited by applicable Laws or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Tax obligations of whatever nature, except (i) where the failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Maintenance of Existence; Compliance with Law. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other all rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.8 or by the Security Documents and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) maintain with insurance companies that the Initial Borrower believes (in the good faith judgment of the management of the Initial Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed insurance in at least such amounts (after giving effect to any self-insurance) which the Initial Borrower believes (in the good faith judgment of management of the Initial Borrower) is reasonable and prudent in light of the size and nature of its business and against at least such risks (and with such risk retentions) as the Initial Borrower believes (in the good faith judgment of management of the Initial Borrower) is reasonable and prudent in light of the size and nature of its business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries full, true and correct in all material respects in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) permit, at the Initial Borrower’s expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior written notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year except during the continuance of an Event of Default and (ii) the Initial Borrower shall have the right to be present during any discussions with accountants. Notwithstanding anything to the contrary in this Section 6.6 or Section 6.2(h), none of the Group Members will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss any document, information or other matter that (a) constitutes nonfinancial trade secrets or nonfinancial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement (other than any agreement with another Group Member or any Affiliate thereof) or (c) is subject to attorney client or similar privilege or constitutes attorney work product.

6.7 Notices. Promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) the following events where there is any reasonable likelihood of the imposition of liability on any Initial Borrower as a result thereof that could be reasonably expected to have a Material Adverse Effect, promptly and in any event within thirty (30) days after the Initial Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan in a material amount, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, or Insolvency of, any Multiemployer Plan that would result in the imposition of a material withdrawal liability, or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Initial Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination (in other than a “standard termination” as defined in ERISA), or Insolvency of, any Plan; and

(c) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Initial Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply with, and take commercially reasonably action to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonably action to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling, testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or such requirements, orders or directives are being contested in good faith by a Group Member.

6.9 Additional Collateral, etc.

(a) With respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Effective Date by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by clauses (6)(A) and (B), (8), (9), (12), (16), (25), (28), (34) and (37) of the definition of “Permitted Liens” to the extent and for so long as the obligations relating to such Liens do not permit a Lien on such property in favor of the Secured Parties) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, within ninety (90) days (or such longer period as the Administrative Agent shall reasonably agree) (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may reasonably be requested by the Administrative Agent.

(b) [Reserved]

(c) With respect to any new Restricted Subsidiary (other than a Excluded Domestic Subsidiary, DRE Excluded Subsidiary, Foreign Subsidiary or Excluded Subsidiary) created or acquired after the Effective Date by any Group Member (which, for the purposes of this Section 6.9(c), shall include any existing Group Member that was previously an Excluded Domestic Subsidiary, DRE Excluded Subsidiary, Foreign Subsidiary or Excluded Subsidiary that ceases to be an Excluded Domestic Subsidiary, DRE Excluded Subsidiary, Foreign Subsidiary or an Excluded Subsidiary), within ninety (90) days (or such longer period as the Administrative Agent shall reasonably agree) after the date of such creation or acquisition or change in status (i) execute and deliver to the Administrative Agent such amendments to this Agreement and the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary Guarantor that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such Subsidiary (a) to execute and deliver to the Administrative Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Administrative Agent to become a Subsidiary Guarantor, (y) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (b) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Agreement with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent, and (c) to deliver to the Administrative Agent a certificate of such Subsidiary, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, and (iv) other than with respect to Non-Opinion Subsidiaries, if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d) [Reserved.]

(e) With respect to any new Restricted Subsidiary which is directly owned by a Borrower or a Guarantor and is an Excluded Domestic Subsidiary, a DRE Excluded Subsidiary or a Foreign Subsidiary created or acquired after the Effective Date by any Loan Party, within ninety (90) days (or such longer period as the Administrative Agent shall reasonably agree) after the date of such creation or acquisition (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement and, to the extent requested by the Administrative Agent, a security agreement compatible with the laws of such Excluded Domestic Subsidiary’s, DRE Excluded Subsidiary’s or Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Priority Liens) in the Capital Stock of such Excluded Domestic Subsidiary, DRE Excluded Subsidiary or Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such Excluded Domestic Subsidiary, DRE Excluded Subsidiary or Foreign Subsidiary be required to be so pledged) and (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein; provided that in the event the stamp, excise or similar taxes of any jurisdiction applicable to the pledge of Capital Stock of any Excluded Domestic Subsidiary, DRE Excluded Subsidiary or Foreign Subsidiary organized in such jurisdiction are excessive in relation to customary practices or the benefit afforded to the Secured Parties from such pledge and the compliance with the provisions of this Section 6.9(e) would result in the imposition of such stamp, excise or similar taxes on the Initial Borrower and its Restricted Subsidiaries, the Administrative Agent may elect not to require the Loan Parties to pledge such Capital Stock of any such Excluded Domestic Subsidiary, DRE Excluded Subsidiary or Foreign Subsidiary or not to require such pledge to be recorded or registered in any applicable jurisdiction, or may defer such requirement to such date or time as the Administrative Agent may determine.

(f) With respect to any new Excluded Subsidiary created or acquired after the Effective Date by any Loan Party (but excluding any such Subsidiary that is an Excluded Domestic Subsidiary, a DRE Excluded Subsidiary or a Foreign Subsidiary and any Excluded Subsidiary to the extent a pledge of the Capital Stock of such entity is prohibited by its Organizational Documents or requires the consent of any Person party thereto (other than a Group Member)), within ninety (90) days (or such longer period as the Administrative Agent shall reasonably agree) after the date of such creation or acquisition (i) execute and deliver to the Administrative Agent such amendments to this Agreement and the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Priority Liens) in the Capital Stock of such Excluded Subsidiary (other than Capital Stock constituting an Excluded Asset) that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member and (iii) cause such new Excluded Subsidiary to deliver to the Administrative Agent a certificate of such Excluded Subsidiary, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments.

(g) Notwithstanding anything to the contrary in this Agreement (i) no actions in any jurisdiction outside the United States shall be required in order to create any security interests in assets located or titled outside of the United States, or to perfect any security interests in such assets, including any intellectual property registered in any jurisdiction outside the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States) and (ii) in no event shall control agreements or perfection by control or similar arrangements be required with respect to any Collateral (including deposit or securities accounts), other than in respect of (x) certificated equity interests in the Initial Borrower and material wholly-owned Restricted Subsidiaries thereof otherwise required to be pledged and (y) the Global Intercompany Note;

6.10 Credit Ratings. Use commercially reasonable efforts to maintain at all times a credit rating by each of S&P and Moody’s in respect of the Facilities provided for under this Agreement and a corporate rating by S&P and a corporate family rating by Moody’s for the Initial Borrower (it being understood that there shall be no requirement to maintain any specific credit rating).

6.11 Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, at the expense of the Initial Borrower, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, obtaining of title insurance with respect to any of the foregoing that relates to an interest in real property, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Security Documents) to ensure that the Obligations are guaranteed by the Guarantors, on a first priority basis (subject to Permitted Priority Liens) and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of the Loan Parties.

6.12 Designation of Unrestricted Subsidiaries. The Initial Borrower may at any time after the Effective Date designate any Restricted Subsidiary of Holdings as an Unrestricted Subsidiary (other than any Borrower) and subsequently re-designate any Unrestricted Subsidiary as a Restricted Subsidiary if (i) the Fixed Charge Coverage Ratio of the Initial Borrower and its Restricted Subsidiaries for the most recently ended Test Period immediately preceding such designation or re-designation, as applicable, determined on a Pro Forma Basis, (A) would have been at least 2.00 to 1.00 or (B) would be equal to or greater than such Fixed Charge Coverage Ratio immediately prior to such designation or re-designation and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the applicable Loan Party or Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s or Restricted Subsidiary’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party or Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s or Restricted Subsidiary’s Investment in such Subsidiary. For the avoidance of doubt, no Borrower shall be permitted to be designated or otherwise become an Unrestricted Subsidiary. At any time a Subsidiary is designated as an Unrestricted Subsidiary hereunder, the Initial Borrower shall cause such Subsidiary to be designated as an Unrestricted Subsidiary (or any similar applicable term) under any Indebtedness permitted under Section 7.2 that constitutes First Lien Obligation, and, in any event, any Indebtedness described in Section 7.2(b)(iv) or (b)(vi).

6.13 Employee Benefit Plans. Maintain, and cause each Commonly Controlled Entity to maintain, all Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan, ERISA, the Code and all other applicable laws, except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.14 Use of Proceeds. The proceeds of the Term Loans made on the Effective Date shall be used solely to consummate the Transactions (including the payment of costs and expenses). The Letters of Credit and proceeds of the Revolving Loans shall be used to consummate the Transactions (to the extent set forth in Section 2.5), working capital, Capital Expenditures and for other general corporate purposes (including Permitted Acquisitions). The proceeds of the Incremental Term Loans, Revolving Loans, the Swingline Loans, the Incremental Term Loans and the Letters of Credit shall be used for working capital and general corporate purposes of the Borrowers, Holdings, and their respective Subsidiaries. The proceeds of the Other Revolving Loans and the Other Term Loans shall be used as provided in Section 2.25.

SECTION 7. NEGATIVE COVENANTS

Holdings and the Initial Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made and (iii) obligations under Specified Swap Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, each of Holdings and the Initial Borrower shall, and shall cause the Restricted Subsidiaries to, comply with this Section 7.

7.1 Total First Lien Net Leverage Ratio. The Initial Borrower shall not, without the written consent of the Majority Revolving Lenders, permit the Total First Lien Net Leverage Ratio on a Pro Forma Basis as at the last day of any period of four consecutive fiscal quarters of the Initial Borrower (but only if the last day of such fiscal quarter constitutes a Financial Compliance Date) to exceed 5.50 to 1.00.

7.2 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (i) The Initial Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Initial Borrower shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Initial Borrower and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Restricted Subsidiaries may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Initial Borrower and its Restricted Subsidiaries for the most recently ended Test Period preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 (“Ratio Debt”), determined on a Pro Forma Basis; provided, further, however, that the amount of Indebtedness (excluding Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (a) by Non-Guarantor Subsidiaries shall not exceed the greater of $40,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued) at any one time outstanding (minus the amount of Indebtedness Incurred by Restricted Subsidiaries of the Initial Borrower that are Non-Guarantor Subsidiaries pursuant to clauses (b)(vi) and (b)(xxiii) of this Section 7.2).

(b) The limitations set forth in Section 7.2(a) shall not apply to (collectively, “Permitted Debt”):

(i) Indebtedness Incurred pursuant to this Agreement and any other Loan Document;

(ii) [reserved];

(iii) Indebtedness existing on the Effective Date (other than Indebtedness described in clause (i) of this Section 7.2(b));

(iv) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt;

(v) Permitted Unsecured Refinancing Debt;

(vi) Indebtedness, Disqualified Stock or Preferred Stock not to exceed an amount equal to the sum of:

(x) an unlimited amount at any time so long as, on a Pro Forma Basis (but without giving effect to the cash proceeds remaining on the balance sheet of such Indebtedness, Disqualified Stock or Preferred Stock) as of the most recently completed Test Period (calculated assuming that such Indebtedness is fully drawn throughout such period) (in each case, without giving effect to any contemporaneous borrowing under clause (y) or clause (z) below):

(1) with respect to secured Indebtedness that constitutes First Lien Obligations, the Total First Lien Net Leverage Ratio does not exceed 4.00 to 1.00, or, if incurred in connection with a Permitted Acquisition, the Total First Lien Net Leverage Ratio does not exceed the Total First Lien Net Leverage Ratio immediately prior to such Permitted Acquisition,

(2) with respect to Indebtedness that constitutes Junior Lien Obligations, the Total Net Secured Leverage Ratio does not exceed 4.00 to 1.00, or, if incurred in connection with a Permitted Acquisition, the Total Net Secured Leverage Ratio does not exceed the Total Net Secured Leverage Ratio immediately prior to such Permitted Acquisition,

(3) with respect to unsecured Indebtedness and with respect to Disqualified Stock or Preferred Stock, either (I) the Total Net Leverage Ratio does not exceed 5.00 to 1.00, (II) the Fixed Charge Coverage Ratio is greater than or equal to 2.00 to 1.00 or (III) if incurred in connection with a Permitted Acquisition, the Total Net Leverage Ratio does not exceed the Total Net Leverage Ratio immediately prior to such Permitted Acquisition, plus

(y) the amount of all prior voluntary prepayments, loan buybacks (to the extent offered to all similarly situated Lenders and to the extent of the actual cash purchase price paid for such loan buyback and not the par value of the Loans) and commitment reductions (to the extent not funded with the proceeds of Indebtedness constituting “long term indebtedness” (or comparable caption) under GAAP (other than Indebtedness in respect of any revolving credit facility)) of Term Loans, Revolving Loans, Incremental Term Loans, Incremental Revolving Loans and Indebtedness previously incurred pursuant to this Section 7.2(b)(vi) (provided that, if the subject Indebtedness to be Incurred pursuant to this Section 7.2(b)(vi) constitutes First Lien Obligation, the Indebtedness previously incurred pursuant to this Section 7.2(b)(vi) constituted First Lien Obligations) (in each case, with respect to any revolving loans, to the extent accompanied by a permanent reduction in such revolving commitments), plus

(z) an amount equal to the greater of (1) $160,000,000 and (2) 100% of Consolidated EBITDA as of the most recently completed Test Period minus the aggregate principal amount of Indebtedness Incurred under Section 2.24(a)(ii)(z);

provided that,

(1) for the avoidance of doubt, the amount available to the Borrowers pursuant to clauses (y) and (z) above shall be available at all times and shall not be subject to the ratio tests described in foregoing clause (x) above;

(2) that Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, under clauses (y) or (z) above shall automatically be reclassified as being Incurred under clause (x)(1) above upon achievement of a Total First Lien Net Leverage Ratio less than or equal to 4.00 to 1.00 (if such Indebtedness constitutes First Lien Obligations), clause (x)(2) above upon achievement of a Total Net Secured Leverage Ratio less than or equal to 4.00 to 1.00 (if such Indebtedness constitutes Junior Lien Obligations), clause (x)(3)(I) above upon achievement of a Total Leverage Ratio less than or equal to 5.00 to 1.00 (if unsecured) or clause (x)(3)(II) above upon achievement of a Fixed Charge Coverage Ratio greater than or equal to 2.00 to 1.00 (if unsecured);

(3) the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (vi) by Non-Guarantor Subsidiaries, taken together with all other Indebtedness Incurred by Non-Guarantor Subsidiaries and Disqualified Stock and Preferred Stock issued by Non-Guarantor Subsidiaries pursuant to this proviso to this clause (vi), shall not exceed the greater of $40,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Indebtedness is Incurred) at any one time outstanding (minus the amount of Indebtedness Incurred by Non-Guarantor Subsidiaries pursuant to clauses (a) and (b)(xxiii) of this Section 7.2);

(4) the Applicable Requirements shall have been satisfied;

(5) no Indebtedness under this clause (vi) may be Incurred at any time that a Default or Event of Default has occurred and is continuing (unless such Indebtedness is used to finance, in whole or in part, a Limited Condition Transaction, in which case, no Indebtedness under this clause (vi) may be Incurred at any time that an Event of Default under Section 9.1(a) or 9.1(g) has occurred and is continuing);

(6) other than Customary Bridge Financings, any Indebtedness in the form of broadly syndicated term B loans Incurred under this clause (vi) that constitutes First Lien Obligations shall be subject to the “MFN” provisions set forth in Section 2.24(a)(viii) (for the avoidance of doubt, including any limitations and exclusions to such “MFN” provisions);

(7) for the avoidance of doubt, if the Initial Borrower or one or more of its Subsidiaries incurs Indebtedness under clause (x) above on the same date that it incurs indebtedness under clauses (y) or (z), then the Total First Lien Net Leverage Ratio, Total Net Secured Leverage Ratio, Total Net Leverage Ratio and/or Fixed Charge Coverage Ratio will be calculated with respect to such incurrence under such clause (x) without regard to any incurrence of Indebtedness under clauses (y) or (z), and,

(8) unless the Initial Borrower elects otherwise, any Indebtedness incurred pursuant to this clause (vi) shall be deemed incurred first under clause (x) above, with the balance incurred under clauses (y) and (z);

(vii) Indebtedness (including Capitalized Lease Obligations, mortgage financings or purchase money obligations) Incurred by the Initial Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Initial Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Initial Borrower to finance or Refinance, all or any part of the acquisition, purchase, lease, construction, design, installation, repair, replacement or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Initial Borrower or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount, including all Indebtedness Incurred to renew, refund, Refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (vii), not to exceed the greater of $40,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Indebtedness is Incurred) at any one time outstanding;

(viii) Indebtedness (x) in respect of any bankers’ acceptance, bank guarantees, discounted bill of exchange or the discounting or factoring of receivables, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business and (y) constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing;

(ix) Indebtedness arising from agreements of the Initial Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Initial Borrower in accordance with the terms of this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(x) shares of Preferred Stock of a Restricted Subsidiary issued to the Initial Borrower or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Initial Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(xi) Indebtedness or Disqualified Stock of (a) a Restricted Subsidiary to the Initial Borrower or (b) the Initial Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that if the Initial Borrower or a Guarantor Incurs such Indebtedness or issues such Disqualified Stock to a Restricted Subsidiary that is not the Initial Borrower or a Guarantor, such Indebtedness or Disqualified Stock, as applicable, is subordinated in right of payment to the Loans or the Guarantee of such Guarantor, as the case may be; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness or Disqualified Stock, as applicable, ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock, as applicable, (except to the Initial Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or Disqualified Stock, as applicable;

(xii) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(xiii) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Initial Borrower or any of its Restricted Subsidiaries;

(xiv) Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xiv), does not exceed the greater of $60,000,000 and 37.5% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Indebtedness is Incurred) at any one time outstanding;

(xv) any guarantee by Holdings or the Initial Borrower or any of its Restricted Subsidiaries of Indebtedness or other obligations of Holdings or the Initial Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by Holdings or the Initial Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of any Guarantor, any such guarantee by any Loan Party with respect to such Indebtedness shall be subordinated in right of payment to the Loans and the Guarantees, substantially to the same extent as such Indebtedness is subordinated to the Loans or any relevant Guarantees, as applicable;

(xvi) any Indebtedness Incurred pursuant to Sale Leaseback Transactions;

(xvii) the Incurrence by the Initial Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, Refinance, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under clause (a) of this Section 7.2 and clauses (b)(i), (b)(ii), (b)(iii), (b)(vi), (b)(vii), (b)(xiv), (b)(xvi), (b)(xvii), (b)(xx), (b)(xxiii), and (b)(xxix) of this Section 7.2 or any outstanding Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or Refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, fees and expenses, including any premium and defeasance costs in connection therewith (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) other than Customary Bridge Financings, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, Refinanced, replaced or defeased;

(2) other than Customary Bridge Financings, has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, Refinanced, replaced or defeased;

(3) to the extent such Refinancing Indebtedness Refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) the amount necessary to pay accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs Incurred in connection with such Refinancing; and

(5) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of the Initial Borrower; (y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or (z) Indebtedness, Disqualified Stock or Preferred Stock of the Initial Borrower or a Restricted Subsidiary that Refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xviii) Indebtedness arising from (x) Cash Management Services and (y) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that, in the case of this (y), such Indebtedness is extinguished within ten (10) Business Days of its Incurrence;

(xix) Indebtedness of the Initial Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to this Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xx) Contribution Indebtedness;

(xxi) Indebtedness of the Initial Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements;

(xxii) [reserved];

(xxiii) (x) Indebtedness, Disqualified Stock or Preferred Stock of the Initial Borrower or any of its Restricted Subsidiaries Incurred to finance an acquisition or (y) Acquired Indebtedness of the Initial Borrower or any of its Restricted Subsidiaries, in either case in an amount equal to the sum of (1) an unlimited amount so long as after giving effect to the transactions that result in the Incurrence or issuance thereof, on a Pro Forma Basis, either (a) the Initial Borrower would be permitted to Incur at least $1.00 of additional Indebtedness as (I) Ratio Debt or (II) Indebtedness incurred pursuant to Section 7.2(b)(vi), (b) if such Indebtedness is unsecured, either (x) the Fixed Charge Coverage Ratio of the Initial Borrower and its Restricted Subsidiaries would not be less than immediately prior to such transactions or (y) the Total Net Leverage Ratio would not be greater than immediately prior to such transactions or (c) if such Indebtedness is secured, the Total Net Secured Leverage Ratio would not be greater than immediately prior to such transactions, and (2) the greater of $40,000,000 and 25% of

Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Indebtedness is Incurred); provided that the aggregate principal amount of Indebtedness Incurred or assumed by Restricted Subsidiaries which are Non-Guarantor Subsidiaries under this clause (xxiii) shall not exceed the greater of $40,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Indebtedness is Incurred) at any one time outstanding (minus the amount of Indebtedness Incurred by Restricted Subsidiaries of the Initial Borrower that are Non-Guarantor Subsidiaries pursuant to clauses (a) and (b)(vi) of this Section 7.2); provided further that, for the avoidance of doubt, if the Initial Borrower or one or more of its Subsidiaries incurs Indebtedness under clause (1) above on the same date that it incurs indebtedness under clause (2), then the Fixed Charge Coverage Ratio and Total First Lien Net Leverage Ratio will be calculated with respect to such incurrence under such clause (1) without regard to any incurrence of Indebtedness under clause (2), and, unless the Initial Borrower elects otherwise, any Indebtedness incurred pursuant to this clause (xxiii) shall be deemed incurred first under clause (1) above, with the balance incurred under clause (2);

(xxiv) Indebtedness Incurred by the Initial Borrower or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Obligations;

(xxv) Guarantees (A) Incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (B) otherwise constituting Investments permitted under this Agreement;

(xxvi) Indebtedness issued by the Initial Borrower or any of its Restricted Subsidiaries to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Initial Borrower or any direct or indirect parent company of the Initial Borrower to the extent described in Section 7.3(b)(iv);

(xxvii) Indebtedness owed on a short-term basis of no longer than thirty (30) days to banks and other financial institutions Incurred in the ordinary course of business of the Initial Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Initial Borrower and its Restricted Subsidiaries;

(xxviii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; and

(xxix) Indebtedness Incurred by (A) Non-Guarantor Subsidiaries, (B) Foreign Subsidiaries, or (C) joint ventures of the Initial Borrower or any of its Restricted Subsidiaries in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xxix), does not exceed the greater of $40,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Indebtedness is Incurred) at any one time outstanding.

(c) The Initial Borrower may, in its sole discretion, divide, classify or reclassify, any Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in one or more of the categories (including in part in one category and in part in another category) set forth in this Section 7.2 (including Ratio Debt). Other than with respect to clause (b)(i) of this Section 7.2, if at any time that the Initial Borrower would be entitled to have incurred any then-outstanding item of Indebtedness as Ratio

Debt or pursuant to clause (b)(vi)(x), such item of Indebtedness shall be automatically reclassified into an item of Indebtedness incurred as Ratio Debt or pursuant to clause (b)(vi)(x) of this Section 7.2. The Initial Borrower may, in its sole discretion, divide, classify or reclassify an item of Indebtedness in more than one of categories (including in part in one category and in part in another category) set forth in this Section 7.2 (including Ratio Debt) without giving pro forma effect to the substantially concurrent Incurrence of any Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) pursuant to clause (a) or clause (b) of this Section 7.2 when calculating the amount of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) that may be Incurred under this Section 7.2. For purposes of determining compliance with this Section 7.2, with respect to Indebtedness Incurred, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this Section 7.2 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.2. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.

7.3 Limitation on Restricted Payments.

(a) The Initial Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) pay any dividend or make any distribution on account of the Initial Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Initial Borrower (other than dividends, payments or distributions (A) payable solely in Equity Interests (other than Disqualified Stock) of the Initial Borrower or to the Initial Borrower and its Restricted Subsidiaries; or (B) by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Initial Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Initial Borrower or any other direct or indirect parent of the Initial Borrower;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 7.2(b)(xi)); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above, other than any of the exceptions thereto, being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) in the case of Restricted Payments described in Sections 7.3(a)(i) and (ii) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) in the case of Restricted Payments described in Sections 7.3(a)(i) and (ii) above (other than Restricted Payments made in reliance on clause (3)(J) below), immediately after giving effect to such transaction on a Pro Forma Basis, the Initial Borrower could Incur $1.00 of additional Indebtedness as Ratio Debt; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Initial Borrower and its Restricted Subsidiaries after the Effective Date in reliance on clauses (b)(i) below, is less than the sum of, without duplication,

(A) if positive, 50% of the Consolidated Net Income of the Initial Borrower for the period (taken as one accounting period) beginning on or about July 1, 2013 to the end of the most recently ended Test Period (other than any Consolidated Net Income in the form of a distribution or dividend from an Unrestricted Subsidiary, which shall be included in clause (E)(III) below), plus

(B) 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Initial Borrower after the Effective Date from the issue or sale of Equity Interests of the Initial Borrower or any direct or indirect parent of the Initial Borrower (excluding (without duplication) Refunding Capital Stock (as defined below), Designated Preferred Stock, Cash Contribution Amount, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Initial Borrower or any of its Subsidiaries), plus

(C) 100% of the aggregate amount of contributions to the capital of the Initial Borrower received in cash and the Fair Market Value of property other than cash after the Effective Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock and the Cash Contribution Amount), plus

(D) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Initial Borrower or any Restricted Subsidiary thereof issued after the Effective Date (other than Indebtedness or Disqualified Stock issued to the Initial Borrower or another Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in the Initial Borrower or any direct or indirect parent of the Initial Borrower (other than Disqualified Stock), plus

(E) 100% of the aggregate amount received by the Initial Borrower or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Initial Borrower or any Restricted Subsidiary from:

(I) the sale or other disposition (other than to the Initial Borrower or a Restricted Subsidiary) of Restricted Investments made by the Initial Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Initial Borrower and its Restricted Subsidiaries by any Person (other than the Initial Borrower or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clauses (b)(vii) or (b)(x) of this Section 7.3),

(II) the sale (other than to the Initial Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(III) any distribution or dividend from an Unrestricted Subsidiary; plus

(F) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Initial Borrower or a Restricted Subsidiary, in each case after the Effective Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Initial Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clauses (b)(vii) or (b)(x) of this Section 7.3 or constituted a Permitted Investment); plus

(G) an amount equal to any returns in Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Initial Borrower or any Restricted Subsidiary in respect of Investments made pursuant to this Section 7.3(a)(3); plus

(H) the aggregate amount of Retained Declined Proceeds; plus

(I) the aggregate amount of Retained Asset Sale Proceeds; plus

(J) an amount equal to the greater of $50,000,000 and 30% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period.

(b) The provisions of Section 7.3(a) will not prohibit:

(i) the payment of any dividend or distribution or consummation of any irrevocable redemption within sixty (60) days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Initial Borrower or any direct or indirect parent of the Initial Borrower or any Restricted Subsidiary or Subordinated Indebtedness of the Initial Borrower or any Restricted Subsidiary, in exchange for, or out of the proceeds of a sale (other than to the Initial Borrower or a Restricted Subsidiary) (made within ninety (90) days of such redemption, repurchase, defeasance, exchange, retirement, or other acquisition) of, Equity Interests of the Initial Borrower or any direct or indirect parent of the Initial Borrower (other than any Disqualified Stock or any Equity Interests sold to the Initial Borrower or any Subsidiary of the Initial Borrower or to an employee stock ownership plan or any trust established by the Initial Borrower or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); (B) if immediately prior to the retirement of Retired Capital Stock, the payment of dividends thereon was permitted under clause (vi) of this Section 7.3(b), the payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, defease, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Initial Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were payable on such Retired Capital Stock immediately prior to such retirement; and (C) the payment of accrued dividends on the Retired Capital Stock out of the proceeds of the sale (other than to the Initial Borrower or a Restricted Subsidiary) (made within ninety (90) days of such redemption, repurchase, defeasance, exchange, retirement, or other acquisition) (other than to a Subsidiary of the Initial Borrower or to an employee stock ownership plan or any trust established by the Initial Borrower or any of its Subsidiaries) of Refunding Capital Stock;

(iii) the redemption, repurchase, defeasance, exchange or other acquisition or retirement of Subordinated Indebtedness of the Initial Borrower or any Restricted Subsidiary (x) constituting Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction or (y) made by exchange for, or out of the proceeds of the sale (made within ninety (90) days of such redemption, repurchase, defeasance, exchange, or other acquisition) of, new Indebtedness of the Initial Borrower or a Restricted Subsidiary that is Incurred in accordance with Section 7.2 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired for value (plus accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs, required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired plus any fees and expenses Incurred in connection therewith, including reasonable tender premiums);

(B) such Indebtedness is subordinated to the Facilities or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, exchanged, acquired or retired;

(C) other than Customary Bridge Financings, such Indebtedness has a final scheduled maturity no earlier than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired or (y) the Latest Maturity Date; and

(D) other than Customary Bridge Financings, such Indebtedness has a Weighted Average Life to Maturity that is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

(iv) the purchase, retirement, redemption or other acquisition (or dividends to the Initial Borrower or any other direct or indirect parent of the Initial Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of the Initial Borrower or any other direct or indirect parent of the Initial Borrower held by any future, present or former employee, director or consultant of the Initial Borrower or any direct or indirect parent of the Initial Borrower or any Subsidiary of the Initial Borrower or their estates or the beneficiaries of such estates pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $15,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Initial Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Initial Borrower or any other direct or indirect parent of the Initial Borrower (to the extent contributed to the Initial Borrower) to members of management, directors or consultants of the Initial Borrower and its Restricted Subsidiaries or the Initial Borrower or any other direct or indirect parent of the Initial Borrower that occurs after the Effective Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (a)(iii) of this Section 7.3); plus

(B) the cash proceeds of key man life insurance policies received by the Initial Borrower or any direct or indirect parent of the Initial Borrower (to the extent contributed to the Initial Borrower) and its Restricted Subsidiaries after the Effective Date;

provided that the Initial Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; in addition, cancellation of Indebtedness owing to the Initial Borrower or any of its Restricted Subsidiaries from any current or former or future officer, director or employee (or any permitted transferees thereof) of the Initial Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Initial Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.3 or any other provisions of this Agreement;

(v) the payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Initial Borrower or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 7.2;

(vi) (A) the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Effective Date, (B) the payment of dividends to any direct or indirect parent of the Initial Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Initial Borrower issued after the Effective Date; and (C) the payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends payable thereon pursuant to clause (b)(ii) of this Section 7.3; provided, however, that (x) for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Initial Borrower and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Initial Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock issued after the Effective Date and securities issued in connection with the Cure Right);

(vii) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of $40,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Investment is made) at any one time outstanding;

(viii) the payment of dividends on the Initial Borrower’s common stock to fund the payment by the Initial Borrower or any direct or indirect parent of the Initial Borrower of dividends or other Restricted Payments in an amount not to exceed, at the election of the Initial Borrower in any fiscal year, the greater of (x) $20,000,000 in such fiscal year and (y) 6.0% of the Market Capitalization;

(ix) Restricted Payments in an amount equal to the amount of Excluded Contributions made;

(x) Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (x), not to exceed the greater of $50,000,000 and 30% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Restricted Payment is made);

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or other securities of, or Indebtedness owed to, the Initial Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xii) the payment of any dividends or other distributions to any direct or indirect equity holder of Holdings, the Initial Borrower or a Subsidiary thereof in amounts required for such equity holder to pay U.S. federal, state, foreign and/or local income Taxes (or any franchise or similar Taxes imposed in lieu of an income Tax), as the case may be, imposed directly on such equity holder to the extent such Taxes are attributable to Holdings, the Initial

Borrower or a Restricted Subsidiary, as the case may be; provided that in each case the amount of such payments in respect of any tax year does not exceed the sum of (i) the amount that Holdings, the Initial Borrower or the Subsidiary, as the case may be, would have been required to pay in respect of U.S. federal, state, foreign and local Taxes (as the case may be) for such year had Holdings, the Initial Borrower or such Subsidiary paid such Taxes as a stand-alone taxpayer (or stand-alone group) minus (ii) the amount of such Taxes actually paid by Holdings, the Initial Borrower or such Subsidiary on account of such Taxes;

(xiii) the payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent, in the amount required for such entity to, if applicable:

(A) pay amounts equal to the amounts required for any direct or indirect parent of the Initial Borrower to pay fees and expenses (including franchise, capital stock, minimum or other similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of the Initial Borrower or any direct or indirect parent of the Initial Borrower, if applicable, and general corporate operating and overhead expenses of any direct or indirect parent of the Initial Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Initial Borrower, if applicable, and its Subsidiaries;

(B) pay, if applicable, amounts equal to amounts required for any direct or indirect parent of the Initial Borrower, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Initial Borrower or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Initial Borrower or any of its Restricted Subsidiaries Incurred in accordance with Section 7.2; and

(C) pay fees and expenses Incurred by any direct or indirect parent, other than to Affiliates of the Initial Borrower, related to any equity or debt offering of such parent, whether or not successful; and

(D) make payments to the Sponsor for any consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, in each case to the extent permitted under Section 7.6(b)(xii) and expense reimbursement and indemnities related thereto;

(xiv) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(xv) [reserved];

(xvi) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Initial Borrower and its Restricted Subsidiaries in connection with a change of control or an Asset

Sale that is permitted under Section 7.5 and the other terms of this Agreement; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Initial Borrower (or a third party to the extent permitted by this Agreement) has applied such amounts in accordance with Section 2.11 as a result of such change of control or Asset Sale, as the case may be;

(xvii) any joint venture that is not a Restricted Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements to holders of its Equity Interests;

(xviii) any Restricted Payments made in connection with the consummation of the Acquisition (including dividends to any direct or indirect parent of the Initial Borrower to fund such payment);

(xix) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Initial Borrower;

(xx) payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Initial Borrower;

(xxi) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Subordinated Indebtedness of the Initial Borrower or any direct or indirect parent of the Initial Borrower (including dividends made to effectuate such redemption, repurchase, defeasance, exchange, retirement or other acquisition), taken together with all other redemptions, repurchases, defeasances, retirements or other acquisitions of any Subordinated Indebtedness pursuant to this clause (xxi), in an amount not to exceed the greater of $15,000,000 and 10% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time such Restricted Payment is made) in the aggregate;

(xxii) Restricted Payments to permit the Initial Borrower or any direct or indirect parent of the Initial Borrower to make cash payments on its Indebtedness at such times and in such amounts as are necessary so that such Indebtedness will not have “significant original issue discount” and thus will not be treated as an “applicable high yield discount obligation” (“AHYDO”) within the meaning of Section 163(i) of the Code;

(xxiii) [Reserved]; and

(xxiv) unlimited Restricted Payments; provided, that the Total Net Leverage Ratio, on a Pro Forma Basis as of the most recently completed Test Period does not exceed 3.50 to 1.00,

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (b)(vi), (b)(vii), (b)(x), (b)(xxi), (b)(xxiv) of this Section 7.3, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of this Section 7.3, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Initial Borrower may, in its sole discretion, divide, classify or reclassify such Investment or Restricted Payment (or any portion thereof) in one or more of the categories of “Permitted Investments” or permitted Restricted Payments set forth in this Section 7.3. For the avoidance of doubt, the Initial Borrower or its Restricted Subsidiaries may not reclassify any other Restricted Payment or Permitted Investment as having been permitted under clause (b)(xxiv) of this Section 7.3.

7.4 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Initial Borrower shall not, and shall not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(a) (i) pay dividends or make any other distributions to the Initial Borrower or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Initial Borrower or any of its Restricted Subsidiaries;

(b) make loans or advances to the Initial Borrower or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Initial Borrower or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into or existing on the Effective Date;

(2) this Agreement, the Loan Documents and, in each case, any guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Initial Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition or at the time it merges with or into the Initial Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person and its Subsidiaries, other than the Person, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(6) Indebtedness secured by a Lien that is otherwise permitted to be Incurred pursuant to Sections 7.2 and 7.7 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture, operating or other similar agreements, asset sale agreements and stock sale agreements in connection with the entering into of such transaction;

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature described in clause (c) of this Section 7.4 on the property so acquired;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business (including leases or licenses of intellectual property) that impose restrictions of the type described in clause (c) of this Section 7.4 on the property subject to such lease, license, contract or agreement;

(11) [reserved];

(12) Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is Incurred subsequent to the Effective Date pursuant to Section 7.2; provided that either (A) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Initial Borrower’s ability to make anticipated principal or interest payment on the Loans (as determined by the Initial Borrower in good faith) or (B) such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those, in the case of encumbrances, outstanding on the Effective Date, and in the case of restrictions, contained in this Agreement;

(13) any Restricted Investment not prohibited by Section 7.3 and any Permitted Investment;

(14) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Initial Borrower or any Restricted Subsidiary thereof in any manner material to the Initial Borrower or any Restricted Subsidiary thereof;

(15) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(16) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Initial Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Initial Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Initial Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(17) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 7.4 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Initial Borrower, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.4, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Initial Borrower or a Restricted Subsidiary to other Indebtedness Incurred by the Initial Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.5 Asset Sales. The Initial Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(a) the Initial Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Initial Borrower) of the Equity Interests issued or assets sold or otherwise disposed of;

(b) immediately before and after giving effect to such Asset Sale, no Event of Default has occurred and is continuing or would result therefrom; and

(c) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefore received by the Initial Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents, provided, however, that in the case of Asset Sales involving the disposition of non-core assets (as determined by the Initial Borrower in its good faith judgment provided the value of such non-core assets does not exceed 50% of the consideration payable in connection with such acquisition) acquired as part of any acquisition after the Effective Date, only 50% of the consideration therefor must be in the form of Cash Equivalents; provided, further, that the amount of:

(i) any liabilities (as shown on the Initial Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if Incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected in the Initial Borrower’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence, increase or decrease had taken place on the date of such balance sheet, as reasonably determined in good faith by the Initial Borrower) of the Initial Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee (or a third party on behalf of the transferee) of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Initial Borrower or such Restricted Subsidiary (or a third party on behalf of the transferee), as the case may be, from further liability;

(ii) any notes or other obligations or other securities or assets received by the Initial Borrower or such Restricted Subsidiary from such transferee that are converted by the Initial Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(iii) any Designated Non-cash Consideration received by the Initial Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (being measured at the time received and without giving effect to subsequent changes in value), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $35,000,000 and 20% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period (at the time of the receipt of such Designated Non-cash Consideration);

(iv) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Initial Borrower and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale; and

(v) consideration consisting of Indebtedness of the Initial Borrower or any Guarantor received from Persons who are not the Initial Borrower or a Restricted Subsidiary,

shall each be deemed to be Cash Equivalents for the purposes of this Section 7.5.

After the Initial Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale pursuant to this Section 7.5, the Initial Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale if and to the extent required by Section 2.11(c).

7.6 Transactions with Affiliates.

(a) The Initial Borrower shall not, and shall not permit any Restricted Subsidiaries of the Initial Borrower to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Initial Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of $10,000,000 and 6.5% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period unless such Affiliate Transaction is on terms that are not materially less favorable to the Initial Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Initial Borrower or such Restricted Subsidiary with an unrelated Person; provided that, for any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee involving aggregate consideration in excess of $25,000,000, such transaction has also been approved by a majority of the Board of Directors of the Initial Borrower or any direct or indirect parent of the Initial Borrower in good faith, or by an officer or committee appointed by such Board of Directors to review transactions with affiliates.

(b) The foregoing provisions will not apply to the following:

(i) (A) transactions between or among Holdings and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction), and (B) any merger or consolidation of the Initial Borrower or any direct parent company of the Initial Borrower; provided that such parent company shall have no material liabilities and no material assets other than Cash Equivalents and the Capital Stock of the Initial Borrower and such merger or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) (A) Restricted Payments permitted by Section 7.3 (including any payments that are exceptions to the definition of Restricted Payments set forth in Section 7.3(a)(i) through (iv)) and (B) Permitted Investments;

(iii) transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of the Initial Borrower or any of its Restricted Subsidiaries approved by a majority of the Board of Directors of the Initial Borrower in good faith;

(iv) the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, former, current or future officers, directors, managers, employees or consultants of the Initial Borrower or any Restricted Subsidiary or any direct or indirect parent of the Initial Borrower;

(v) transactions in which the Initial Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Initial Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a)(i) of this Section 7.6;

(vi) payments, loans or advances to employees or consultants or guarantees in respect thereof (or cancellation of loans, advances or guarantees) for bona fide business purposes in the ordinary course of business;

(vii) any agreement, instrument or arrangement as in effect as of the Effective Date or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment is not disadvantageous to Lenders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Effective Date as reasonably determined by the Initial Borrower in good faith);

(viii) the existence of, or the performance by the Initial Borrower or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date, and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Initial Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Effective Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect when taken as a whole than the original transaction, agreement or arrangement as in effect on the Effective Date;

(ix) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Initial Borrower and the Restricted Subsidiaries of the Initial Borrower in the reasonable determination of the Initial

Borrower, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(x) the sale or issuance of Equity Interests (other than Disqualified Stock) of the Initial Borrower;

(xi) [reserved.];

(xii) payments by the Initial Borrower or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor as in effect on the Effective Date or (y) approved by a majority of the Board of Directors of the Initial Borrower or any direct or indirect parent of the Initial Borrower in good faith;

(xiii) any contribution to the capital of the Initial Borrower or any Restricted Subsidiary;

(xiv) transactions permitted by, and complying with, the provisions of Section 7.5 or Section 7.8;

(xv) [reserved];

(xvi) pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii) any employment agreements, option plans and other similar arrangements entered into by the Initial Borrower or any of its Restricted Subsidiaries with employees or consultants in the ordinary course of business;

(xviii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Initial Borrower or any direct or indirect parent of the Initial Borrower or of a Restricted Subsidiary, as appropriate, in good faith;

(xix) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 7.3(b)(xii) or, with respect to franchise or similar taxes, by Section 7.3(b)(xiii)(A);

(xx) [reserved];

(xxi) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Initial Borrower or any of its Restricted Subsidiaries with current, former or future officers and employees of the Initial Borrower or any of its respective Restricted Subsidiaries and the payment of compensation to officers and employees of the Initial Borrower or any of its respective Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(xxii) transactions with a Person that is an Affiliate of the Initial Borrower solely because the Initial Borrower, directly or indirectly, owns Equity Interests in, or controls, such Person entered into in the ordinary course of business;

(xxiii) [reserved];

(xxiv) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Initial Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxv) any agreement that provides customary registration rights to the equity holders of the Initial Borrower or any direct or indirect parent of the Initial Borrower and the performance of such agreements;

(xxvi) payments to and from and transactions with any joint venture in the ordinary course of business; provided such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of the Initial Borrower; and

(xxvii) transactions between any Group Member and any Person that is an Affiliate thereof solely due to the fact that a director of such Person is also a director of Holdings or any direct or indirect parent of Holdings; provided, however, that such director abstains from voting as a director of Holdings or such direct or indirect parent of Holdings, as the case may be, on any matter involving such other Person.

7.7 Liens. The Initial Borrower shall not, and shall not permit any Restricted Subsidiary to, create or Incur any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Initial Borrower or any Restricted Subsidiary.

7.8 Merger, Consolidation or Sale of All or Substantially All Assets. The Initial Borrower shall not, and no Specified Co-Borrower shall, consolidate or merge with or into or wind up into (whether or not the Initial Borrower or such Specified Co-Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis), in one or more related transactions, to any Person unless:

(a) the Initial Borrower (in the case of any transaction involving the Initial Borrower) or such Specified Co-Borrower (in the case of any transaction involving such Specified Co-Borrower (other than any transaction involving the Initial Borrower)) is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Initial Borrower or such Specified Co-Borrower, as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Initial Borrower, such Specified Co-Borrower or such Person as the case may be, being herein called the “Successor Company”) and, if such entity is not a corporation, a co-obligor of the Obligations is a corporation organized or existing under such laws;

(b) the Successor Company (if other than the Initial Borrower or such Specified Co-Borrower, as the case may be) expressly assumes all the obligations of such Person under this Agreement and the other Loan Documents to which it is a party;

(c) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(d) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four quarter period either:

(i) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(ii) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would not be less than such ratio for the Initial Borrower and its Restricted Subsidiaries immediately prior to such transaction;

(e) if the Successor Company is an entity other than the Initial Borrower or such Specified Co-Borrower, each Guarantor (unless it is the other party to the transactions described above) shall have by a Guarantor Joinder Agreement confirmed that its Guarantee shall apply to the Successor Company’s obligations under this Agreement and the other Loan Documents; and

(f) the Borrower Representative shall have delivered to the Administrative Agent an Officer’s Certificate and an opinion of counsel (which may be subject to customary assumptions and exclusions) stating that such consolidation, merger or transfer complies with this Agreement and the other Loan Documents.

The Successor Company (if other than the Initial Borrower or a Specified Co-Borrower, as the case may be) will succeed to, and be substituted for, the applicable Borrower under this Agreement and in such event the applicable Borrower will automatically be released and discharged from its obligations under this Agreement and the other Loan Documents and “Initial Borrower” or “Co-Borrower”, as the case may be, shall refer to the Successor Company. Notwithstanding clauses (c) and (d) of this Section 7.8, (A) any Borrower may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose (including in connection with a liquidation) of all or part of its properties and assets to any Restricted Subsidiary and (B) any Borrower may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing a Borrower in another state of the United States, the District of Columbia or any territory of the United States.

No Guarantor or Subject Co-Borrower will, and the Initial Borrower will not permit any Guarantor or Subject Co-Borrower to, consolidate or merge with or into or wind up into (whether or not such Guarantor or Subject Co-Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose (including in connection with a liquidation) of all or substantially all of its properties or assets in one or more related transactions to, any Person (herein called the “Successor Entity”) unless (i) the surviving company (or company to which such assets are transferred) in such liquidation, merger, sale, transfer or other disposition is a Borrower or a Guarantor; or (ii):

(1) such sale or disposition or consolidation or merger is not in violation of Section 7.5;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Entity or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Entity or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(3) the Successor Entity (if other than such Guarantor or Subject Co-Borrower) shall have delivered or caused to be delivered to the Administrative Agent an Officer’s Certificate stating and an opinion of counsel (which may be subject to customary assumptions and exclusions) that such consolidation, merger or transfer complies with this Agreement; and

(4) the Successor Entity expressly assumes all the obligations of such Guarantor or Subject Co-Borrower, as applicable, under this Agreement and the other Loan Documents.

The Successor Entity will succeed to, and be substituted for, such Guarantor or such Subject Co-Borrower under this Agreement and (if applicable) such Guarantor’s Guarantee, and such Guarantor or Subject Co-Borrower will automatically be released and discharged from its obligations under this Agreement and (if applicable) such Guarantor’s Guarantee. Notwithstanding the foregoing, (x) a Guarantor or Subject Co-Borrower may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor or such Subject Co-Borrower in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor or Subject Co-Borrower is not increased thereby, (y) a Guarantor or Subject Co-Borrower may merge or consolidate with or transfer all or part of its properties or assets to another Guarantor or a Borrower and (z) a Guarantor or Subject Co-Borrower may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or such Subject Co-Borrower or any of the jurisdictions set forth in clause (x) of this sentence.

7.9 [Reserved].

7.10 Changes in Fiscal Periods. The Initial Borrower shall not change its fiscal year, and the Initial Borrower shall not change its method of determining fiscal quarters.

7.11 Negative Pledge Clauses. The Initial Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements evidencing or governing any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement in effect at the time any Person becomes a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of a Restricted Subsidiary) pending such sale (provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder), (f) restrictions and conditions existing on the Effective Date and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect, (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Foreign Subsidiaries or Non-Guarantor Subsidiaries permitted under Section 7.2; provided that such Indebtedness is only with respect to the assets of Foreign Subsidiaries or Non-Guarantor

Subsidiaries and (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements.

7.12 Lines of Business and Passive Holding Company. The Initial Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Initial Borrower and the Restricted Subsidiaries are engaged on the Effective Date or that are reasonably related, complementary or ancillary thereto and reasonable extensions thereof. Holdings shall not Incur any material Indebtedness or material liabilities, own any material assets or engage in any business or activity other than (i) the ownership of all outstanding Capital Stock in the Initial Borrower, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies including the other Group Members or other subsidiaries of Holdings, (iv) the performance of obligations under the Loan Documents to which it is a party, (v) making and receiving Restricted Payments and Investments to the extent permitted by Section 7.3, (vi) Incurring and guaranteeing Indebtedness but only to the extent that such Indebtedness or guarantee would be permitted to be Incurred or guaranteed by the Initial Borrower or its Restricted Subsidiaries under Section 7.2, (vii) establishing and maintaining bank accounts, (viii) entering into employment arrangements with officers and directors, (ix) engaging in any sale or offering of its Equity Interests (or the Equity Interests of its direct or indirect parent company), (x) engaging in any activities incidental to compliance with the provisions of the Securities Act and the Exchange Act and similar laws and regulations of other jurisdictions and the rules of securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt-holders, (xi) engaging in activities necessary or reasonably advisable in connection with the registration and listing of Holdings’ (or its direct or indirect parent’s) Equity Interests and the continued existence of Holdings (or its direct or indirect parent) as a public company, (xii) guaranteeing ordinary course obligations incurred by any of its Restricted Subsidiaries and (xiii) activities incidental to the businesses or activities described in clauses (i) through (xii).

7.13 Amendments to Organizational Documents. Holdings and the Initial Borrower shall not, and shall not permit any Group Member to, terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise), or waive any of its rights under, any Organizational Documents of any of the Group Members, if, in light of the then-existing circumstances, a Material Adverse Effect would be reasonably likely to exist or result after giving effect to such termination, amendment, supplement or other modification or waiver, except, in each case, as otherwise permitted by the Loan Documents.

SECTION 8. GUARANTEE

8.1 The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on all Loans and (2) all other Obligations from time to time owing to the Secured Parties by the Borrowers (such obligations under clauses (1) and (2) being herein collectively called the “Guarantor Obligations”). Each Guarantor hereby jointly and severally agrees that, if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guarantor Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guarantor Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

8.2 Obligations Unconditional.

(a) The obligations of the Guarantors under Section 8.1, shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guarantor Obligations of the Borrowers under this Agreement, the Notes, if any, any Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guarantor Obligations, and, in each case, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above;

(b) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guarantor Obligations shall be extended, or such performance or compliance shall be waived;

(c) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(d) the maturity of any of the Guarantor Obligations shall be accelerated, or any of the Guarantor Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guarantor Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(e) any Lien or security interest granted to, or in favor of, the Issuing Lender or any Lender or the Administrative Agent as security for any of the Guarantor Obligations shall fail to be valid or perfected or entitled to the expected priority;

(f) the release of any other Guarantor pursuant to Section 8.9, 10.10 or otherwise; or

(g) except for the payment in full of the Guarantor Obligations, any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantor Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower or any Guarantor for the Guarantor Obligations, or of such Guarantor under the Guarantee or of any security interest granted by any Guarantor, whether in a proceeding under any Debtor Relief Law or in any other instance.

Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, marshaling, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guarantor Obligations. Each of the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guarantor Obligations and notice of or proof of reliance by any Secured Party upon the guarantee made under this Section 8 (this “Guarantee”) or acceptance of the Guarantee, and the Guarantor Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. The Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guarantor Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Borrower or against any other person which may be or become liable in respect of all or any part of the Guarantor Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guarantor Obligations outstanding.

8.3 Reinstatement. The obligations of the Guarantors under this Section 8 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of a Borrower or any other Loan Party in respect of the Guarantor Obligations is rescinded or must be otherwise restored by any holder of any of the Guarantor Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

8.4 No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guarantor Obligations (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made, (iii) obligations under Specified Swap Agreements as to which arrangements reasonably satisfactory to Qualified Counterparties have been made and (iv) Letters of Credit that have been Collateralized) and the expiration and termination of the Commitments under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Guarantee, whether by subrogation, right of contribution or otherwise, against any Borrower or any other Guarantor of any of the Guarantor Obligations or any security for any of the Guarantor Obligations.

8.5 Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) for purposes of Section 8.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 9 provides that such obligations shall become due and payable), such obligations shall forthwith become due and payable by the Guarantors for purposes of Section 8.1.

8.6 [Reserved.]

8.7 Continuing Guarantee. The Guarantee made by the Guarantors is a continuing guarantee of payment, and shall apply to all Guarantor Obligations whenever arising.

8.8 General Limitation on Guarantor Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 8.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 8.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. To effectuate the foregoing, the Administrative Agent and the Guarantors hereby irrevocably agree that the Guarantor Obligations of each Guarantor in respect of the Guarantee at any time shall be limited to the maximum amount as will result in the Guarantor Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guarantee and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than its Guarantee will be deemed to be enforceable and payable after the Guarantee. To the fullest extent permitted by applicable law, this Section 8.8 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

8.9 Release of Subsidiary Guarantors. A Subsidiary Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party in a transaction permitted by this Agreement. In connection with any such release of a Guarantor, the Administrative Agent shall execute and deliver to the Borrower Representative, at the Borrower Representative’s expense, all UCC termination statements and other documents that the Borrower Representative shall reasonably request to evidence such release; provided that the Borrower Representative shall have delivered to the Administrative Agent, at least five days, or such shorter period as the Administrative Agent may reasonably agree, prior to the date of the release, a written notice of such for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, together with a certification by the Borrower Representative stating that such transaction is in compliance with this Agreement and the other Loan Documents.

8.10 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 8.4. The provisions of this Section 8.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder. Notwithstanding the foregoing, no Excluded ECP Guarantor shall have any obligations or liabilities to any Guarantor, the Administrative Agent or any other Secured Party with respect to Excluded Swap Obligations.

8.11 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.11, or otherwise under the Guarantee, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.11 shall remain in full force and effect until the termination and release of all Obligations in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 8.11 constitute, and this Section 8.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 9. EVENTS OF DEFAULT

9.1 Events of Default. An Event of Default shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):

(a) any Borrower shall fail to pay (x) any principal of any Loan (other than any payment of principal under Section 2.3(a)(i)) or Reimbursement Obligation when due in accordance with the terms hereof, (y) any principal of any Loan under Section 2.3(a)(i) within one (1) Business Day after any such principal becomes due in accordance with the terms hereof or (z) any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representations and warranties are already qualified by materiality, in which case, in any respect) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (in respect of the Initial Borrower), Section 6.7(a) or Section 7 of this Agreement (other than Section 7.1); or

(d) subject to Section 9.4, the Initial Borrower shall default in the observance or performance of its agreement contained in Section 7.1; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, a breach of the requirements of Section 7.1 shall not constitute an Event of Default for purposes of any Facility other than the Revolving Facility; or

(e) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section 9.1), and such default shall continue unremedied for a period of thirty (30) days after notice to the Initial Borrower from the Administrative Agent or the Required Lenders; or

(f) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this Section 9.1(f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 9.1(f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate the greater of $25,000,000 and 15% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period; provided, further, that clause (iii) of this Section 9.1(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition; or

(g) (i) Holdings, the Initial Borrower or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Initial Borrower or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Initial Borrower or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Holdings, the Initial Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Holdings, the Initial Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) Holdings, the Initial Borrower or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan shall fail to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a complete or partial withdrawal from, or the Insolvency of, a Multiemployer Plan; or (vi) any other event or condition shall occur or exist with respect to a Plan that could give rise to liability under Title IV of ERISA; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent) of $25,000,000 and 15% of Consolidated EBITDA on a Pro Forma Basis based on the most recently ended Test Period or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(j) any of the Security Documents shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except (A) to the extent that (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or from the failure of the Administrative Agent to file UCC continuation statements (or similar statements or filings in other jurisdictions) and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage and (y) the Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority or (B) the fair market value of assets affected thereby does not exceed $5,000,000; or

(k) the Guarantee of Holdings or any Guarantor that is a Significant Subsidiary shall cease, for any reason, to be in full force and effect, other than as provided for in Sections 8.9 or 10.10, or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(l) a Change of Control shall occur.

9.2 [Reserved].

9.3 Action in Event of Default.

(a) (x) Upon any Event of Default specified in Section 9.1(g)(i) or (ii) occurring and continuing, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically immediately become due and payable, and (y) if any other Event of Default under Section 9.1 (other than Section 9.1(g)(i) or (ii)) occurs and is continuing, subject to paragraph (b) of this Section 9.3, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In furtherance of the foregoing, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, exercise any and all other remedies available under the Loan Documents at law or in equity, including commencing and prosecuting any suits, actions or proceedings at law or in equity in any court of competent jurisdiction and collecting the Collateral or any portion thereof and enforcing any other right in respect of any Collateral.

(b) Upon the occurrence of an Event of Default under Section 9.1(d) that is uncured or unwaived, the Majority Revolving Lenders may, so long as a Financial Compliance Date continues to be in effect, either (x) terminate the Revolving Commitments and/or (y) take the actions specified in Section 9.3(a) in respect of the Revolving Commitments, the Revolving Loans, Letters of Credit and Swingline Loans.

(c) [Reserved].

(d) With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a Cash Collateral Account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made, (iii) Letters of Credit that have been Collateralized and (iv) obligations under Specified Swap Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made), the balance, if any, in such Cash Collateral Account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 9.3, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

9.4 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 9, in the event that the Initial Borrower fails (or, but for the operation of this Section 9.4, would fail) to comply with the requirements of Section 7.1, the Initial Borrower and Holdings shall have the right during the applicable fiscal quarter, and/or from the date of delivery of a Notice of Intent to Cure with respect to the fiscal quarter most recently ended for which financial results have been provided under Sections 6.1(a) or (b) until ten (10) Business Days thereafter, to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the equity capital of Holdings, and, in each case, to contribute any such cash to the capital of the Initial Borrower (collectively, the “Cure Right”), and upon the receipt by the Initial Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Initial Borrower or Holdings of such Cure Right, the Total First Lien Net Leverage Ratio shall be recalculated by increasing Consolidated EBITDA (solely for purposes of compliance with Section 7.1) on a Pro Forma Basis solely for the purpose of measuring the Total First Lien Net Leverage Ratio and not for any other purpose under this Agreement, by an amount equal to the Cure Amount.

(b) If, after giving effect to the foregoing recalculations, the Initial Borrower shall then be in compliance with the requirements of Section 7.1, then the Initial Borrower shall be deemed to have satisfied the requirements of Section 7.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.1 that had occurred shall be deemed cured for the purposes of this Agreement.

(c) To the extent a fiscal quarter ended for which the Total First Lien Net Leverage Ratio was initially recalculated as a result of a Cure Right and such fiscal quarter is included in the calculation of the Total First Lien Net Leverage Ratio in a subsequent fiscal quarter, the Cure Amount shall be included in Consolidated EBITDA of such initial fiscal quarter.

(a) Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period, there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) for purposes of this Section 9.4, the Cure Amount shall be no greater than the amount required for purposes of complying with the Total First Lien Net Leverage Ratio, determined at the time the Cure Right is exercised with respect to the fiscal quarter ended for which the Total First Lien Net Leverage Ratio was initially recalculated as a result of a Cure Right, (iii) the Cure Amount shall be disregarded for all other purposes of this Agreement, including, determining any baskets with respect to the covenants contained in Section 7, and shall not result in any adjustment to any amounts other than the amount of Consolidated EBITDA as described in clause (a) above, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Amount for the fiscal quarter immediately preceding the fiscal quarter in which the Cure Right is exercised for purposes of determining compliance with Section 7.1, (v) the Initial Borrower or Holdings shall not exercise the Cure Right in excess of five instances over the term of this Agreement and (vi) no Revolving Lender or Issuing Lender shall be required to make any Revolving Loans or issue any Letter of Credit hereunder if a violation of Section 7.1 has occurred and is continuing until the expiration of the 10 Business Day period during which Holdings may exercise a Cure Right, unless and until the Cure Amount is actually received.

9.5 Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 9.3, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral in payment of the Obligations) in the following order:

(a) First, to the payment of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith (including all reasonable costs and expenses of every kind incurred in connection any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including Section 9-615(a)(3) of the Uniform Commercial Code)), and all amounts for which Administrative Agent is entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;

(b) Second, for application by it pro rata to (i) repay the Swingline Lender for any then outstanding Swingline Loans to the extent Revolving Lenders have not funded their obligations to acquire participations therein, (ii) cure any Funding Default that has occurred and is continuing at such time and (iii) repay the Issuing Lender for any amounts not paid by L/C Participants pursuant to Section 3.4;

(c) Third, for application by it towards all other Obligations (including, without duplication, Guarantor Obligations with respect to Loans), pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties (including all Obligations arising under Specified Swap Agreements and including obligations to provide cash collateral with respect to Letters of Credit); and

(d) Fourth, any balance of such proceeds remaining after all of the Obligations shall have been satisfied by payment in full in immediately available funds (or in the case of Letters of Credit, terminated or Cash Collateralized) and the Commitments shall have been terminated, be paid over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

SECTION 10. ADMINISTRATIVE AGENT

10.1 Appointment and Authority.

(a) Administrative Agent. Each of the Lenders (which for purposes of this Section 10 shall include the Issuing Lender and the Swingline Lender) hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except to the extent that any Group Member has any express rights under this Section 10, no Group Member shall have rights as a third party beneficiary of any of such provisions.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Qualified Counterparty and a potential Cash Management Provider) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lenders for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 10 and Section 11, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy with respect to any Collateral against any Borrower or any other Loan Party or any other obligor under any of the Loan Documents, the Specified Swap Agreements or any Specified Cash Management Agreement (including, in each case, the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral of any Borrower or any other Loan Party, without the prior written consent of the Administrative Agent. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

10.2 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Initial Borrower or any of their respective Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1 and Section 9.3) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the applicable Issuing Lender.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Affiliate Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender or (z) be obligated to ascertain, monitor or enforce the limitations in connection with any assignment to Debt Fund Affiliates and Affiliated Lenders or have any liability with respect thereto or any matter arising thereof.

10.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including telephonic notices) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

10.5 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation and Removal of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrowers, not to be unreasonably withheld, for so long as no Event of Default set forth under Section 9.1(a) or 9.1(g) has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lenders, in consultation with the Borrowers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower Representative and such Person remove such Person as Administrative Agent and, subject to the approval of the Borrowers, not to be unreasonably withheld, for so long as no Event of Default set forth under Section 9.1(a) or 9.1(g) has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. If Bank of America resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it which are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed amounts in connection with Letters of Credit. If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans. Upon the appointment by the Borrowers of a successor Issuing Lender or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swingline Lender, as applicable, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring Issuing Lender which are outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.7 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Administrative Agent, Joint Bookrunners or Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

10.9 Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.8, 3.3 and 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the applicable Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.1 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

10.10 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its capacities as a potential Qualified Counterparty and a potential Cash Management Provider), the Issuing Lender and Swingline Lender irrevocably authorize the Administrative Agent (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) after the Effective Date: (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (1) at the time the property subject to such Lien is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (2) subject to Section 11.1, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (3) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee or (4) that constitutes Excluded Assets; (ii) to release or subordinate, as expressly permitted hereunder, any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; (iii) to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary, Excluded Domestic Subsidiary or a Foreign Subsidiary as a result of a transaction or designation permitted hereunder; and (iv) to release any Collateral or Guarantor Obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1.

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release (pursuant to clause (a) above) any Guarantor from its obligations under the Guarantee.

(c) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made and (iii) obligations under Specified Swap Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) shall have been satisfied by payment in full in immediately available funds, the Commitments have been terminated and no Letters of Credit shall be outstanding or all outstanding Letters of Credit have been Collateralized, the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d) If (i) a Guarantor was released from its obligations under the Guarantee, (ii) a Co-Borrower was released from its obligations under the Loan Documents or (iii) the Collateral was released from the assignment and security interest granted under the Security Document (or the interest in such item subordinated), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to) execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee or such Co-Borrower from its obligations under the Loan Documents, the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

(e) If as a result of any transaction not prohibited by this Agreement: (i) any Guarantor or Co-Borrower becomes an Excluded Domestic Subsidiary, DRE Excluded Subsidiary or Foreign Subsidiary, or any Guarantor or Co-Borrower is sold (or consolidates or mergers with a Person that is not a Loan Party), then such Guarantor’s Guarantee (or the obligations of such Co-Borrower under the Loan Documents) shall be automatically released, (ii) any Guarantor or Co-Borrower becomes an Excluded Domestic Subsidiary, a DRE Excluded Subsidiary or a Foreign Subsidiary, then the Capital Stock of such Guarantor (other than 65% of the total outstanding voting Capital Stock and 100% of the total outstanding non-voting Capital Stock of an Excluded Domestic Subsidiary, DRE Excluded Subsidiary or Foreign Subsidiary that, in each case, is directly owned by a Borrower or a Guarantor) shall be automatically released from the security interests created by the Loan Documents, or (iii) any Excluded Domestic Subsidiary, any DRE Excluded Subsidiary or any Foreign Subsidiary ceases to be directly owned by a Borrower or Guarantor, then the Capital Stock of such Subsidiary shall be automatically released from any security interests created by the Loan Documents. In connection with any termination or release pursuant to this Section 10.10(e), the Administrative Agent and any applicable Lender shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 10.10(e) shall be without recourse to or warranty by the Administrative Agent or any Lender.

10.11 Intercreditor Agreements.

The Lenders hereby authorize the Administrative Agent to enter into any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement (and any amendments, amendments and restatements, restatements or waivers of, or supplements or other modifications to, any such agreement or arrangement permitted under this Agreement), and any such intercreditor agreement is binding upon the Lenders.

Except as otherwise expressly set forth herein or in any Security Document, no Qualified Counterparty or Cash Management Provider that obtains the benefits of Section 9.5, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations and Obligations arising under Specified Swap Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Provider or Qualified Counterparty, as the case may be.

10.12 Withholding Tax Indemnity.

To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers or any other Loan Party pursuant to Sections 2.18 and 2.19 and without limiting or expanding the obligation of the Borrowers or any other Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.12. The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 10.12, include any Issuing Lender and the Swingline Lender.

10.13 Indemnification.

Each of the Lenders agrees to indemnify the Administrative Agent and the Joint Lead Arrangers (and their Related Parties) in their respective capacities as such (to the extent not reimbursed by any Loan Party and without limiting or expanding the obligation of the Loan Parties to do so), according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 10.13 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, the Joint Lead Arrangers or their Related Parties (the foregoing, the “Lender Indemnitees”) in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any other Person under or in connection with any of the foregoing; provided that no Lender shall be liable to any Lender Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they are (i) (A) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender Indemnitee, (B) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Lender Indemnitee, or (C) are disputes that do not involve an act or omission by any Borrower, Holdings or any of their respective Affiliates and that are brought by any Lender Indemnitee against any other Lender Indemnitee (other than in its capacity as Administrative Agent, Joint Lead Arranger, Joint Bookrunner, Swingline Lender or Issuing Lender or similar role hereunder) or (ii) settlements entered into by such person without such Lender’s written consent (such consent to not be unreasonably withheld, conditioned or delayed). The agreements in this Section 10.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers.

(a) Except as otherwise provided in clause (b) below or elsewhere in this Agreement, neither this Agreement nor any other Loan Document (or any terms hereof or thereof) may be amended, supplemented or modified other than in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment or increase such Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (B) amend, modify, eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of all Lenders; (C) (w) reduce any percentage specified in the definition of Required Lenders, (x) reduce the percentage specified in the definition of any of Majority Revolving Lenders or Majority Term Lenders without the written consent of all Lenders under such Facility, (y) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents and (z) release all or substantially all of the Collateral or release all or substantially all of the value of the guarantees or the Guarantors from their obligations under Section 8 of this Agreement or under the Security Agreement, in each case, without the written consent of all Lenders; (D) changes to the priority or subordination provisions of any intercreditor agreement; (E) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent; (F) amend, modify or waive any provision of Sections 2.6 or 2.7 without the written consent of the Swingline Lender; (G) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; (H) amend or modify the application of prepayments set forth in Section 2.11(g) in a manner that adversely affects any Facility without the written consent of the Majority Facility Lenders of each adversely affected Facility; or (I) forgive the principal amount or extend the payment date of any Reimbursement Obligation without the written consent of each Lender directly affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding anything in this Agreement (including clause (a) above) or any other Loan Document to the contrary:

(i) this Agreement may be amended or amended and restated as contemplated by Section 2.24 in connection with any Incremental Amendment or Section 2.25 in connection with any Refinancing Amendment with the written consent of the Administrative Agent, the Issuing Lenders (to the extent affected), each Lender participating in the additional or extended credit facilities contemplated under this paragraph (b)(i) and the Borrowers (w) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (x) to permit any such additional credit facility which is a term loan facility or any such increase in the Term Facility to share ratably in prepayments with the Term Loans, (y) to permit any such additional credit facility which is a revolving loan facility or any such increase in the Revolving Facility to share ratably in prepayments with the Revolving Facility and (z) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders;

(ii) this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Repriced Term Loans (as defined below) to permit a (x) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of syndicated term loans bearing interest with an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four years), but excluding any arrangement, commitment, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) less than the “effective yield” applicable to the Term Loans (determined on the same basis as provided in the preceding parenthetical) and (y) any amendment to the Term Loans or any tranche thereof which reduces the “effective yield” applicable to such Term Loans, as applicable (as determined on the same basis as provided in clause (x)) (“Repriced Term Loans”); provided that the Repriced Term Loans shall otherwise meet the Applicable Requirements;

(iii) this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Repricing Indebtedness to permit any Repricing Transaction;

(iv) this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.24 in connection with any Incremental Amendment and any related increase in Commitments or Loans, with the consent of the Borrowers, the Administrative Agent and the Incremental Term Lenders providing such increased Commitments or Loans (provided that, if any Incremental Term Loans are intended to have rights to share in the Collateral on a second lien, subordinated basis to the Obligations, then the Administrative Agent may enter into an Intercreditor Agreement (or amend, supplement or modify an existing Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any such Incremental Term Loans);

(v) this Agreement and the other Loan Documents may be amended in connection with the incurrence of any Permitted Credit Agreement Refinancing Debt pursuant to Section 2.25 to the extent (but only to the extent) necessary to reflect the existence and terms of such Permitted Credit Agreement Refinancing Debt (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments), with the written consent of the Borrowers, the Administrative Agent and each Additional Lender and Lender that agrees to provide any portion of such Permitted Credit Agreement Refinancing Debt (a “Refinancing Amendment”) (provided that the Administrative Agent and the Borrowers may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the terms of such Refinancing Amendment);

(vi) this Agreement and the other Loan Documents may be amended in connection with any Permitted Amendment pursuant to a Loan Modification Offer in accordance with Section 2.27(b) (and the Loan Modification Agent and/or Administrative Agent and the Borrowers may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the terms of such Permitted Amendment);

(vii) the Administrative Agent may amend an Intercreditor Agreement or any other intercreditor agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of (x) any Permitted First Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (y) any Permitted Second Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a second lien, subordinated basis to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and (z) any Indebtedness incurred pursuant to Section 7.2(b)(vi) to provide that an agent, trustee or other representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu or second lien, subordinated basis to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt;

(viii) only the consent of the Majority Revolving Lenders shall be necessary to amend, modify or waive Sections 5.2, 5.3 (with respect to the making of Revolving Loans or Swingline Loans or the issuance of Letters of Credit), 7.1, 9.1(d), 9.3(b) and 9.4;

(ix) this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrowers to add any terms or conditions for the benefit of the Lenders;

(x) amendments and waivers of this Agreement and the other Loan Documents that affect solely the Lenders under any applicable Class under the Term Facility, Revolving Facility, any Incremental Term Loans or any Incremental Revolving Loans (including waiver or modification of conditions to extensions of credit under the Term Facility, Revolving Facility, any Incremental Term Loans or any Incremental Revolving Loans, the availability and conditions to funding of any Incremental Term Loans or any Incremental Revolving Loans set forth in Section 2.24(a)(vii) (other than with respect to an Event of Default arising under Sections 9.1(a), 9.1(f) or 9.1(g)), pricing and other modifications, and in respect of the Revolving Facility, the obligations of the Borrowers contained in Section 7.1 (or the definition of Total First Lien Net Leverage Ratio for purposes thereof)) will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such Class and, in each case, (x) no other consents or approvals shall be required and (y) any fees or other consideration payable to obtain such amendments or waivers need only be offered on a pro rata basis to the Lenders under the affected Class, as the case may be; and

(xi) this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrowers to correct any mistakes or ambiguities of a technical nature and to add any terms or conditions for the benefit of Lenders (or any Class thereof).

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or email, if applicable), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or email notice, when received, addressed as follows in the case of Holdings, the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower Representative or the Initial Borrower:

Emerald Expositions Holding, Inc.

31910 Del Obispo Street

San Juan Capistrano, CA 92675

Attention: Phillip Evans

Electronic Mail: Phillip.Evans@emeraldexpo.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Daniel Bursky and Mark Hayek

Electronic Mail: Daniel.Bursky@friedfrank.com & Mark.Hayek@friedfrank.com

To any Co-Borrower or any Guarantor:	c/o the Initial Borrower at the address set forth above

To the Administrative Agent:	Administrative Agent’s Office: (for payments and Requests for Credit Extensions): Bank of America, N.A., as Administrative Agent BANK OF AMERICA PLAZA

901 MAIN ST

DALLAS, TX, 75202-3735

Attention: Angie Hidalgo

Tel: 972-338-3768

Facsimile: 214.416.0555

Email: angie.hidalgo@baml.com

Remittance Instructions- US Dollars:

Bank of America, N.A.

New York, NY

ABA# 026009593

Account No.: 1366072250600

Account Name: Wire Clearing Acct for Syn Loans-LIQ

Ref: Emerald Expositions

Other Notices as Administrative Agent:

Bank of America, N.A., as Administrative Agent

900 W. Trade St., 6th Floor

NC1-026-06-03

Charlotte, NC 28255

Attention: Kyle Harding

Tel: 980-275-6132

Facsimile: 704-719-5215

Email: kyle.d.harding@baml.com

L/C ISSUER:

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, Pa. 18507

Attention: Trade Operations

Tel: 570-496-9619

Facsimile: 800-755-8740

Email: tradeclientserviceteamus@baml.com

Remittance Instructions:

Bank of America, N.A.

New York, NY

ABA #: 026-009-593

Account #: 04535-883980

Attn: Scranton Standby

Ref: Emerald Expositions

; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail, FpML messaging, and Internet or intranet website) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender (“Approved Electronic Communications”). The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party agrees to assume all risk, and hold the Administrative Agent, the Joint Bookrunners and each Lender harmless from any losses, associated with, the electronic transmission of information (including the protection of confidential information), except to the extent caused by the gross negligence or willful misconduct of such Person.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS OR NOTICES THROUGH THE PLATFORM, ANY OTHER ELECTRONIC PLATFORM OR ELECTRONIC MESSAGING SERVICE, OR THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Loan Party, the Lenders, the Issuing Lenders, the Joint Lead Arrangers, the Joint Bookrunners and the Administrative Agent agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

Each of Holdings, the Borrowers, the Administrative Agent, Issuing Lenders and Swingline Lender may change its address, electronic mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address or facsimile number for notices and other communications hereunder by notice to the Borrower Representative, the Administrative Agent, the Issuing Lenders and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to documents or notices that are not made available through the “Public Side Information” portion of the Platform and that may contain Private Lender Information.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5 Payment of Expenses/Indemnity. The Borrowers agree upon the occurrence of the Effective Date (a) to pay or reimburse the Joint Lead Arrangers, the Issuing Lenders, the Swingline Lender and the Administrative Agent (without duplication) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary counsel to the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Joint Lead Arrangers and the Joint Bookrunners, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and additional counsel in the case of actual or perceived conflicts where such Person informs the Borrowers of such conflict and retains such counsel), and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Initial Borrower on or prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis, or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, each Issuing Lender, the Swingline Lender, and the Administrative Agent for all of their reasonable and documented out-of-pocket costs and expenses (other than allocated costs of in-house counsel) incurred in connection with the workout, restructuring, enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of one primary counsel to the Lenders, the Issuing Lenders, the Swingline Lender, the Administrative Agent, the Joint Lead Arrangers and the Joint Bookrunners, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and in the case of an actual or perceived conflict of interest by any of the foregoing Persons, additional counsel to such affected Person where such Person informs the Borrower of such conflict and retains such counsel), (c) to pay, indemnify, and hold each Lender, each Issuing Lender, the Swingline Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Issuing Lender, the Swingline Lender, the Administrative Agent, each Joint Lead Arranger, the Joint Bookrunners, each of their respective Affiliates that are providing services in connection with the financing contemplated by this Agreement and each member (and successors and assigns), officer, director, trustee, employee, agent and controlling person of the foregoing (each, an “Indemnitee”) harmless from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrowers, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law relating to any Group Member or any of the Properties and the reasonable fees and expenses of one primary legal counsel to the Indemnitees, taken as a whole (or in the case of an actual or perceived conflict of interest by an Indemnitee, where such Person informs the Borrowers of such conflict and retains such counsel, additional counsel to the affected Indemnitees), and one local counsel in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) to the Indemnitees in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”) (but excluding any losses, liabilities, claims, damages, costs or expenses relating to the matters referred to in Sections 2.18, 2.19 and 2.20 (which shall be the sole remedy in respect of the matters set forth therein)), provided that the Borrowers shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (i) (A) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Indemnitee, (C) any dispute that does not involve an act or omission by the Borrowers, Holdings or any of their respective Affiliates and that is brought by any Indemnitee against any other Indemnitee (other than in its capacity as Administrative Agent, Joint Lead Arranger, Joint Bookrunner, Swingline Lender or Issuing Lender or similar role hereunder), (D) directly and exclusively caused, with respect to the violation of, noncompliance with or liability under, any Environmental Law relating to any of the Properties, by the act or omissions by Persons other than the Borrowers or any Subsidiary of the Borrowers or their respective Related Parties with respect to the applicable Property that occur after the Administrative Agent sells the respective Property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure, or (E) with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim or (ii) settlements entered into by such person without the Borrowers’ written consent (such consent to not be unreasonably withheld, conditioned or delayed). All amounts due under this Section 11.5 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to the Borrower Representative at the address of the Borrower Representative set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by any Borrower without such consent shall be null and void).

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) in the case of any Term Lender (other than with respect to Incremental Term Loans and Incremental Term Commitments), any Revolving Lender or Incremental Term Lender (with respect to Incremental Term Loans and Incremental Term Commitments), the Borrower Representative, provided that such consent shall be deemed to have been given if the Borrower Representative, as the case may be, has not responded within ten (10) Business Days after notice by the Administrative Agent, provided, further, that no consent of the Borrower Representative shall be required (x) in the case of the Revolving Facility, for an assignment to any existing Lender under the Revolving Facility or, if an Event of Default under Section 9.1(a) (or, in respect of the Initial Borrower, Section 9.1(f) or (g)) has occurred and is continuing, any other Eligible Assignee or (y) in the case of the Term Facility, for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 9.1(a) (or, in respect of the Initial Borrower, Section 9.1(f) or (g)) has occurred and is continuing, any other Eligible Assignee;

(B) except with respect to an assignment of Term Loans to an existing Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); and

(C) with respect to any proposed assignment of all or a portion of any Revolving Loan or Revolving Commitment, the Swingline Lender and each Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (i) with respect to Term Loans, $1,000,000 and (ii) with respect to Revolving Loans and Revolving Commitments, $5,000,000 (provided that, in each case, that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and, in the case of Term Loans (other than Incremental Term Loans), Revolving Commitments or Revolving Loans or Incremental Term Loans or Incremental Term Commitments, the Borrower Representative otherwise consents;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which such fee may be waived or reduced in the sole discretion of the Administrative Agent) for each assignment or group of affiliated or related assignments (it being understood that such recordation fee shall not apply to any assignments by any Person that is a Lender on the Effective Date or any of their Affiliates); and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and applicable Forms and other documentation required pursuant to Sections 2.19(d), (e) and (g).

This paragraph (b) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.

For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Assignments to Permitted Auction Purchasers. Each Lender acknowledges that each Permitted Auction Purchaser is an Eligible Assignee hereunder and may purchase or acquire Term Loans hereunder from Lenders from time to time (x) pursuant to a Dutch Auction in accordance with the terms of this Agreement (including Section 11.6 hereof), subject to the restrictions set forth in the definitions of “Eligible Assignee” and “Dutch Auction” or (y) pursuant to open market purchases, in each case, subject to the following limitations:

(A) each Permitted Auction Purchaser agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase or other acquisition of Term Loans, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Permitted Auction Purchaser be permitted to exercise any voting rights or other privileges with respect to any Term Loans and any Term Loans that are assigned to such Permitted Auction Purchaser shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) such Permitted Auction Purchaser shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by any Permitted Auction Purchaser shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including Section 11.6 hereof);

(B) at the time any Permitted Auction Purchaser is making purchases of Loans it shall enter into an Assignment and Assumption;

(C) immediately upon the effectiveness of each Auction Purchase or other acquisition of Term Loans, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrowers and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrowers and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven; and

(D) at the time of such Purchase Notice and Auction Purchase or other acquisition of Term Loans, (w) no Default or Event of Default shall have occurred and be continuing, (x) Holdings, the Borrowers or any of their respective Affiliates shall not be required to make any representation that it is not in possession of material non-public information with respect to Holdings, the Borrowers, their respective subsidiaries or their respective securities, (y) any Affiliated Lender that is a Purchaser shall identify itself as such and (z) no proceeds of Revolving Loans shall be used to consummate the Auction Purchase.

Notwithstanding anything to the contrary herein, this Section 11.6(b)(iii) shall supersede any provisions in Section 2.17 to the contrary.

(iv) Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to the Term Loans to an Affiliated Lender through (x) Dutch Auctions open to all Lenders on a pro rata basis or (y) open market purchases, in each case subject to the following limitations:

(A) notwithstanding anything in Section 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 11.1), (2) otherwise acted on any matter related to any Loan Document, (3) directed or required Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, or (4) subject to Section 2.22, voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender disproportionately in any material respect as compared to other Lenders, the Sponsor and any Non-Debt Fund Affiliate will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter; and the Sponsor and each Non-Debt Fund Affiliate each hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code; provided that, for the avoidance of doubt, Debt Fund Affiliates shall not be subject to such limitation and shall be entitled to vote as any other Lender; provided, further, that, notwithstanding the foregoing or anything herein to the contrary, Debt Fund Affiliates may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amount in excess of 49.9% will be subject to the limitations set forth in this clause (A);

(B) the Sponsor and Non-Debt Fund Affiliates shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2;

(C) at the time any Affiliated Lender is making purchases of Loans pursuant to a Dutch Auction it shall identify itself as an Affiliated Lender and shall enter into an Assignment and Assumption Agreement;

(D) with respect to a Dutch Auction, at the time of such Purchase Notice and Auction Purchase, no Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, the Borrowers, their respective Subsidiaries or their respective securities; and

(E) the aggregate principal amount of all Term Loans which may be purchased by the Sponsor or any Non-Debt Fund Affiliate through Dutch Auctions or assigned to the Sponsor or any Non-Debt Fund Affiliate through open market purchases shall in no event exceed, as calculated at the time of the consummation of any aforementioned Purchases or assignments, 25% of the aggregate principal amount of the Term Loans then outstanding.

Notwithstanding anything to the contrary herein, this Section 11.6(b)(iv) shall supersede any provisions in Section 2.17 to the contrary.

(v) Subject to acceptance and recording thereof pursuant to Section 11.6(b)(vii) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of Section 11.6(c).

(vi) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and any stated interest on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire and applicable Forms and other documentation required pursuant to Sections 2.19(d), (e) and (g) (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consent to such assignment required by Section 11.6(b), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender, Holdings or any Subsidiary of Holdings) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires, subject to Section 11.1(b), the consent of each Lender directly affected thereby pursuant to clauses (A) and (C) of Section 11.1(a) and (2) directly affects such Participant. Subject to Section 11.6(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8(b) as though it were a Lender, provided such Participant shall be subject to Section 11.8(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans, L/C Obligations or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligation or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. No Participant shall be entitled to the benefits of Section 2.19 unless such Participant complies with Sections 2.19(d), 2.19(e) and 2.19(g) (it being understood that the provision of any tax forms by the Participant under such Sections shall be to the Participant’s participating Lender and not to the Borrower and the Administrative Agent).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 11.6(d) above.

(f) [Reserved].

(g) Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

11.7 [Reserved].

11.8 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for or permits payments to be allocated or made to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(g) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders;

provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent, without prior notice to Holdings or any Borrower or any other Loan Party, any such notice being expressly waived by Holdings and the Borrowers and each other Loan Party to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to set off and appropriate and apply against the Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrowers or any such other Loan Party, as the case may be. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.9 [Reserved].

11.10 Counterparts; Electronic Execution.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower Representative and the Administrative Agent.

(b) The words “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swingline Notes, waivers or consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12 Integration. This Agreement, the Engagement Letter, the other Loan Documents and any separate letter agreements with respect to fees payable to the Joint Lead Arranger, the Joint Bookrunners and the Administrative Agent represent the entire agreement of Holdings, the Borrowers, the

Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.13 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.14 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, sitting in the borough of Manhattan in New York City, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, to the extent such courts would have subject matter jurisdiction with respect thereto, and agrees that notwithstanding the foregoing (x) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (y) legal actions or proceedings brought by the Secured Parties in connection with the exercise of rights and remedies with respect to Collateral may be brought in other jurisdictions where such Collateral is located or such rights or remedies may be exercised;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court and waives any right to claim that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to each party hereto, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, any special, exemplary, punitive or consequential damages against any Indemnitee.

11.15 Acknowledgements. Each of the Borrowers and Guarantors hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings, the Borrowers or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings, the Borrowers and each Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers or the Guarantors and the Lenders.

11.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(i) the effects of any Bail-in Action on any such liability, including, if applicable:

(ii) a reduction in full or in part or cancellation of any such liability;

(iii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iv) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority

11.17 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is not designated by the provider thereof as public information or non-confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with provisions no less restrictive than this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) (other than Disqualified Lenders), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors that have been advised of the provisions of this Section and have been instructed to keep such information confidential, (d) upon the request or demand of any Governmental Authority or any self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); provided that unless prohibited by applicable law, reasonable efforts shall be made to notify the Borrowers of any such request prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law; provided that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Borrowers of any such request prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (f) if requested or required to do so in connection with any litigation or similar proceeding; provided that unless prohibited by applicable law, reasonable efforts shall be made to notify the Borrowers of any such request prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (g) that has been publicly disclosed other than as a result of a breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, such Person has been advised of the provisions of this Section and instructed to keep such information confidential or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

11.18 Waivers Of Jury Trial. EACH OF HOLDINGS, THE BORROWERS, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.19 USA PATRIOT Act Notification. The following notification is provided to the Borrowers and each Guarantor pursuant to Section 326 of the PATRIOT Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.

What this means for any Borrower or Guarantor: When any Borrower or Guarantor opens an account, if such Borrower or Guarantor is an individual, the Administrative Agent and the Lenders will ask for such Borrower’s or Guarantor’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify such Borrower or Guarantor, and, if such Borrower or Guarantor is not an individual, the Administrative Agent and the Lenders will ask for such Borrower’s or Guarantor’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify such Borrower or Guarantor. The Administrative Agent and the Lenders may also ask, if any Borrower or Guarantor is an individual, to see such Borrower’s or Guarantor’s driver’s license or other identifying documents, and, if such Borrower or Guarantor is not an individual, to see such Borrower’s or Guarantor’s legal organizational documents or other identifying documents.

11.20 Maximum Amount.

(a) It is the intention of the Borrowers and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness evidenced hereby or other Obligations of the Borrowers, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrowers evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this Section 11.20(a) shall control and supersede every other provision of all agreements between the Borrowers or any endorser of the Notes and the Lenders.

(b) If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under Section 2.10 and shall be so applied in accordance with Section 2.17 or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrowers in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrowers.

11.21 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 11.21 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

11.22 No Fiduciary Duty. Each of the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other, except as otherwise explicitly provided herein. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person, except as otherwise explicitly provided herein. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

11.23 Electronic Execution of Assignment and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.24 Amended and Restated Agreement. This Agreement amends and restates the Original Credit Facility in its entirety but shall not constitute a novation thereof nor impair the rights and obligations created thereunder, it being the intent of the parties hereto that the obligations under the Original Credit Facility shall remain in full force and effect as amended and restated hereby. All references in any other Loan Document to the Original Credit Facility shall, on and after the date hereof, be deemed to be references to this Agreement.

SECTION 12. CO-BORROWER ARRANGEMENTS AND BORROWER REPRESENTATIVE

12.1 Addition of Co-Borrowers. From time to time on or after the Effective Date, the Initial Borrower may designate one or more Restricted Subsidiaries as a “Co-Borrower” with respect to Borrowings under this Agreement; provided that such designated Restricted Subsidiary shall not become a Co-Borrower hereunder unless and until each of the following conditions has been satisfied:

(a) the Administrative Agent and the Revolving Lenders shall have received all documentation and other information that the Administrative Agent reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and such documentation and information (including the jurisdiction of organization of the proposed Co-Borrower) shall be reasonably satisfactory to the Lenders from legal and operational perspectives;

(b) such Co-Borrower shall be organized under the laws of the United States, any state within the United States or the District of Columbia or any other jurisdiction approved by the Administrative Agent and each of the Revolving Lenders, in their reasonable discretion;

(c) the Administrative Agent shall have received a duly executed Co-Borrower Joinder from such Co-Borrower and, to the extent not previously delivered, a Guarantor Joinder Agreement;

(d) in each case to the extent not previously delivered, such Co-Borrower shall have delivered to the Administrative Agent all security agreements required to be executed and delivered pursuant to Section 6.9, together with other deliverables required pursuant to such Section as applied to such Co-Borrower (it being understood and agreed that the Administrative Agent may waive or modify any such requirements to the extent the Administrative Agent reasonably deems such changes necessary or appropriate under the circumstances taking into account the designated Co-Borrower’s jurisdiction of organization and applicable Laws);

(e) in the case of a Co-Borrower that is not already a Subsidiary Guarantor, to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of counsel (including from counsel licensed in New York and any such other jurisdiction as may be appropriate), in form and substance reasonably satisfactory to the Administrative Agent with respect to the foregoing documents; and

(f) in each case to the extent not previously delivered, the Administrative Agent shall have received (i) a copy of the Organizational Documents, including all amendments thereto, of such designated Co-Borrower, certified, if applicable, as of a recent date by the Secretary of State or similar Governmental Authority of the jurisdiction of its organization, where applicable, and a certificate as to the good standing of such designated Co-Borrower as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary or Assistant Secretary of such designated Co-Borrower certifying (A) that attached thereto is a true and complete copy of the Organizational Documents of such Person as in effect on the date of the Co-Borrower Joinder, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or shareholders (or equivalent governing body) of such Person authorizing the execution, delivery and performance of the Loan Documents and the borrowings thereunder and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that Organizational Documents of such Person have not been amended since the date of the last amendment thereto shown on the Organizational Documents furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Person and countersigned by another officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary or director of such Person executing the certificate pursuant to clause (ii) above.

12.2 Status of Co-Borrowers.

(a) Once the conditions set forth in Section 12.1 have been satisfied with respect to a Restricted Subsidiary, such Restricted Subsidiary shall be a “Borrower” and a “Co-Borrower” under the Revolving Facility and the Term Facility and will have the right to directly request Revolving Borrowings in accordance with Section 2 hereof until the earlier to occur of the Revolving Termination Date or the date on which such Co-Borrower terminates its obligations under this Agreement in accordance with Section 12.3.

(b) Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Loan and the other Obligations hereunder. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligation.

12.3 Resignation of Co-Borrowers. A Co-Borrower may elect to terminate its eligibility to request Borrowings and to cease to be a Co-Borrower hereunder upon the occurrence of, and such resignation shall become effective upon delivery to the Administrative Agent of a notice of resignation in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that such resignation shall not have any impact on such Person’s obligations as a Subsidiary Guarantor and such obligations shall continue to be effective in accordance with Section 8 of this this Agreement and the other provisions and undertakings hereunder related thereto.

12.4 Appointment of Borrower Representative; Nature of Relationship. The Initial Borrower is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.

The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Section 12. Additionally, each Borrower hereby appoints the Borrower Representative as its agent to receive and direct all of the proceeds of the Loans, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. None of the Lenders or their respective officers, directors, agents or employees shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.4.

12.5 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

12.6 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through its Responsible Officers.

12.7 Execution of Loan Documents. Each Borrower hereby empowers and authorizes the Borrower Representative, on behalf of each Borrower, to execute and deliver to the Administrative

Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon each of the Borrowers.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

EMERALD EXPOSITIONS HOLDING, INC.

	By:	/s/ David Gosling
	Name:	David Gosling
	Title:	Senior Vice President, General Counsel and Secretary

GUARANTORS:

EXPO EVENT MIDCO, INC.

	By:	/s/ Amir Motamedi
	Name:	Amir Motamedi
	Title:	Vice President and Secretary

EMERALD EXPOSITIONS, LLC

	By:	/s/ David Gosling
	Name:	David Gosling
	Title:	Senior Vice President, General Counsel and Secretary

PIZZA GROUP, LLC

	By:	/s/ David Gosling
	Name:	David Gosling
	Title:	Senior Vice President, General Counsel and Secretary

GLM HOLDINGS LLC

	By:	/s/ David Gosling
	Name:	David Gosling
	Title:	Senior Vice President, General Counsel and Secretary

GEORGE LITTLE MANAGEMENT, LLC

By:	/s/ David Gosling
Name:	David Gosling
Title:	Senior Vice President, General Counsel and Secretary

BANK OF AMERICA, N.A. as Administrative Agent

By:	/s/ Mollie S. Canup
Name:	Mollie S. Canup
Title:	Vice President

BANK OF AMERICA, N.A. as Swingline Lender, an Issuing Lender and a Lender

By:	/s/ Kathryn Tucker
Name:	Kathryn Tucker
Title:	Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Robert Chen
Name:	Robert Chen
Title:	Managing Director

CITIBANK, N.A., as a Lender

By:	/s/ Monique Renta
Name:	Monique Renta
Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Judith E. Smith
Name:	Judith E. Smith
Title:	Authorized Signatory

By:	/s/ Joan Park
Name:	Joan Park
Title:	Authorized Signatory

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Allan Kortan
Name:	Allan Kortan
Title:	Authorized Signatory

Schedule 1.1

Commitments

Term Commitments:

Lender	Amount	Percentage

Bank of America, N.A.	457,382,455.37	80.95%
Cashless Role Lenders (Or the equivalent)	107,617,544.63	19.05%

Total	$565,000,000.00	100.00%

Revolving Commitments:

Lender	Amount	Percentage

Bank of America, N.A.	$37,500,000	25.00%
Barclays Bank PLC	$30,000,000	20.00%
Goldman Sachs Bank USA	$30,000,000	20.00%
Citigroup Global Markets Inc.	$13,125,000	8.75%
Credit Suisse Securities (USA)	$13,125,000	8.75%
Deutsche Bank AG New York Branch	$13,125,000	8.75%
Royal Bank of Canada	$13,125,000	8.75%

Total	$150,000,000	100%

Schedule 1.1

Schedule 1.1-2

Issuing Lenders

Issuing Lender	L/C Sublimit
Bank of America, NA.	$30,000,000

Total:	$30,000,000

Schedule 1.1-2

Schedule 1.1-3

Existing Letters of Credit

Cus Nm	Prod Type	Istm ID	Exp Dt	Ben Nm	Amount

EMERALD EXPOSITIONS HOLDING INC	SBYFIN	68124758	3/31/2018	REEP-OFC CORPORATE P	$142,000.00
EMERALD EXPOSITIONS HOLDING INC	SBYFIN	68125547	5/3/2018	NW 100 BROADWAY PROP	$457,879.74
EMERALD EXPOSITIONS HOLDING INC	SBYFIN	68131453	2/24/2018	MUSIC CHOICE	$276,131.00

Schedule 1.1-3

Schedule 4.15

UCC Filing Jurisdictions

Grantor	Filing Jurisdiction	Type of Filing
1. Expo Event Midco, Inc.	Delaware	UCC-1

2. Emerald Expositions Holding, Inc.	Delaware	UCC-1

3. Emerald Expositions, LLC	Delaware	UCC-1

4. Pizza Group, LLC	Delaware	UCC-1

5. GLM Holdings LLC	Delaware	UCC-1

6. George Little Management, LLC	Delaware	UCC-1

With respect to patents and trademarks of a Loan Party registered (or whose application for registration has been filed) in the United States Patent and Trademark Office, due filing and the recordation of a security agreement satisfying the requirements of applicable law with respect to such patents and trademarks in the United States Patent and Trademark Office.

With respect to copyrights of a Loan Party registered (or whose application for registration has been filed) in the United States Copyright Office, due filing and the recordation of a security agreement satisfying the requirements of applicable law with respect to such copyrights in the United States Copyright Office.

Schedule 4.15

EXHIBIT A

FORM OF AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

See attached.

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment Agreement (the “Assignment Agreement”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

Check the following box if the Assignor or the Assignee is an Affiliated Lender or a Permitted Auction Purchaser:

☐	Assignor is an Affiliated Lender

☐	Assignee is an Affiliated Lender

☐	Assignee is a Permitted Auction Purchaser

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to,

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, if applicable, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Initial Borrower:	Emerald Expositions Holding, Inc., a Delaware corporation

4.	Administrative Agent:	Bank of America, N.A.

5.	Credit Agreement:	The Amended and Restated Credit Agreement, dated as of May 22, 2017, among Expo Event Midco, Inc. a Delaware corporation, Emerald Expositions Holding, Inc., a Delaware corporation, the other borrowers from time to time party thereto, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment / Loans for all Lenders[8]	Amount of Commitment / Loans Assigned[8]	Percentage Assigned of Commitment / Loans[9]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	][10]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment Agreement (e.g. “Revolving Commitment,” “Term Commitment,” etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Assignment Effective Date:                  , 201   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature pages follow.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[11]	Add additional signature blocks as needed.
[12]	Add additional signature blocks as needed.

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent[13]

By
Name:
Title:

EMERALD EXPOSITIONS HOLDING, INC., as Borrower Representative[14]

By
Name:
Title:

[Consented to:][15]

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[13]	To be removed if no consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be removed if no consent of the Borrower Representative is required by the terms of the Credit Agreement.
[1][5]	To be added only if the consent of other parties (e.g. Swingline Lender or Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby[ and] (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or thereto; [and (c) agrees that if the Assignee sells and assigns all or a portion of the Assigned Interest to any Person, the Assignee may, in its sole discretion, disclose to any such Person that the Assignee acquired the Assigned Interest from the Assignor]1 [and (c) acknowledges that the Assignee is an Affiliate of the Initial Borrower and that it has independently and, except as provided below, without reliance on the Assignee made its own analysis and determined to enter into this Assignment and Assumption and to consummate the transactions contemplated hereby notwithstanding that the Assignee is an Affiliate of the Initial Borrower]2.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Assignee under Section 11.6(b) of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof (or, prior to the first delivery of such financial statements, the financial statements referred to in Section 4.1 of the Credit Agreement), as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

[1]	Insert only if the Assignor is an Affiliated Lender and the assignment is being made pursuant to Section 11.6(b)(iv) of the Credit Agreement.
[2]	Insert only if the Assignee is an Affiliated Lender.

Assignment Agreement and to purchase [the][such] Assigned Interest, (vii) attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee, (viii) it is not a Defaulting Lender, [and] [(xi) it is not [a][an] [Affiliated Lender][Permitted Auction Purchaser]3, [(xi) it is [a][an] [Affiliated Lender][Permitted Auction Purchaser]4 [and] [(x) after giving effect to its purchase and assumption of the Assigned Interest, the aggregate principal amount of all Term Loans held by the Sponsor or any Non-Debt Fund Affiliate will not exceed 25% of the aggregate principal amount of all Term Loans outstanding under the Credit Agreement]5 [and] (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender[, including, without limitation, the restrictions and limitations set forth in Section 11.6(b)(iv) of the Credit Agreement with respect to it as a Lender and an Affiliated Lender and (c) acknowledges and confirms that it has read and understands the restrictions and limitations set forth in Section 11.6(b)(iv) of the Credit Agreement with respect to it as a Lender and an Affiliated Lender, including those set forth in Section 11.6(b)(iv)(A) with respect to its rights as a Lender while one or more Loan Parties is subject to any proceeding under any Debtor Relief Law]6 [and (c) acknowledges that the Assignor is an Affiliate of the Initial Borrower and that it has independently and, except as provided above, without reliance on the Assignor made its own analysis and determined to enter into this Assignment and Assumption and to consummate the transactions contemplated hereby notwithstanding that the Assignor is an Affiliate of the Initial Borrower]7.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. THIS ASSIGNMENT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[3]	Insert only if the Assignee is not an Affiliated Lender or a Permitted Auction Purchaser.
[4]	Insert only if the Assignee is an Affiliated Lender or a Permitted Auction Purchaser.
[5]	Insert only if the Assignee is an Affiliated Lender.
[6]	Insert only if the Assignee is an Affiliated Lender.
[7]	Insert only if the Assignor is an Affiliated Lender.

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE1

This Compliance Certificate (“Compliance Certificate”) is delivered pursuant to Section 6.2(c) of the Amended and Restated Credit Agreement, dated as of May 22, 2017, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

I am the duly elected, qualified and acting [Insert Title of Responsible Officer] of the Initial Borrower and as such, I am authorized to execute and deliver this Compliance Certificate in the name and on the behalf of the Initial Borrower.

I have reviewed and am familiar with the contents of this Compliance Certificate.

I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Initial Borrower and its consolidated Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). As of the date hereof, I have obtained no knowledge of the existence of any condition or event which constitutes a Default or Event of Default [except as specified on Attachment 3, which includes a description of the nature and period of existence of such Default or Event of Default and what action the applicable Borrower has taken, is taking and/or proposes to take with respect thereto].

[The Financial Statements fairly state in all material respect the financial position of [Emerald Expositions Events, Inc., a Delaware corporation (the “Parent”)] and its consolidated Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year end adjustments and the absence of footnotes).] 2

Attached hereto as Attachment 2 are the computations showing [(i)] calculation of the Total First Lien Net Leverage Ratio [and (ii) compliance with the provisions set forth in Section 7.1 of the Credit Agreement.]3

[1]	The attachments to this Exhibit C shall be updated as necessary to reflect any amendment, restatement, extension, supplement or other modification to the Credit Agreement. Notwithstanding the foregoing, in the event of any discrepancy between the attachments to this Exhibit C and the corresponding terms of the Credit Agreement, the corresponding terms of the Credit Agreement shall replace such attachment mutatis mutandis.
[2]	Only provide with quarterly financial statements.
[3]	Only provided to the Administrative Agent if a Financial Compliance Date occurred on the last day of the most recently ended fiscal period.

[Attached hereto as Attachment 4 is a description of any change in jurisdiction of organization of any Loan Party and a list of any material U.S. registered patents, trademarks or copyrights acquired or developed (and not sold, transferred or otherwise disposed of) by any Loan Party since [the Effective Date][the date of the most recent report delivered pursuant to Section 6.2 of the Credit Agreement].]

[Attached hereto as Attachment 5 is a list of names of all Immaterial Subsidiaries. Each such Subsidiary individually qualifies as an Immaterial Subsidiary and all Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary”.]

[Attached hereto as Attachment 6 is a list of names of all Unrestricted Subsidiaries. Each such Subsidiary individually qualifies as an Unrestricted Subsidiary.]

[Attached hereto as Attachment 7 is a narrative discussion and analysis of the financial condition and results of operations of [Parent] and its Restricted Subsidiaries for the period covered by the Financial Statements.]

[Attached hereto as Attachment 8 are reasonably detailed calculations setting forth Excess Cash flow for the most recently ended fiscal year.]

[Attached hereto as Attachment 9 is unaudited consolidating information explaining the differences between the financial information relating to Parent, on the one hand, and the financial information relating to the Initial Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand] [OR] [Parent has no independent operations or material assets other than the direct or indirect ownership of the equity of the Initial Borrower and its consolidated Subsidiaries, and the financial information of Parent substantially reflects the results of operations of the Initial Borrower and its consolidated Subsidiaries.]4

[Signature page follows.]

[4]	Initial Borrower to select either formulation in the event that financials of Parent are delivered in lieu of financials of Initial Borrower.

IN WITNESS WHEREOF, I have executed this Compliance Certificate this              day of [●], 20[●].

EMERALD EXPOSITIONS HOLDING, INC.

By:
Name:
Title:

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2

to Compliance Certificate

($ in 000’s)

For the [Quarter]/[Year]/ ended [●], 20[●] (“Statement Date”)

I. Total First Lien Net Leverage Ratio

A.	Consolidated Total Debt at Statement Date consisting of Indebtedness constituting the Obligations or First Lien Obligations:		$

B.	The sum of (x) the Unrestricted Cash Equivalents and (y) Cash and Cash Equivalents restricted in favor of the Administrative Agent (which may also include Cash Equivalents securing other Indebtedness that are either (A) First Lien Obligations or (B) Junior Lien Obligations subject to the terms of an Intercreditor Agreement in accordance with the Applicable Requirements or Permitted Refinancing Requirements, as applicable, in any such case, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent methods of perfection (unless the Administrative Agent also has the benefit of a control agreement or other equivalent methods of perfection)), in each case of the Initial Borrower and its Restricted Subsidiaries at Statement Date:		$

C.	Consolidated Net Income of the Initial Borrower and its Restricted Subsidiaries for the four consecutive fiscal quarters ending on the above date (the “Subject Period”):

	1.	Net Income for the Subject Period:	$

Excluding (without duplication):

	2.	Any after-Tax effect of extraordinary, infrequent, non-recurring, non-operating or unusual gains, losses, income or expenses (including all fees and expenses relating thereto) (including costs and expenses relating to the Transactions and the IPO), tradeshow start up costs, severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses or payments and curtailments or modifications to pension and post-retirement employee benefit plans:	$

	3.	The cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during the Subject Period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP:	$

4.	Any net after-Tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-Tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations:	$

5.	Any net after-Tax effect of gains or losses (including all fees and expenses relating thereto) attributable to business dispositions or asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Initial Borrower:	$

6.	The Net Income for the Subject Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor); provided that the Consolidated Net Income of the Initial Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of the Subject Period:	$

7.	Solely for the purpose of the definition of Excess Cash Flow and determining the amount available for Restricted Payments under Section 7.3(a)(3)(A) of the Credit Agreement, the Net Income for the Subject Period of any Restricted Subsidiary (other than any Co-Borrower or Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Initial Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Initial Borrower or any Restricted Subsidiary thereof in respect of the Subject Period, to the extent not already included therein:	$

8.	Any net after-Tax effect of adjustments (including the effects of such adjustments pushed down to the Initial Borrower and its Restricted Subsidiaries) in component amounts or any line item in such Person’s consolidated financial statements (including, but not limited to any step-ups with respect to re-valuing assets and liabilities) pursuant to GAAP and related authoritative pronouncements resulting from the application in accordance with GAAP of purchase accounting in relation to any investment, acquisition, merger or consolidation (or reorganization or restructuring) that is consummated (whether prior to or after the Effective Date) or the depreciation, amortization or write-off of any amounts thereof:	$

9.	Any net after-Tax income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments:	$

10.	Any impairment charge or expense, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulations, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP:	$

11.	Any fees and expenses or other charges (including any make whole premium or penalties) incurred during the Subject Period, or any amortization thereof for the Subject Period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Indebtedness, Equity Offering, refinancing transaction or amendment or modification of any debt instrument (in each case, (i) including any such transactions consummated prior to the Effective Date, (ii) whether or not such transaction is undertaken but not completed, (iii) whether or not such transaction is permitted by the Credit Agreement and (iv) including any such transaction incurred by any direct or indirect parent company of the Initial Borrower) and any charges or non-recurring merger costs incurred during the Subject Period as a result of any such transaction:	$

12.	Accruals and reserves that are established and not reversed within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP:	$

13.	An amount equal to the amount of tax distributions actually made to holders of Capital Stock of such Person or any parent company of such Person in respect of the Subject Period in accordance with Section 7.3(b)(xii) of the Credit Agreement as though such amounts had been paid as income taxes directly by such Person for the Subject Period:	$

14.	Any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures”:	$

15.	Non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition”:	$

	16.	Any non-cash rent, non-cash interest expense and non-cash interest income; provided that, if any such non-cash item represents an accrual or reserve for potential cash item in any future period, (i) the Initial Borrower may elect not to exclude such non-cash item in the current period and (ii) to the extent the Initial Borrower elects to exclude such non-cash item, the cash payment in respect thereof in such future period shall reduce or increase, as applicable, Consolidated Net Income in such future period to the extent paid:	$

	17.	Any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures or tax asset valuation allowances:	$

	18.	Earn-out and other contingent consideration obligations and adjustments thereto incurred in connection with any Permitted Acquisition or other Investment permitted hereunder and paid or accrued during the Subject Period (whether such Permitted Acquisition or Investment was consummated before or after the Effective Date):	$

	19.	Any net unrealized gain or loss (after any offset) resulting in the Subject Period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging”:	$

	20.	Any net unrealized gain or loss (after any offset) resulting in the Subject Period from foreign exchange adjustments, including currency translation or transaction gains or losses, and gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk):	$

	Consolidated Net Income[1]:		$

D.	Consolidated EBITDA of the Initial Borrower and its Restricted Subsidiaries for the Subject Period:

	1.	Consolidated Net Income for the Subject Period:	$

Increased (without duplication) by:

	2.	Provision for Taxes based on income or profits or capital (or Taxes based on revenue in lieu of Taxes based on income or profits or capital), including, without limitation, federal, foreign, state, local, franchise, unitary, property, excise, value added and similar Taxes

[1]	The definition of “Consolidated Net Income” in the Credit Agreement contains three full paragraphs at the end of such definition with additional detail as to the calculation of Consolidated Net Income.

	and foreign withholding Taxes paid or accrued during the Subject Period deducted (and not added back) in computing Consolidated Net Income and payroll taxes related to stock compensation costs, including (i) an amount equal to the amount of Tax distributions actually made to the holders of Capital Stock of the Initial Borrower and its Restricted Subsidiaries or any direct or indirect parent thereof in respect of the Subject Period in accordance with Section 7.3(b)(xii) of the Credit Agreement, which shall be included as though such amounts had been paid as income Taxes directly by the Initial Borrower and its Restricted Subsidiaries and (ii) penalties and interest related to such taxes or arising from any tax examinations:	$

3.	Consolidated Fixed Charges of the Initial Borrower and its Restricted Subsidiaries for the Subject Period (including (x) bank fees and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (1)(y) thereof, in each case, to the extent the same was deducted (and not added back) in calculating Consolidated Net Income:	$

4.	Consolidated Non-Cash Charges of the Initial Borrower and its Restricted Subsidiaries for the Subject Period to the extent such non-cash charges were deducted (and not added back) in computing Consolidated Net Income:	$

5.	Any expenses (including legal and professional expenses) or charges (other than depreciation or amortization expense) related to any Equity Offering, Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness, including a refinancing thereof, and any amendment or modification to the terms of any such transaction (in each case, (i) including any such transactions consummated prior to the Effective Date, (ii) whether or not such transaction is undertaken but not completed, (iii) whether or not such transaction is permitted by the Credit Agreement and (iv) including any such transaction incurred by any direct or indirect parent company of the Initial Borrower to the extent deducted (and not added back) in computing Consolidated Net Income), including such fees, expenses or charges related to the Transactions, in each case, deducted (and not added back) in computing Consolidated Net Income:	$

6.	The amount of any restructuring charges, accruals or reserves and business optimization expense deducted (and not added back) in the Subject Period in computing Consolidated Net Income, including any such costs Incurred in connection with acquisitions before or after the Effective Date (including entry into new markets/channels and new tradeshows) and costs related to the closure, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing:	$

7.	Any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for the Subject Period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period):	$

8.	The amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary of Holdings deducted (and not added back) in the Subject Period in calculating Consolidated Net Income:	$

9.	The amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in the Subject Period to Sponsor and the Management Investors to the extent otherwise permitted under Section 7.6 of the Credit Agreement to the extent deducted (and not added back) in computing Consolidated Net Income:	$

10.	The “run rate” of cost savings, operating expense reductions, restructuring charges and expenses and synergies that are expected to be realized as a result of actions with respect to which substantial steps have been, will be, or are expected to be taken within 24 months after the date of any acquisition, disposition, divestiture, restructuring or the implementation of a cost savings or other similar initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of the Subject Period as if such cost savings, operating expense reductions, restructuring charges and expenses and synergies were realized during the entirety of the Subject Period), net of the amount of actual benefits realized during the Subject Period from such

	actions; provided that (A) such actions or substantial steps are expected to be taken within 24 months after the consummation of the acquisition, disposition, divestiture, restructuring or the implementation of an initiative, as applicable, which is expected to result in cost savings, operating expense reductions, restructuring charges and expenses or synergies and (B) no cost savings, operating expense reductions, restructuring charges and expenses or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the Subject Period; provided that the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses and synergies added pursuant to this clause 10 in any such Subject Period shall not exceed 25% of Consolidated EBITDA (after giving effect to this clause 10) for any such Subject Period:	$

11.	For purposes of determining compliance with the maximum Total First Lien Net Leverage Ratio required under Section 7.1 of the Credit Agreement, the Cure Amount, if any, received by the Initial Borrower for the Subject Period and permitted to be included in Consolidated EBITDA pursuant to Section 9.4 of the Credit Agreement:	$

12.	The Tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4), (7) and (8) of the definition thereof:	$

13.	Earn-out obligations incurred in connection with any Permitted Acquisition or other Investment permitted hereunder and paid or accrued during the Subject Period, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income:	$

14.	Losses resulting from the application of FASB Interpretation No. 45 (Guarantees):	$

Decreased (without duplication) by:

19.	Non-cash gains increasing Consolidated Net Income for the Subject Period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period:	$

20.	Gains resulting from the application of FASB Interpretation No. 45 (Guarantees):	$

E.	Adjustments for Periodic Events[28]:	$

F.	Consolidated EBITDA (the sum of Lines I.D.1. through I.D.14. minus the sum of Lines I.D.19 through I.D.20 as adjusted by Line E)[29]:	$

G.	Total First Lien Net Leverage Ratio ((Line I.A. – Line I.B.) ÷ (Line I.F)):	: 1.00

H.	Maximum permitted: 5.50 to 1.00

[28]	For the purposes of calculating Consolidated EBITDA:

(1) if any periodic tradeshow, exhibition, conference or other event (a “Periodic Event”) that is typically produced by the Initial Borrower or any Restricted Subsidiary one time per quarterly period, semiannual period, fiscal year or Multi-Year Period (as defined below), as the case may be (each such period, an “Event Period”), shall have occurred more than once during such Event Period, the tradeshow gross margin related to the occurrences of such Periodic Event in such Event Period other than the most recently completed occurrence shall be excluded;

(2) the tradeshow gross margin related to any Periodic Event that will be typically produced by the Initial Borrower or any Restricted Subsidiary one time in a period of two or more fiscal years (a “Multi-Year Period”) shall be prorated across such Multi-Year Period by dividing the tradeshow gross margin of such Periodic Event at occurrence by the number of fiscal years in such Multi-Year Period, and the calculation of the Consolidated EBITDA for each fiscal year in such Multi-Year Period shall only include such pro rata amount; and

(3) if any Periodic Event shall not have occurred during an Event Period (a “Lapsed Event Period”), but is scheduled to occur (i) within the immediately following fiscal year for purposes of a Periodic Event that is not a multi-year Periodic Event or (ii) within the immediately succeeding Event Period for purposes of a multi-year Periodic Event, then the calculation of Consolidated EBITDA relating to the Lapsed Event Period shall include the tradeshow gross margin of the most recently completed occurrence of the Periodic Event preceding the Lapsed Event Period, as if such Periodic Event had occurred during the Lapsed Event Period.

[29]	Notwithstanding the foregoing, Consolidated EBITDA (a) for the fiscal quarter ended March 31, 2017, shall be deemed to be $77,873,000, (b) for the fiscal quarter ended December 31, 2016, shall be deemed to be $1,133,000, (c) for the fiscal quarter ended September 30, 2016, shall be deemed to be $57,438,000 and (d) for the fiscal quarter ended June 30, 2016, shall be deemed to be $25,748,000, in each case subject to add-backs and adjustments (without duplication) pursuant to this definition and the definition of “Pro Forma Basis” for the applicable period.

Attachment 3

to Compliance Certificate

Attachment 4

to Compliance Certificate

Attachment 5

to Compliance Certificate

Attachment 6

to Compliance Certificate

Attachment 7

to Compliance Certificate

Attachment 8

to Compliance Certificate

Attachment 9

to Compliance Certificate

EXHIBIT C-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of May 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”).

Pursuant to the provisions of Section 2.19(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Initial Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Initial Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Initial Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By
Name:
Title:

Date:	, 20[ ]

C-1

EXHIBIT C-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of May 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”).

Pursuant to the provisions of Section 2.19(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By
Name:
Title:

Date:	, 20[ ]

C-2

EXHIBIT C-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of May 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”).

Pursuant to the provisions of Section 2.19(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E, (ii) an IRS Form W-8BEN, or (iii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By
Name:
Title:

Date:	, 20[ ]

C-3

EXHIBIT C-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of May 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”).

Pursuant to the provisions of Section 2.19(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Initial Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E, (ii) an IRS Form W-8BEN, or (iii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Initial Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Initial Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By
Name:
Title:

Date:	, 20[ ]

C-4

EXHIBIT D

INTERCREDITOR TERMS

Intercreditor Agreement (Second Lien Obligations)

Term Sheet

The following summary is intended to apply to the Intercreditor Agreement (the “Intercreditor Agreement”) entered into in connection with an issuance of (a) Permitted Second Priority Refinancing Debt or (b) second lien secured Indebtedness permitted under Section 2.24, Section 7.2(b)(iv), or Section 7.2(b)(vi) of the Credit Agreement (as defined below) (each, “Second Lien Obligations”). Capitalized terms used but not defined herein shall have the meanings set forth in the Amended and Restated Credit Agreement, dated as of May 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). The following is not intended to be a definitive list or complete articulation of all of the provisions that will be contained in the Intercreditor Agreement. The Intercreditor Agreement will include, in addition to the provisions set forth herein, provisions that are customary or typical or are otherwise reasonably satisfactory to the Administrative Agent and the Borrower Representative.

Parties	The Administrative Agent, the Borrower Representative, Holdings, one or more representatives of the holders of other First Lien Obligations (the “Senior Representatives”) and one or more representatives of the holders of Second Lien Obligations (each, a “Second Lien Representative”).

Lien Priorities	So long as First Lien Obligations (the “Senior Obligations”) are outstanding, any liens (regardless of how acquired) securing any Second Lien Obligations will be junior in priority and subordinated in all respects to all liens securing, or purporting to secure, the Senior Obligations (provided the Second Lien Obligations will be subordinate only in respect of Collateral and the proceeds of realization of collateral and will not be subordinated in right of payment). This subordination shall apply notwithstanding, among other things, any defect or deficiency in the creation, attachment or perfection of any lien securing the Senior Obligations.

Collateral	The Collateral and the collateral securing the Second Lien Obligations (the “Second Lien

Collateral”) will be substantially identical and the documents and agreements evidencing the Collateral and Secured Lien Collateral will be substantially identical; provided that the Second Lien Collateral may exclude assets that are included in the Collateral.

Prohibition on Contesting Liens	The Administrative Agent, the Senior Representatives and the Second Lien Representatives will not contest or support any other person in contesting, the priority, validity, perfection or enforceability of each other’s liens on the Collateral or the Second Lien Collateral, as applicable. The Second Lien Representative shall waive any requirement to marshal Collateral.

No New Liens	If the Administrative Agent, a Senior Representative or a Second Lien Representative acquires any lien on any assets of the Borrowers or any guarantor which assets are not also subject to the lien of the Administrative Agent, the Senior Representatives and each Second Lien Representative, as applicable, then the Administrative Agent, such Senior Representative or such Second Lien Representative, as applicable, will hold such lien for the benefit of the Administrative Agent, the Senior Representatives and the Second Lien Representatives until the Administrative Agent, the Senior Representative and/or such Second Lien Representative acquires a lien in such assets. The foregoing shall not apply to (i) any cash or other collateral “cash collateralizing” letters of credit or (ii) any Collateral that is specifically excluded from the Collateral securing the Second Lien Obligations. To the extent that the foregoing is not complied with by a Second Lien Representative, any amounts received or distributed to any Second Lien Representative or holder of Second Lien Obligations as a result of Liens in contradiction of the foregoing shall be held in trust for the Administrative Agent and the Senior Representatives and promptly remitted thereto.

Enforcement	So long as the Senior Obligations are outstanding, the Administrative Agent, the Senior Representatives and the other holders of Senior Obligations shall have the exclusive right to enforce rights, exercise remedies and make determinations regarding the release or disposition with respect to the Collateral without any consultation with or the consent of any Second Lien Representative or any holder of Second Lien Obligations. No Second Lien Representative or holder of Second Lien Obligations may take any action that would hinder any exercise of remedies by the Administrative Agent, the Senior Representatives or the other holders of Senior Obligations.

No Second Lien Representative or holder of Second Lien Obligations may (i) contest, protest or object to any foreclosure or other enforcement action brought by the Administrative Agent, the Senior Representatives or the other holders of Senior Obligations with respect to the Collateral, (ii) object to the forbearance by the Administrative Agent, the Senior Representatives or the other holders of Senior Obligations from bringing or pursuing any foreclosure or other enforcement action with respect to the Collateral or (iii) foreclose on or take any other enforcement action with respect to the Collateral while any Senior Obligations are outstanding, except that a Second Lien Representative or holder of Second Lien Obligations may take customary actions, including:

(a)	such actions (not adverse to the priority status of the Administrative Agent’s and Senior Representatives’ liens or the right of the Administrative Agent or Senior Representatives to exercise remedies in respect thereof) as it deems necessary to create, continue or protect the perfection of liens on the Collateral;

(b)	filing claims, proofs of claim or statements of interest in any insolvency proceeding;

(c)	filing responsive proceedings in opposition to any motion objecting to claims of a Second Lien Representative or holder of Second Lien Obligations;

(d)	voting on any chapter 11 plan in a manner not inconsistent with the Intercreditor Agreement;

(e)	purchasing by an all cash bid for Collateral at any Section 363 hearing or public or judicial foreclosure sale; and

(f) if an event of default under any Second Lien Obligations has occurred, after the expiration of a 180 day standstill period, exercising any secured creditor remedies with respect to the Collateral for so long as the Administrative Agent, the Senior Representatives or any other holder of Senior Obligations is not diligently pursuing the exercise of its respective rights or remedies with respect to the Collateral; provided, however, that the right to exercise such remedies shall be suspended in the event that the event of default giving rise to the commencement of the standstill period is waived or an insolvency proceeding is commenced by or against the Initial Borrower and provided, further, that such 180 day standstill period shall be tolled and no Second Lien Representative or holder of Second Lien Obligations may exercise any secured creditor remedies if the Administrative Agent, the Senior Representatives or any other holder of Senior Obligations shall have commenced and be diligently pursuing any exercise of remedies against all or any material portion of the Collateral.

Additionally, during the continuance of an event of default under the Second Lien Obligations, a Second Lien Representative or holder of Second Lien Obligations may (a) except as otherwise set forth in the Intercreditor Agreement, exercise the rights of unsecured creditors, including, without limitation, filing pleadings, objections, motions or agreements which assert rights or interest available to unsecured creditors (provided that any judgment lien obtained upon exercise of such rights shall be subordinated to the lien securing the Obligations on the same basis as the other liens securing the Obligations), but only to the extent that the exercise of such rights would not violate the express provisions of the Intercreditor Agreement and (b) retain any amounts obtained in respect of Second Lien Obligations, except to the extent such amounts constitute any Collateral for the Senior Obligations or the proceeds of any such Collateral.

No Second Lien Representative or any holder of Second Lien Obligations will, in the context of its role as secured creditor or otherwise, take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Collateral and it will hold in trust for the Administrative Agent, the Senior Representatives and the other holders of Senior Obligations, any Collateral or proceeds received in violation of the foregoing and promptly remit such sums to the Administrative Agent or the Senior Representatives.

Release of Collateral	The collateral securing the Second Lien Obligations shall be released automatically (a) upon any sale or other disposition of Collateral in which the liens securing the Senior Obligations are released, in the event that such sale or other disposition is effected as a result of (i) exercise of remedies by the Administrative Agent or the Senior Representatives or (ii) pursuant to Section 363 of the Bankruptcy Code and (b) upon any release, sale or disposition of such collateral permitted pursuant to the terms of the Credit Agreement that results in the release of the liens on such collateral securing the Senior Obligations.

Buy-Out Right	Subject to certain terms and conditions the holders of Second Lien Obligations shall have the option, exercisable upon an acceleration of the Senior Obligations, an exercise of material remedies following an Event of Default, the commencement of an insolvency or liquidation proceeding with respect to the Initial Borrower or a payment default under a Second Lien Note, to purchase 100% (but not less than 100%) of the right title and interest in the Senior Obligations at par (including unpaid interest and fees).

Bankruptcy Proceedings

The Intercreditor Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any grantor or any of its subsidiaries.

In connection with any bankruptcy proceeding, no Second Lien Representative or holder of Second Lien Obligations may, among other things:

(a) object to the use of cash collateral by the Administrative Agent, the Senior

Representatives or other holders of Senior Obligations or any DIP financing and to the extent that the liens of the Administrative Agent, the Senior Representatives and the other holders of Senior Obligations are subordinated to or pari passu with the liens securing such DIP financing, the Second Lien Representative will subordinate its liens to the liens securing such DIP financing;

(b)	seek relief from an automatic stay in respect of the Collateral;

(c)	contest any request by the holders of Senior Obligations for adequate protection or any objection by the holders of Senior Obligations to any motion claiming a lack of such adequate protection;

(d)	contest any lawful right of the Administrative Agent, the Senior Representatives or the other holders of Senior Obligations to credit bid at any foreclosure sale of the Collateral; or

(e)	(i) oppose any claim by the holders of Senior Obligations for allowance consisting of post-petition interest, fees or expenses or (ii) seek adequate protection in the form of payments of post-petition interest, fees or expenses.

No Second Lien Representative or holder of Second Lien Obligations shall be permitted to seek adequate protection except to the extent of (1) second priority liens in additional Collateral granted to the holders of Senior Obligations and (ii) replacement second priority liens on Collateral.

In the event that any holder of Senior Obligations is required to pay any amount in connection with a bankruptcy proceeding, such holder of Senior Obligations shall be entitled to a reinstatement of the Senior Obligations in respect of such amounts.

Notwithstanding the foregoing, in connection with any bankruptcy proceeding, a Second Lien Representative or holder of Second Lien Obligations may, subject to customary exceptions, (a) exercise the rights of an unsecured creditor so long as such exercise of rights would not violate any express provision of the Intercreditor Agreement and (b) exercise, propose, vote on, file and prosecute, object to, and make other filings with regard to, any chapter 11 plan not inconsistent with the Intercreditor Agreement.

The provisions of the Intercreditor Agreement shall also apply to any securities distributed pursuant to any plan of reorganization.

Amendments of Documents

Except as otherwise provided in the Credit Agreement or the documentation governing the other Senior Obligations or Second Lien Obligations, documents entered into in connection with the Credit Agreement, the other Senior Obligations or the Second Lien Obligations may be amended, supplemented or otherwise modified, and the Credit Agreement, the other Senior Obligations and the Second Lien Obligations may be refinanced, in each case without the consent of the Administrative Agent, the Senior Representatives, the other holders of Senior Obligations, any Second Lien Representative or any holder of the Second Lien Obligations; provided that the representative of the holders of any refinancing debt shall bind itself in writing to the terms of the Intercreditor Agreement.

Notwithstanding the foregoing, no indenture or credit agreement or security document entered into in connection with the Credit Agreement, the other Senior Obligations or the Second Lien Obligations may be amended, supplemented or otherwise modified to the extent such amendment, supplement or modification would contravene any of the terms of the Intercreditor Agreement.

In the event that any security document with respect to the liens securing the Senior Obligations is amended, waived or otherwise modified for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any of the security documents or changing in any manner the rights of any parties thereunder, then such amendment, waiver or modification shall apply automatically to any comparable provision of any comparable security document with respect to the Second Lien Obligations.

Amendments, Waivers under the Intercreditor Agreement	The Intercreditor Agreement may not be amended without the written consent of the Administrative Agent, each Senior Representative and each Second Lien Representative party thereto.

Governing Law	The State of New York.

Specific Performance	The Intercreditor Agreement shall acknowledge the inadequacy of money damages and the right of the Administrative Agent and the Senior Representatives to be granted specific performance.

Intercreditor Agreement (First Lien Parity Debt)

Term Sheet

The following summary is intended to apply to the Intercreditor Agreement (the “Intercreditor Agreement”) entered into in connection with an issuance or incurrence of (a) First Priority Refinancing Debt or (b) senior secured notes permitted under Section 2.24, Section 7.2(b)(iv) or Section 7.2(b)(vi) of the Credit Agreement (each, “First Lien Parity Debt”). Capitalized terms used but not defined herein shall have the meanings set forth in the Amended and Restated Credit Agreement, dated as of May 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”). The following is not intended to be a definitive list or complete articulation of all of the provisions that will be contained in the Intercreditor Agreement. The Intercreditor Agreement will include, in addition to the provisions set forth herein, provisions that are customary or typical or are otherwise reasonably satisfactory to the Administrative Agent and the Borrower Representative.

Parties	The Administrative Agent, the Borrower Representative, Holdings and one or more Senior Representatives of the lenders or holders (as applicable) of First Lien Parity Debt (each, a “First Lien Representative” and, collectively, the “First Lien Secured Parties”).

Lien Priorities	The liens securing First Lien Parity Debt will be pari passu in all respects (except with respect to control of remedies or as otherwise set forth in the Intercreditor Agreement) to the liens securing the Obligations; provided that each Series of First Lien Parity Debt shall solely bear any Impairment (as defined below). Notwithstanding the foregoing, with respect to any Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such impairment exists. In furtherance of the foregoing, the holders of First Lien Obligations of such Series (and not the First

Lien Secured Parties of any other Series) bear the risk of any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations (any such condition with respect to any Series of First Lien Obligations, an “Impairment” of such Series).

Collateral	The Collateral and the collateral securing the First Lien Parity Debt (the “Parity Collateral”) will be substantially identical and the documents and agreements evidencing the Collateral will be substantially identical.

Prohibition on Contesting Liens	The Administrative Agent and the First Lien Representatives will not contest or support any other person in contesting, the priority, validity, perfection or enforceability of each other’s liens on the Collateral or the Priority Collateral, as applicable.

No New Liens	If the Administrative Agent or a First Lien Representative acquires any lien on any assets of the Borrowers or any guarantor which assets are not also subject to the lien of the Administrative Agent and each First Lien Representative, as applicable, then the Administrative Agent or such First Lien Representative, as applicable, will hold such lien for the benefit of the Administrative Agent and the First Lien Representatives until the Administrative Agent and/or each First Lien Representative acquires a lien in such assets. To the extent that the foregoing is not complied with, any amounts received or distributed to any First Lien Representative or any First Lien Secured Party or the Administrative Agent as a result of Liens in contradiction of the foregoing shall be held in trust for the Administrative Agent and the other First Lien Secured Parties, as applicable, and promptly remitted thereto.

Enforcement	Subject to exceptions reasonably agreed by the Administrative Agent, until the Obligations are paid in full and any commitments under the Credit Agreement are terminated, the Administrative Agent shall have the exclusive right to enforce rights, exercise remedies and make determinations regarding the release, disposition or restrictions with respect to the Collateral without any consultation with or the consent of any First Lien Representative or any lender or holder of First Lien Parity Debt. Each First Lien Representative that is not the Administrative Agent, for itself and on behalf of the First Lien Secured Parties of the Series for whom it is acting, shall irrevocably appoint the Administrative Agent as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such First Lien Representative to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of the Intercreditor Agreement, including the exercise of any and all remedies under each collateral document of each Series with respect to Collateral and the execution of releases in connection therewith.

Release of Collateral	The Collateral shall be released automatically from securing the First Lien Parity Debt upon any sale or other disposition of Collateral in which the liens securing the Obligations are released, in the event that that such sale or other disposition is effected as a result of (a) exercise of remedies by the Administrative Agent or (b) pursuant to Section 363 of the Bankruptcy Code.

Amendment of Documents

Documents entered into in connection with the Credit Agreement or the First Lien Parity Debt may be amended, supplemented or otherwise modified, and the Credit Agreement and the First Lien Parity Debt may be refinanced, in each case without the consent of the Administrative Agent, the Lenders, any First Lien Representative or any holders of any First Lien Parity Debt; provided that a Senior Representative of the holders of any refinancing debt shall bind itself in writing to the terms of the Intercreditor Agreement.

Notwithstanding the foregoing no security document entered into in connection with the Credit Agreement or the First Lien Parity Debt may be amended supplemented or otherwise modified to the extent such amendment, supplement or modification would contravene any of the terms of the Intercreditor Agreement.

Amendments, Waivers under the Intercreditor Agreement	The Intercreditor Agreement may not be amended without the written consent of the Administrative Agent and each First Lien Representative party thereto.

Bankruptcy or Insolvency Proceedings

The Intercreditor Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any grantor or any of its subsidiaries.

If any grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than the Administrative Agent and the Lenders) agrees that it will not raise any objection to any such financing or to the liens on the Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Collateral, unless a majority in interest of the Lenders (or such greater amount as is necessary to take action under the Credit Agreement) shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the liens on any such Collateral for the benefit of the Administrative Agent and the Lenders, each other First Lien Representative will subordinate its liens with respect to such Collateral on the same terms as the liens of the Administrative Agent and the lenders (other than any liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the liens on any such Collateral granted to secure the First Lien Obligations of the Administrative Agent and the Lenders, each other First Lien Representative and Secured Party represented thereby will confirm the priorities with respect to such Collateral), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their liens on all such Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case and (B) the First Lien Secured Parties of each Series are granted liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Secured Parties as set forth in the Intercreditor Agreement (other than any liens of any First Lien Secured Parties constituting DIP Financing Liens).

Governing Law	The State of New York.

EXHIBIT E-1

FORM OF REVOLVING LOAN NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York

            , 20

FOR VALUE RECEIVED, the undersigned, EMERALD EXPOSITIONS HOLDING, INC., a Delaware corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to                                          (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date, the principal amount of (a)                      DOLLARS ($        ), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans owing to the Lender under the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Note is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

This Note (a) is one of the Revolving Loan Notes issued pursuant to the Amended and Restated Credit Agreement, dated as of May 22, 2017, among Expo Event Midco, Inc., a Delaware corporation, Emerald Expositions Holding, Inc., a Delaware corporation, the other borrowers from time to time party thereto, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Revolving Loans evidenced hereby are to be repaid. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof. The principal balance of the Revolving Loans owing to the Lender, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation shall not affect the obligation of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note.

E-1-1

Upon the occurrence and during the continuance of any one or more Events of Default, to the extent permitted under the Credit Agreement, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive presentment, demand, protest and all other notices or requirements of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF THE CREDIT AGREEMENT.

[Signature page follows.]

E-1-2

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EMERALD EXPOSITIONS HOLDING, INC.

By:
Name:
Title:

E-1-3

Schedule A

to Revolving Loan Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

E-1-4

Schedule B

to Revolving Loan Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

E-1-5

EXHIBIT E-2

FORM OF SWINGLINE LOAN NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 201

FOR VALUE RECEIVED, the undersigned, EMERALD EXPOSITIONS HOLDING, INC., a Delaware corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to                      (the “Lender”), or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date, the principal amount of (a)                      DOLLARS ($        ), or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans owing to the Lender under the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Note is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Swingline Loan.

This Note (a) is the Swingline Loan Note issued pursuant to the Amended and Restated Credit Agreement, dated as of May 22, 2017, among Expo Event Midco, Inc., a Delaware corporation, Emerald Expositions Holding, Inc., a Delaware corporation, the other borrowers from time to time party thereto, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Swingline Loans evidenced hereby are to be repaid. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof. The principal balance of the Swingline Loans owing to the Lender, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation shall not affect the obligation of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note.

E-2-1

Upon the occurrence and during the continuance of any one or more Events of Default, to the extent permitted under the Credit Agreement, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive presentment, demand, protest and all other notices or requirements of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF THE CREDIT AGREEMENT.

[Signature page follows.]

E-2-2

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EMERALD EXPOSITIONS HOLDING, INC.

By:
Name:
Title:

E-2-3

Schedule A

to Swingline Loan Note

SWINGLINE LOANS AND REPAYMENTS

Date	Amount of Loans	Amount of Principal of ABR Loans Repaid	Unpaid Principal Balance of ABR Loans	Notation Made By

E-2-4

EXHIBIT E-3

FORM OF TERM LOAN NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 201

FOR VALUE RECEIVED, the undersigned, EMERALD EXPOSITIONS HOLDING, INC., a Delaware Corporation (the “Initial Borrower” [, together with [●] as [the] Co-Borrower[s], together with the Initial Borrower, the “Borrower”)]30), HEREBY UNCONDITIONALLY PROMISE TO PAY to                      (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, the principal amount of (a)                      DOLLARS ($        ), or, if less, (b) the aggregate unpaid principal amount of all Term Loans owing to the Lender under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

[The obligations of the Borrowers hereunder, whether on account of principal, interest or otherwise, are joint and several.]31

The holder of this Note is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal thereof, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrowers in respect of the Term Loan.

This Note (a) is one of the Term Loan Notes issued pursuant to the Amended and Restated Credit Agreement, dated as of May 22, 2017, among Expo Event Midco, Inc., a Delaware corporation, Emerald Expositions Holding, Inc., a Delaware corporation, the other borrowers from time to time party thereto, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the

[30]	Insert if there is more than one Borrower under the Credit Agreement.
[31]	Insert if there is more than one Borrower under the Credit Agreement.

E-3-1

Credit Agreement for a statement of all the terms and conditions under which the Term Loans evidenced hereby are to be repaid. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof. The principal balance of the Term Loans owing to the Lender, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation shall not affect the obligation of the Borrowers to make a payment when due of any amount owing under the Credit Agreement or this Note.

Upon the occurrence and during the continuance of any one or more Events of Default, to the extent permitted under the Credit Agreement, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive presentment, demand, protest and all other notices or requirements of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF THE CREDIT AGREEMENT.

[Signature page follows.]

E-3-2

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EMERALD EXPOSITIONS HOLDING, INC.

By:
Name:
Title:

E-3-3

Schedule A

to Term Loan Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

E-3-4

Schedule B

to Term Loan Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

E-3-5

EXHIBIT F

FORM OF GUARANTOR JOINDER AGREEMENT

Dated: [●], 20[●]

Reference is made to the Amended and Restated Credit Agreement, dated as of May 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into the Credit Agreement in order to induce the Lenders to make the Loans and the Issuing Lender to issue Letters of Credit to or for the benefit of the Borrowers;

WHEREAS, pursuant to Section 6.9(c) of the Credit Agreement, the undersigned is required to become a Subsidiary Guarantor under the Credit Agreement by executing a Joinder Agreement. The undersigned Subsidiary (the “New Subsidiary Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement in order to induce the Lenders to make additional Revolving Loans and the Issuing Lender to issue Letters of Credit and as consideration for the Loans previously made and Letters of Credit previously issued.

NOW, THEREFORE, the Administrative Agent and the New Subsidiary Guarantor hereby agree as follows:

1. Guarantee. In accordance with Section 6.9(c), as applicable, of the Credit Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor.

2. Representations and Warranties. The New Subsidiary Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor thereunder are true and correct in all material respects on and as of the date hereof as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date. Each reference to a Subsidiary Guarantor in the Credit Agreement shall be deemed to include the New Subsidiary Guarantor. The New Subsidiary Guarantor hereby attaches supplements to the schedules to the Credit Agreement applicable to it.

3. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5. No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6. Notices. All notices, requests and demands to or upon the New Subsidiary Guarantor, the Administrative Agent or any Lender shall be governed by the terms of Section 11.2 of the Credit Agreement.

7. Governing Law. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW SUBSIDIARY GUARANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title

[Schedules to be attached.]

EXHIBIT G

FORM OF BORROWING AND CONTINUATION/CONVERSION REQUEST

Date: [●], 20[●]

To:	Bank of America, N.A., as Administrative Agent

under the Credit Agreement referred to below

901 Main Street

Dallas, TX 75202

Attention: Angie Hidalgo

Phone: (972) 338-3768

Fax: (214) 416-0555

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of May 22, 2017, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby requests (select one):

☐	A Borrowing:

1.	Proposed Borrowing Date: [ ].

2.	Principal Amount of Loan: [ ].

3.	Type of Loans:

[ ]	a. Term Loans, in the amount of $[ ].

[ ]	b. Revolving Loans, in the amount of $[ ].

[ ]	c. Swingline Loans, in the amount of $[ ].

4.	Interest Rate Option:

[ ]	a. ABR Loans, in the amount of $[ ].

[ ]	b. Eurodollar Loans, in the amount of $[ ], with an initial Interest Period of

[    ] days;

[    ] one month;

[    ] two months;

[    ] three months;

[    ] six months; or

[    ] twelve months.

5.	Remittance Instructions: [ ]

☐	A conversion or continuation of [Revolving][Term] Loans:

1.	On: [ ].

2.	Principal Amount of Loan: [ ].

3.	Type of Loan:

4.	Interest Rate Option:

[ ]	a. ABR Loans, in the amount of $[ ].

[ ]	b. Eurodollar Loans, in the amount of $[ ], with an initial Interest Period of

[    ] days;

[    ] one month;

[    ] two months;

[    ] three months;

[    ] six months; or

[    ] twelve months.

5.	Remittance Instructions: [ ]

The undersigned certifies in his/her capacity as a Responsible Officer, and not individually, that:

(i) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof to the same extent as made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(ii) As of the date hereof and after giving effect to the extensions of credit requested hereby, no Default or Event of Default has occurred and is continuing.

The Borrower Representative hereby agrees to indemnify each Lender against any loss or expense attributable to the events set forth in Section 2.20 of the Credit Agreement, such compensation to be in the amount, and determined in the manner, contemplated by Section 2.20 of the Credit Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this [Borrowing]/[Conversion/Continuation] Request to be executed by its officers thereunto duly authorized, as of the date first written above.

Borrower Representative:	EMERALD EXPOSITIONS HOLDING, INC.

By:
Name:
Title:

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

Reference is made to the Amended and Restated Credit Agreement, dated as of May 22, 2017 (the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”).

The undersigned hereby certifies as follows:

1. I am the Chief Financial Officer of the Initial Borrower.

2. I have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify on behalf of the Initial Borrower and its Subsidiaries, on a consolidated basis, that, as of the date hereof and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreement:

(i) The sum of the “fair value” of the assets of the Initial Borrower and its subsidiaries, taken as a whole, exceeds the sum of all debts of the Initial Borrower and its subsidiaries, taken as a whole, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

(ii) The “present fair saleable value” of the assets of the Initial Borrower and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liability on existing debts of the Initial Borrower and its Subsidiaries, taken as a whole, as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

(iii) The capital of the Initial Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business in which they are or are about to become engaged.

(iv) The Initial Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts beyond their ability to pay as they mature.

For purposes of clauses (i) through (iv) above, (a) (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (b) the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time has been computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).

The foregoing certifications are made and delivered as of [●], 2017.

This certificate is being signed by the undersigned in his capacity as Chief Financial Officer of the Initial Borrower and not in his individual capacity.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

EXPO EVENT MIDCO, INC.

By:
Name:
Title:

EXHIBIT I

FORM OF AMENDED AND RESTATED GLOBAL INTERCOMPANY NOTE

Note Number: [●]	Dated: May 22, 2017

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower (each, in such capacity, a “Payor”) from time to time from any Person listed on Schedule A attached hereto (each, in such capacity, a “Payee”), hereby promises to pay on demand to the order of such Person, in lawful money as may be agreed upon from time to time by the relevant Payor and Payee, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule B attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used in this subordinated intercompany promissory note (this “Intercompany Note”) but not otherwise defined herein shall have the meanings given such terms in the Amended and Restated Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”).

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in any lawful currency as may be agreed upon by the relevant Payor and Payee and in immediately available funds. Interest shall be computed as may be agreed upon by the relevant Payor and Payee.

Each Payor and any endorser of this Intercompany Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Intercompany Note has been pledged by each Payee that is a Loan Party to the Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that after the occurrence of and during the continuation of an Event of Default (as defined in the Credit Agreement), the Agent and the other Secured Parties may exercise all the rights of each Payee that is a Loan Party under this Intercompany Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of this Intercompany Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Obligations (as defined in the Credit Agreement) until the Discharge of Obligations (as defined in the Security Agreement); provided, that each Payor that is a Loan Party may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Intercompany Note shall be received by the applicable Payor subject to the provisions of the Loan Documents. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor constituting part of the Collateral (such assets, the “Specified Collateral”) shall be and hereby are expressly subordinated to the rights of the Agent and the other Secured Parties in the Specified Collateral. Except as expressly permitted by the Loan Documents, the Payees shall have no right to possession of any Specified Collateral or to foreclose upon, or exercise any other remedy in respect of, any Specified Collateral, whether by judicial action or otherwise, unless and until the Discharge of Obligations.

After the occurrence of and during the continuation of an Event of Default, if all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as expressly permitted by the Loan Documents) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Agent for application to any of the Obligations, due or to become due, until the Discharge of Obligations. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Loan Party irrevocably authorizes, empowers and appoints the Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Agent’s own names or in the name of such Payee or otherwise, as the Agent may deem necessary or advisable for the enforcement of this Intercompany Note. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Loan Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Agent. After the occurrence of and during the continuation of an Event of Default, the Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Obligations in accordance with the Credit Agreement. Upon the occurrence and during the continuation of any Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Loan Party upon or with respect to Payor Indebtedness owing to such Payee prior to the Discharge of Obligations, such Payee that is a Loan Party shall receive and hold the same for the benefit of the Secured Parties, and shall forthwith deliver the same to the Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Agent’s judgment), for application to any of the Obligations in accordance with the Credit Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties. Upon the occurrence and during the continuance of an Event of Default, if such Payee fails to make any such endorsement or assignment to the Agent, the Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Each Payee that is a Loan Party agrees that until the Discharge of Obligations, such Payee will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than in favor of the Agent for the benefit of the Secured Parties pursuant to the Security Agreement or otherwise) any claim such Payee has or may have against any Payor, (ii) upon the occurrence and during the continuance of an Event of Default, discount or extend the time for payment of any Payor Indebtedness, or (iii) otherwise amend, modify, supplement, waive or fail to enforce any provision of this Intercompany Note.

The Agent and the other Secured Parties shall be express third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.

Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any such promissory note or other instrument, this Intercompany Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

THIS INTERCOMPANY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

From time to time after the date hereof, additional Subsidiaries of Holdings may become parties hereto by executing a counterpart signature page to this Intercompany Note (each additional Subsidiary, an “Additional Payor”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Intercompany Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Intercompany Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Payor has caused this Intercompany Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

EXPO EVENT MIDCO, INC.

By:
Name:
Title:

EMERALD EXPOSITIONS HOLDING, INC.

By:
Name:
Title:

EMERALD EXPOSITIONS, LLC

By:
Name:
Title:

PIZZA GROUP, LLC

By:
Name:
Title:

GLM HOLDINGS LLC

By:
Name:
Title:

GEORGE LITTLE MANAGEMENT, LLC

By:
Name:
Title:

Schedule A

PAYEES

1.	EXPO EVENT MIDCO, INC.
2.	EMERALD EXPOSITIONS HOLDING, INC.
3.	EMERALD EXPOSITIONS, LLC
4.	PIZZA GROUP, LLC
5.	GLM HOLDINGS LLC
6.	GEORGE LITTLE MANAGEMENT, LLC

Schedule B

TRANSACTIONS UNDER INTERCOMPANY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                      all of its right, title and interest in and to the Amended and Restated Intercompany Note, dated May 22, 2017 (as amended, supplemented or otherwise modified from time to time, the “Intercompany Note”), made by each Person that is or becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Intercompany Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Payors (as defined in the Intercompany Note) party to the Loan Documents on the date of the Intercompany Note. From time to time after the date thereof, additional Subsidiaries of Holdings may become parties to the Intercompany Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Intercompany Note and to this endorsement. Upon delivery of such counterpart signature pages to the holder of the Intercompany Note, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Intercompany Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Intercompany Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Intercompany Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Intercompany Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Intercompany Note or hereunder.

Dated:

[Remainder of page intentionally left blank]

EXPO EVENT MIDCO, INC.

By:
Name:
Title:

EMERALD EXPOSITIONS HOLDING, INC.

By:
Name:
Title:

EMERALD EXPOSITIONS, LLC

By:
Name:
Title:

PIZZA GROUP, LLC

By:
Name:
Title:

GLM HOLDINGS LLC

By:
Name:
Title:

GEORGE LITTLE MANAGEMENT, LLC

By:
Name:
Title:

EXHIBIT J

FORM OF SWINGLINE BORROWING REQUEST

Date:             ,

To:	Bank of America, N.A., as Swingline Lender

901 Main Street

Dallas, TX 75202-3735

Mail Code: TX1-492-14-11

Attention: Angie Hidalgo

Phone: (972) 338 - 3768

Fax: (214) 416 – 0555

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of May 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby requests a Swingline Borrowing:

1. On (a Business Day).

2. In the amount of $ .

The undersigned certifies in his/her capacity as a Responsible Officer, and not individually, that:

(i) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof to the same extent as made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(ii) As of the date hereof and after giving effect to the extensions of credit requested hereby, no Default or Event of Default has occurred and is continuing.

The Borrowers hereby agree to indemnify each Lender against any loss or expense attributable to the events set forth in Section 2.20 of the Credit Agreement, such compensation to be in the amount, and determined in the manner, contemplated by Section 2.20 of the Credit Agreement.

[Signature page follows.]

J-1

IN WITNESS WHEREOF, the undersigned has caused this Swingline Borrowing Request to be executed by its officers thereunto duly authorized, as of the date first written above.

Borrower Representative:	EMERALD EXPOSITIONS HOLDING, INC.

By:
Name:
Title:

J-2

EXHIBIT K

FORM OF CO-BORROWER JOINDER AGREEMENT

[●], 20[●]

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of May 22, 2017, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to Section 12.1 of the Credit Agreement, [            ], a [                    ] (the “New Co-Borrower”) is executing this joinder agreement (this “Joinder Agreement”) to the Credit Agreement in order to become party to the Credit Agreement as a Co-Borrower thereunder for all purposes thereof on the terms set forth therein.

NOW, THEREFORE, the Administrative Agent and the New Co-Borrower hereby agree as follows:

1. Joinder. In accordance with Section 12.1 of the Credit Agreement, the New Co-Borrower by its signature below becomes a Co-Borrower under the Credit Agreement with the same force and effect as if originally named therein as a Co-Borrower and all references in the Credit Agreement and the other Loan Documents to the terms “Borrower” and “Co-Borrower” shall be deemed to include the New Co-Borrower.

2. Agreements; Representations and Warranties. The New Co-Borrower hereby (a) agrees to all the terms, conditions, covenants and other provisions of the Credit Agreement and the other Loan Documents applicable to it as a Co-Borrower thereunder and (b) represents and warrants that the representations and warranties made by it as a Co-Borrower thereunder are true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) on and as of the date hereof as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) as of such earlier date. The New Co-Borrower hereby attaches supplements to the schedules to the Credit Agreement applicable to it.

3. Loan Document. This Joinder Agreement shall constitute a Loan Document.

4. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5. Counterparts. This Joinder Agreement may be executed by one or more of the parties to this Joinder Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Joinder Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Joinder Agreement or such other document or instrument, as applicable.

6. No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

7. Notices. All notices, requests and demands to or upon the New Co-Borrower, the Administrative Agent or any Lender shall be governed by the terms of Section 11.2 of the Credit Agreement.

8. Governing Law. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

[NEW CO-BORROWER], as a Co-Borrower

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[schedules to be attached]

EXHIBIT L

FORM OF PREPAYMENT NOTICE

Date:             ,

To:	Bank of America, N.A.,

901 Main Street

Dallas, TX 75202

Attention: Angie Hidalgo

Phone: (972) 338 - 3768

Fax: (214) 416 - 0555

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of May 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expo Event Midco, Inc., a Delaware corporation (“Holdings”), Emerald Expositions Holding, Inc., a Delaware corporation (the “Initial Borrower”), the other borrowers from time to time party thereto (together with the Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This Prepayment Notice is delivered to you pursuant to [Section 2.10(a)] [Section 2.11(f)] of the Agreement. The Borrower hereby gives notice of a prepayment of [Term Loans] [Revolving Loans] as follows:

1.	(select Type(s) of Loans)

☐ ABR Loans in the aggregate principal amount of $        .

☐ Eurodollar Loans with an Interest Period ending             , 201     in the aggregate principal amount of $        .

2.	On , 201 (a Business Day).

[Notwithstanding anything to the contrary herein, this prepayment described above shall be subject to the occurrence of one or more conditions, which are as follows:

[●]]

This Prepayment Notice and prepayment contemplated hereby comply with the Credit Agreement, including [Section 2.10] [Section 2.11] of the Credit Agreement.

L-1

EMERALD EXPOSITIONS HOLDING, INC.

By:
Name:
Title:

L-2